                                                     Registration No. 333-76758

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                         MARSHALL & ILSLEY CORPORATION
            (exact name of Registrant as specified in its charter)

                               -----------------

            Wisconsin                         6021                 39-0968604
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)  Identification No.)

                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                (414) 765-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 J.B. Wigdale
                             Chairman of the Board
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                (414) 765-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                         Copies of communications to:

            Randall J. Erickson              Barry A. Gersick
            Godfrey & Kahn, S.C.    Maslon Edelman Borman & Brand, LLP
           780 North Water Street        3300 Wells Fargo Center
         Milwaukee, Wisconsin 53202      90 South Seventh Street
               (414) 273-3500       Minneapolis, Minnesota 55402-4140
                                              (612) 672-8200

                               -----------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]




   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 Subject To Completion, Dated January 23, 2002


Proxy Statement/Prospectus

                 Proxy Statement for Century Bancshares, Inc.
                                Special Meeting

                               -----------------

                  Prospectus of Marshall & Ilsley Corporation

                               -----------------

   The boards of directors of Marshall & Ilsley Corporation and Century Bancshares, Inc. have agreed that Century Bancshares will merge with and into Marshall & Ilsley, with Marshall & Ilsley being the surviving corporation. If the merger is completed, each share of Century Bancshares common stock will be converted into shares of Marshall & Ilsley common stock having a value of approximately $7.40, although Century Bancshares shareholders may elect to receive cash for their shares, up to an aggregate amount of approximately $22.82 million. We will determine the exact exchange ratio with a formula based on the trading price of Marshall & Ilsley common stock during the 10 trading days up to and including the second trading day prior to the merger. The exchange ratio is intended to provide a value of approximately $7.40 per share of Century Bancshares common stock. Cash will be paid in lieu of issuing fractional shares.


   Based on the $61.11 average price per share of Marshall & Ilsley common stock during the 10 trading days up to and including the second trading day prior to January 18, 2002, the exchange ratio would equal 0.121 of a share of Marshall & Ilsley common stock for each share of your Century Bancshares common stock.



   The merger cannot be completed unless the shareholders of Century Bancshares approve the merger and the agreement and plan of merger, including the form of plan of merger constituting a part thereof. Century Bancshares has scheduled a special meeting on February 26, 2002 for you to vote on these matters. The approval of Marshall & Ilsley's shareholders is not required.


   The board of directors of Century Bancshares unanimously recommends that the holders of Century Bancshares common stock vote "FOR" approval of the merger and the agreement and plan of merger, including the form of plan of merger constituting a part thereof.


   Whether or not you plan to attend the special meeting on February 26, 2002, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.


   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI." Century Bancshares common stock is not registered on a national securities exchange or quoted on the Nasdaq Stock Market.

                               -----------------

    For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 11.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

                               -----------------

   The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

                               -----------------


   The date of this proxy statement / prospectus is January 23, 2002 and is being first mailed to Century Bancshares shareholders on or about January 25, 2002.


   This document incorporates by reference important business information and financial information about Marshall & Ilsley that is not included in or delivered with this document. See "Where You Can Find More Information" on page 52 of the document for a list of documents that Marshall & Ilsley has incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

                        Shareholder/Investor Relations
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202

                       (414) 765-7817 or (414) 765-7806



  To obtain documents in time for the special meeting, your request should be received by February 19, 2002.

                           Century Bancshares, Inc.
                              11455 Viking Drive
                         Eden Prairie, Minnesota 55344

                               -----------------

                   Notice of Special Meeting of Shareholders

                        To be held on February 26, 2002


                               -----------------

To the Shareholders of Century Bancshares, Inc.:


   Please take notice that the board of directors of Century Bancshares, Inc. has called a special meeting of shareholders. The special meeting will be held on Tuesday, February 26, 2002 at 10:00 a.m., Minneapolis time, at 11455 Viking Drive, Eden Prairie, Minnesota, 55344.


   The purposes of the meeting are the following:

      1. To vote on a proposal to approve the agreement and plan of merger dated as of December 3, 2001 by and between Marshall & Ilsley Corporation and Century Bancshares, Inc., including the form of plan of merger constituting a part thereof, and the merger of Century Bancshares, Inc. with and into Marshall & Ilsley Corporation contemplated by that agreement; and

      2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.


   Only Century Bancshares shareholders of record on January 14, 2002 will be entitled to vote at the special meeting or any adjournments or postponements thereof.


   By approving proposal one, Century Bancshares shareholders are approving the agreement and plan of merger, the form of plan of merger, and the transactions contemplated by that agreement and plan, including the merger of Century Bancshares with and into Marshall & Ilsley.

   As described on pages 24 through 27 of this document under the caption "The Merger--Dissenters' Rights," under Minnesota law, Century Bancshares shareholders may assert dissenters' rights in connection with the merger and receive in cash the fair value of their shares of Century Bancshares common stock. A copy of the Minnesota dissenters' rights statute is included in this document as Appendix C.

   A proxy card for the special meeting is enclosed herewith. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger, the agreement and plan of merger, and the form of plan of merger. If you fail to return your proxy card, the effect will be the same as a vote against the merger, the agreement and plan of merger, and the form of plan of merger. You may still vote in person at the meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

                                          By order of the board of directors:

                                          CENTURY BANCSHARES, INC.
                                                      Jerome B. Simon
                                           By:________________________________
                                                      Jerome B. Simon,
                                                        Secretary


January 23, 2002

                               TABLE OF CONTENTS

                                                                                                  Page
SUMMARY..........................................................................................   3
   The Companies.................................................................................   3
   The Merger....................................................................................   3
   Holders of Century Bancshares Common Stock will Receive Marshall & Ilsley Common Stock in the
     Merger......................................................................................   3
   Electing to Receive Cash in Exchange for Shares of Century Bancshares Common Stock............   4
   No Fractional Shares will be Issued...........................................................   4
   Material Federal Income Tax Consequences of the Merger........................................   4
   Reasons for the Merger........................................................................   4
   Recommendation to Century Bancshares Shareholders.............................................   4
   The Special Meeting...........................................................................   4
   Vote Required.................................................................................   5
   Action by Marshall & Ilsley Shareholders Not Required.........................................   5
   Regulatory Approvals..........................................................................   5
   Dissenters' Rights Available..................................................................   5
   Share Information and Market Prices for Marshall & Ilsley Common Stock........................   6
   Price Range of Common Stock and Dividends.....................................................   7
   Comparison of Unaudited Per Share Data........................................................   8
   Selected Historical Financial Data of Marshall & Ilsley.......................................   9
   Selected Historical Financial Data of Century Bancshares......................................  10
RISK FACTORS.....................................................................................  11
FORWARD-LOOKING STATEMENTS.......................................................................  13
SPECIAL MEETING OF CENTURY BANCSHARES SHAREHOLDERS...............................................  14
   Purpose of the Meeting........................................................................  14
   Record Date...................................................................................  14
   Required Vote.................................................................................  14
   Proxies.......................................................................................  14
   Solicitation of Proxies.......................................................................  15
THE MERGER.......................................................................................  16
   Structure of the Merger.......................................................................  16
   Background of the Merger......................................................................  16
   Management and Operations after the Merger....................................................  16
   Merger Consideration..........................................................................  17
   No Fractional Shares..........................................................................  17
   Effective Time of the Merger..................................................................  17
   Exchange of Certificates......................................................................  18
   Interests of Certain Persons..................................................................  19
   Recommendation of the Century Bancshares Board of Directors and Reasons for the Merger........  20
   Marshall & Ilsley's Reasons for the Merger....................................................  20
   Material Federal Income Tax Consequences......................................................  20
   Regulatory Approvals..........................................................................  23
   Accounting Treatment..........................................................................  23
   Resales of Marshall & Ilsley Common Stock.....................................................  24
   Dissenters' Rights............................................................................  24
TERMS OF THE MERGER AGREEMENT....................................................................  27
   Representations and Warranties................................................................  27
   Conduct of Business Pending the Merger........................................................  28
   No Solicitation of Transactions...............................................................  29
   Employee Benefit Matters......................................................................  30

                                                              Page
                                                              ----
                Conditions to Completion of the Merger.......  31
                Termination of the Merger Agreement..........  32
                Waiver and Amendment of the Merger Agreement.  32
                Shareholder Voting Agreement.................  32
             MARSHALL & ILSLEY CORPORATION...................  34
                Description of Business......................  34
                Recent Developments..........................  35
                Additional Information.......................  35
             CENTURY BANCSHARES, INC.........................  35
                Description of Business......................  35
             COMPARATIVE RIGHTS OF SHAREHOLDERS..............  36
             SHAREHOLDER PROPOSALS...........................  52
             LEGAL MATTERS...................................  52
             EXPERTS.........................................  52
             WHERE YOU CAN FIND MORE INFORMATION.............  52

APPENDICES:

Appendix A. Agreement and Plan of Merger

Appendix B. Plan of Merger

Appendix C. Minnesota Dissenters' Rights Statute

Appendix D  Management's Discussion and Analysis of Financial Condition and Results of Operations
            and Century Bancshares, Inc. and Subsidiaries Financial Statements

           QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q. What is the purpose of this document?

A. This document serves as both a proxy statement of Century Bancshares and prospectus of Marshall & Ilsley for the issuance of its common stock in the merger. As a proxy statement, this document is being provided to you by Century Bancshares because the board of directors of Century Bancshares is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Century Bancshares with and into Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the form of plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B.

   As a prospectus, this document is being provided to you by Marshall & Ilsley because Marshall & Ilsley is offering shares of its common stock in exchange for your shares of Century Bancshares common stock in connection with the merger.

Q. Why do Century Bancshares and Marshall & Ilsley want to merge?

A. The Century Bancshares board of directors believes that the merger is consistent with Century Bancshares's goal of achieving superior shareholder returns and will create a more competitive company better able to serve its customers. The Marshall & Ilsley board of directors believes that the merger will enable Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area and strengthen its banking franchise through Century Bancshares's strong commercial and retail banking presence in the Minneapolis area.

Q. What will I receive for my Century Bancshares shares of common stock?

A. You will receive a fraction of a share of Marshall & Ilsley common stock having a total value of approximately $7.40 for each share of Century Bancshares common stock you own at the effective time of the merger. The exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of Century Bancshares common stock will be determined at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 10 trading days up to and including the second trading day before the merger. Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you.

   You may also elect to receive cash in exchange for your shares of Century Bancshares common stock. If you make such an election, then you will receive a cash amount of approximately $7.40 for each of your shares of Century Bancshares common stock. If you make such an election and if the amount of cash that holders of shares of Century Bancshares common stock elect to receive in exchange for their shares exceeds a total of approximately $22.82 million, then the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.

   Each previously issued and outstanding share of Marshall & Ilsley common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q. How do I elect to receive cash for my shares?


A. A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for your shares of Century Bancshares common stock by completing and signing the enclosed form of election and submitting it as instructed by the election deadline, which is 5:00 p.m., Minneapolis time, on Monday, February 25, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice as instructed prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares will be converted into the right to receive Marshall & Ilsley common stock at the effective time.

Q. When do you expect the merger to be completed?

A. We hope to complete the merger as soon as possible after Century Bancshares's special meeting of shareholders, assuming the required shareholder approval is obtained, together with federal regulatory approval and the satisfaction of other closing conditions.

Q. When and where will the special meeting take place?


A. Century Bancshares's special meeting of shareholders will be held at 10:00 a.m., Minneapolis time, on Tuesday, February 26, 2002, at 11455 Viking Drive, Eden Prairie, Minnesota, 55344.


Q. Who must approve the proposal at the special meeting?


A. Holders of a majority of the outstanding Series A and Series B shares of Century Bancshares common stock as of the close of business on January 14, 2002, voting together as a single class, must approve the merger and the merger agreement.


   Approval of the proposed merger by Marshall & Ilsley's shareholders is not required.

Q. What do I need to do now?

A. After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

   Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q. How will my shares be voted if I return a blank proxy card?

A. If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q. What will be the effect if I do not vote?

A. If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Century Bancshares encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q. Can I vote my shares in person?

A. Yes, if you own your shares registered in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q. Can I change my mind and revoke my proxy?

A. Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

   . signing another proxy with a later date and filing it with an officer of Century Bancshares, or

   . filing written notice of the revocation of your proxy with an officer of Century Bancshares.

Q. Should I send in my stock certificates now?

A. No--please do not send in your certificates at this time. Once the merger is completed we will send you written instructions for exchanging your Century Bancshares common stock certificates.

Q. Who can answer my questions about the merger?

A. If you have more questions about the merger, please contact Sheldon Wert or Kim Culp, Chief Executive Officer and Vice Chairman, respectively, of Century Bancshares, at (952) 943-2300.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents we refer to. For more information about Marshall & Ilsley and Century Bancshares, see "Where You Can Find More Information" on page 52.

The Companies

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7700

   Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company. Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries. As of September 30, 2001, Marshall & Ilsley had consolidated total assets of approximately $27.3 billion and consolidated total deposits of approximately $16.7 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI."

Century Bancshares, Inc.
11455 Viking Drive
Eden Prairie, Minnesota 55344
(952) 943-2020


   Century Bancshares, Inc. is a registered financial holding company incorporated under Minnesota law. Century Bancshares's assets primarily consist of the stock of its subsidiary, Century Bank, National Association, located in the Minneapolis, Minnesota metropolitan area. As of September 30, 2001, Century Bancshares had consolidated total assets of $342 million and consolidated total deposits of $275 million.


The Merger

   At the effective time of the merger, Century Bancshares will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue shares of its common stock and cash to the shareholders of Century Bancshares in exchange for their shares of Century Bancshares common stock. Century Bancshares will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

Holders of Century Bancshares Common Stock will Receive Marshall & Ilsley Common Stock in the Merger


   If the merger is completed, you will receive a fraction of a share of Marshall & Ilsley common stock having a value of approximately $7.40 for each share of Century Bancshares common stock that you own as of the effective time of the merger. We will determine the exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of Century Bancshares common stock at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 10 trading days up to and including the second trading day before the merger. Based on the $61.11 average trading price of Marshall & Ilsley common stock during the 10 trading days up to and including the second trading day prior to January 18, 2002, you would receive


0.121 of a share of Marshall & Ilsley common stock for each share of Century Bancshares common stock you own at the effective time of the merger.


   You may also elect to receive cash in exchange for your shares of Century Bancshares common stock. If you make such an election, then you will receive a cash amount of approximately $7.40 for each of your shares of Century Bancshares common stock. If you make such an election and if the amount of cash that holders of shares of Century Bancshares common stock elect to receive in exchange for their shares exceeds a total of approximately $22.82 million, the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.

   Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

Electing to Receive Cash in Exchange for Shares of Century Bancshares Common
Stock


   A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for some or all of your shares of Century Bancshares common stock by completing and signing the form of election and returning it as instructed in the form of election by the election deadline, which is 5:00 p.m., Minneapolis time, on Monday, February 25, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares shall be converted into the right to receive Marshall & Ilsley common stock at the effective time.


No Fractional Shares will be Issued

   Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you in exchange for your shares of Century Bancshares common stock.

Material Federal Income Tax Consequences of the Merger

   The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you elect to receive for your shares or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail beginning on page 20.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

   The Century Bancshares board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with Century Bancshares's long-term goal of enhancing shareholder value. In addition, Century Bancshares's board believes that the customers served by Century Bancshares will benefit from the merger.

   Marshall & Ilsley believes that the merger with Century Bancshares presents Marshall & Ilsley with a unique opportunity to expand its operations in the Minneapolis, Minnesota area. In addition, Marshall & Ilsley believes that the merger will provide growth opportunities and will be accretive to the earnings per share of the combined company.

   You can find a more detailed discussion of the background to the merger agreement and Century Bancshares's and Marshall & Ilsley's reasons for the merger in this document under "The Merger--Background of the Merger" beginning on page 16, "--Recommendation of the Century Bancshares Board of Directors and Reasons for the Merger" beginning on page 20, and "--Marshall & Ilsley's Reasons for the Merger" beginning on page 20.

Recommendation to Century Bancshares Shareholders

   The Century Bancshares board of directors believes that the merger is in the best interests of Century Bancshares and its shareholders and unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

The Special Meeting


   A special meeting of the Century Bancshares shareholders will be held at 10:00 a.m., Minneapolis time, on Tuesday, February 26, 2002, at 11455 Viking Drive, Eden Prairie, Minnesota, 55344. Holders of Century Bancshares common stock as of the close of business on January 14, 2002 are entitled to vote at the Century Bancshares special meeting and will be asked to consider and vote upon:


 . approval of the merger and merger agreement; and

 . any other matters properly presented at the Century Bancshares special meeting.

   As of the date of this document, the Century Bancshares board did not know of any other matters that will be presented at the Century Bancshares special meeting.

Vote Required


   At the special meeting of shareholders, the merger and the merger agreement must be approved by the affirmative vote of at least a majority of the shares of Series A and Series B Century Bancshares common stock outstanding at the close of business on January 14, 2002, voting together as a single class. As of that date, there were 2,499,709 Series A and 5,450,590 Series B shares of Century Bancshares common stock outstanding. Each share of Century Bancshares common stock is entitled to one vote.


   As of December 18, 2001, Century Bancshares's directors, executive officers and their affiliates held in the aggregate, on a fully diluted basis, approximately 1,848,810 Series A and 4,557,420 Series B shares of the outstanding Century Bancshares common stock, representing approximately 74% of the total number of outstanding Series A shares and 67% of the total number of outstanding Series B shares, or 83% of the aggregate number of shares of Century Bancshares common stock.

   Marshall & Ilsley has entered into an agreement with seven Century Bancshares shareholders who own in aggregate approximately 54 percent of the outstanding Century Bancshares common stock. Each of these shareholders has agreed, among other things, to vote its shares in favor of the merger and the merger agreement.

   Approval of the merger and the merger agreement will also authorize the Century Bancshares board to exercise their discretion on whether to proceed with the merger in the event Century Bancshares has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Century Bancshares shareholders.

Action by Marshall & Ilsley Shareholders Not Required

   Approval of the merger by Marshall & Ilsley's shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed an application with the Federal Reserve Board. In addition, the merger is subject to the approval of, or notice to, other regulatory authorities.

   As of the date of this document, we have not received the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters' Rights Available

   Century Bancshares shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of Century Bancshares common stock in cash. To exercise your dissenters' rights, you must follow the procedures outlined in Appendix C, including, without limitation:

 . prior to the vote at the special meeting, delivering to Century Bancshares written notice of your intention to demand the fair value of your Century Bancshares shares; and

 . not voting to approve the merger and the merger agreement.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters' rights. Also, you may lose your dissenters' rights if you fail to comply with other required procedures contained in Appendix C.

   The procedures you are required to follow to exercise your dissenters' rights are set out in greater detail on pages 24 through 27 and in Appendix C.

Share Information and Market Prices for Marshall & Ilsley Common Stock

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI".

   The following table lists the closing price of Marshall & Ilsley common stock and the equivalent value of a share of Century Bancshares common stock giving effect to the merger on:

   . December 3, 2001, the last trading day before we announced the merger; and


   . January 18, 2002, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

   There is not a public trading market for the Century Bancshares common stock.

                                                            Equivalent Per
                                                            Share Value of
                     Marshall & Ilsley Century Bancshares Century Bancshares
                       Common Stock       Common Stock       Common Stock
                     ----------------- ------------------ ------------------
    December 3, 2001      $60.38              N/A               $7.29
    January 18, 2002      $61.01              N/A               $7.38



   The equivalent per share value of Century Bancshares common stock on each of these two days represents the closing price of a share of Marshall & Ilsley common stock on that day multiplied by the relevant exchange ratio. The exact exchange ratio will be determined pursuant to a formula based on the average trading price of Marshall & Ilsley common stock during the 10 days prior to and including the second trading day prior to the effective time of the merger. The exchange ratio is intended to provide a value of approximately $7.40 per share of Century Bancshares common stock. For each of these two days, we calculated the exchange ratio by dividing $7.40 by the average high and low sale price per share of Marshall & Ilsley common stock for the 10 trading days ending on and including the second trading day preceding such date. As of December 3, 2001, such average trading price of Marshall & Ilsley common stock was $61.32 and as of January 18, 2002, such average trading price of Marshall & Ilsley common stock was $61.11.


   The market price of Marshall & Ilsley common stock may change at any time. Consequently, the value of the Marshall & Ilsley common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

  Marshall & Ilsley--Share Prices and Dividends

   Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol "MI." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.

                                     Price Range of Dividends
                                      Common Stock  Declared
                                     -------------- ---------
                                      High    Low
                                     ------  ------
                  1999
                     First Quarter.. $59.25  $55.38  $0.220
                     Second Quarter.  71.94   54.75   0.240
                     Third Quarter..  69.75   55.88   0.240
                     Fourth Quarter.  69.31   57.81   0.240
                  2000
                     First Quarter.. $60.44  $43.88  $0.240
                     Second Quarter.  55.31   41.52   0.265
                     Third Quarter..  51.63   43.56   0.265
                     Fourth Quarter.  51.49   38.63   0.265
                  2001
                     First Quarter.. $55.20  $48.04  $0.265
                     Second Quarter.  54.35   48.91   0.290
                     Third Quarter..  59.56   50.99   0.290
                     Fourth Quarter.  64.12   52.66   0.290

Century Bancshares--Share Prices and Dividends

   There is no established public trading market for Century Bancshares common stock. Transfers of Century Bancshares common stock have been made previously through private transactions within families and related estates.


   The last sales of Century Bancshares stock of which Century Bancshares is aware occurred on August 1, 2000, at a price of $5.00 per share, and in July 2001, at a price of $7.00 per share. During calendar years 1999, 2000 and 2001, Century Bancshares did not pay any dividends.


   The timing and amount of future dividends paid by Marshall & Ilsley and Century Bancshares are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company's board of directors. Various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Marshall & Ilsley and Century Bancshares. The merger agreement restricts the cash dividends that may be paid on Century Bancshares common stock pending consummation of the merger. Century Bancshares has agreed not to declare or pay any dividends with respect to its common stock, except that Century Bancshares may declare and pay a cash dividend not to exceed $300,000 in aggregate if the merger has not become effective on or prior to April 19, 2002. See "The Terms of the Merger Agreement--Conduct of Business Pending the Merger."

Comparison of Unaudited Per Share Data

   The following table shows information about Marshall & Ilsley's and Century Bancshares's net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger. This information is referred to below as "pro forma" information. In presenting the pro forma information, Marshall & Ilsley and Century Bancshares assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.


   Marshall & Ilsley used the exchange ratio of 0.1185 in computing the pro forma combined and equivalent pro forma combined per share data. This exchange ratio is intended to provide a value of approximately $7.40 per share of Century Bancshares common stock, which includes an adjustment for the decrease in the total merger consideration described above. We calculated the exchange ratio by dividing $7.40 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the 10 trading days ending on and including the second trading day preceding December 19, 2001. As of January 18, 2002, such average price of Marshall & Ilsley common stock was $61.11.


   Marshall & Ilsley expects that it will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

   You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See "Where You Can Find More Information" on page 52.

                                                                                 Nine Months
                                                                                    Ended      Year Ended
                                                                                September 30, December 31,
                                                                                    2001          2000
                                                                                ------------- ------------
Marshall & Ilsley Common Stock
Income before cumulative effect of changes in accounting principles per basic common share
   Historical..................................................................    $ 2.17        $ 3.01
   Pro forma combined (1)......................................................      2.20          3.02
Income before cumulative effect of changes in accounting principles per diluted common share
   Historical..................................................................      2.11          2.91
   Pro forma combined (1)......................................................      2.13          2.93
Dividends per basic common share
   Historical..................................................................     0.845         1.035
   Pro forma combined(2).......................................................     0.845         1.035
Book value per basic common share
   Historical..................................................................    $23.60        $21.19
   Pro forma combined..........................................................     23.93         21.55

                                              Nine Months
                                                 Ended      Year Ended
                                             September 30, December 31,
                                                 2001          2000
                                             ------------- ------------
        Century Bancshares Common Stock
        Net income per basic common share
           Historical.......................     $0.49        $0.49
           Equivalent pro forma combined(3).      0.26         0.36
        Net income per diluted common share
           Historical.......................      0.46         0.46
           Equivalent pro forma combined(3).      0.25         0.35
        Dividends per basic common share
           Historical.......................      0.00         0.00
           Equivalent pro forma combined(3).      0.10         0.12
        Book value per basic common share
           Historical.......................     $3.47        $2.91
           Equivalent pro forma combined(3)       2.84         2.55

--------
(1) The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.
(2) Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.
(3) Represents Marshall & Ilsley's pro forma results multiplied by the exchange ratio of 0.1185.

Selected Historical Financial Data of Marshall & Ilsley

   The table below presents selected Marshall & Ilsley historical financial data for the five years ended December 31, 2000, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2001 and September 30, 2000, which are derived from its previously filed unaudited consolidated financial statements for those nine months.

   You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 52.

                                  As of and for the Nine
                                Months Ended September 30,   As of and for the Twelve Months Ended December 31,
                                       (Unaudited)         ------------------------------------------------------
                                    2001          2000        2000       1999       1998       1997       1996
                                 ----------    ----------  ---------- ---------- ---------- ---------- ----------
                                                      (in thousands, except per share data)
Income Statement:
  Interest Income.............. $1,307,132    $1,290,479   $1,747,982 $1,496,584 $1,434,044 $1,220,333 $1,045,821
  Net Interest Income..........    605,491       498,241      673,006    705,281    676,070    594,547    535,841
  Provision for Loan and Lease
   Losses......................     34,006        21,373       30,352     25,419     27,090     17,633     15,634
  Other Income.................    740,501       683,204      978,918    878,545    794,500    634,111    538,333
  Other Expense................    973,109       815,826    1,083,978  1,030,468    954,822    822,853    716,647
  Income Before Accounting
   Changes & Special
   Charges.....................    295,502       271,919      361,636    354,511    317,591    256,685    221,910
  Income Before Accounting
   Changes.....................    229,600       233,071      317,402    354,511    301,323    256,685    206,635

                                As of and for the Nine
                              Months Ended September 30,     As of and for the Twelve Months Ended December 31,
                                     (Unaudited)         -----------------------------------------------------------
                                  2001          2000        2000        1999        1998        1997        1996
                               -----------  -----------  ----------- ----------- ----------- ----------- -----------
                                                      (in thousands, except per share data)
Per Share:
  Basic:
   Income Before Accounting
    Changes & Special
    Charges.................. $      2.81   $      2.58  $      3.44 $      3.32 $      2.94 $      2.62 $      2.28
   Income Before Accounting
    Changes..................        2.17          2.21         3.01        3.32        2.79        2.62        2.12
  Diluted:
   Income Before Accounting
    Changes & Special
    Charges..................        2.72          2.49         3.32        3.14        2.76        2.43        2.12
   Income Before Accounting
    Changes..................        2.11          2.14         2.91        3.14        2.61        2.43        1.98
  Common Dividends
   Declared..................       0.845         0.770        1.035       0.940       0.860       0.785       0.720
Average Balance Sheet Data:
  Net Loans and Leases....... $17,696,663   $16,800,558  $16,884,443 $14,680,725 $13,186,841 $10,805,088 $ 9,362,630
  Total Assets...............  26,145,556    24,903,367   25,041,777  22,700,963  20,790,173  17,001,414  14,645,687
  Total Deposits.............  17,285,759    17,270,898   17,497,783  16,156,902  14,757,215  12,239,795  10,897,512
  Long-term Borrowings.......   1,797,883     1,185,304    1,178,805   1,009,132   1,046,321     787,819     823,397
  Shareholders' Equity.......   2,392,164     2,116,331    2,148,074   2,172,117   2,133,037   1,556,366   1,374,858

Selected Historical Financial Data of Century Bancshares

   The table below presents selected Century Banchares historical financial data for the five years ended December 31, 2000, which are derived from its audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2001 and September 30, 2000, which are derived from its unaudited consolidated financial statements for those nine months. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes of Century Bancshares included in Appendix D to this document. Appendix D is incorporated by reference into this document.

                              As of and for the Nine
                             Months Ended September30 As of and for the Twelve Months Ended December 31,
                                   (Unaudited)        --------------------------------------------------
                                 2001        2000        2000      1999      1998      1997      1996
                               --------    --------    --------  --------  --------  --------  --------
                                                (in thousands, except per share data)
Income Statement:
  Interest Income........... $ 19,424     $ 17,278    $ 23,772   $ 17,378  $ 16,434  $ 13,211  $ 10,166
  Net Interest Income.......   11,308       10,304      14,084     11,468    10,306     8,719     7,028
  Provision For Loan Losses.      360          559       1,053        494       653       406       377
  All Other Income..........    3,219        1,220       1,485      1,044     1,027       826       687
  All Other Expense.........    7,865        5,974       8,171      6,830     6,720     5,673     4,785
  Net Earnings..............    3,911        3,103       3,969      3,224     2,462     2,151     1,617
Per Share:
  Basic Earnings............ $   0.49     $   0.39    $   0.49   $   0.40  $   0.30  $   0.27  $   0.21
  Diluted Ernings...........     0.46         0.36        0.46       0.38      0.29      0.26      0.20
  Cash Dividends............        -            -           -          -         -         -         -
Balance Sheet Items:
  Loans, net................ $273,147     $226,363    $231,968   $187,570  $155,037  $129,043  $ 97,955
  Total Assets..............  342,590      288,779     278,050    228,602   200,274   163,881   131,397
  Total Deposits............  275,179      236,000     238,956    200,318   176,136   145,175   115,297
  Long-Term Debt............   35,309        9,697       7,697      6,032     3,875         -         -
  Stockholders' Equity......   27,565       22,268      23,358     19,601    17,191    14,655    12,362

                                 RISK FACTORS

   In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

  You will not know the exact number of Marshall & Ilsley shares you will receive until the time of the merger.

   If you receive shares of Marshall & Ilsley common stock in exchange for your shares of Century Bancshares common stock, we will calculate the number of shares of Marshall & Ilsley common stock you will receive in exchange for each of your shares of Century Bancshares common stock based on a formula provided in the merger agreement. The number of Marshall & Ilsley shares you will receive will depend, in part, on the average trading price of Marshall & Ilsley's common stock during the 10 trading days up to and including the second trading day prior to the effective time of the merger. The exact number of Marshall & Ilsley shares you will receive for each of your shares of Century Bancshares common stock will depend on the result of dividing approximately $7.40 by the average trading price of Marshall & Ilsley common stock before the merger. As a result, you must decide whether to approve the merger without knowing the exact number of Marshall & Ilsley shares you will receive.

   For a complete description of how the number of Marshall & Ilsley shares you will receive in the merger will be determined, see "The Merger--Merger Consideration."

  The number of Marshall & Ilsley shares you receive will depend on the average trading price of Marshall & Ilsley common stock during the measurement period prior to the merger.

   If you receive shares of Marshall & Ilsley common stock in exchange for your shares of Century Bancshares common stock, changes in the market price of Marshall & Ilsley common stock before the merger will affect the exact number of Marshall & Ilsley shares you will receive in exchange for your shares of Century Bancshares common stock. The exchange ratio is intended to provide a value of approximately $7.40 per share of Century Bancshares common stock. We cannot predict the price at which Marshall & Ilsley common stock will trade before the merger. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley's business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control. There are no "walk away" or termination rights in the merger agreement that would permit Century Bancshares to terminate the merger based on declines in the value of Marshall & Ilsley common stock.

  The value of the Marshall & Ilsley common stock you receive may be substantially lower than anticipated.

   The average trading price used to calculate the exchange ratio is likely to be different from the closing price per share of Marshall & Ilsley common stock at the effective time of the merger. As a result, if you receive shares of Marshall & Ilsley common stock in exchange for your shares of Century Bancshares common stock, the value of the Marshall & Ilsley common stock you will be entitled to receive for each of your shares of Century Bancshares common stock may be substantially lower than $7.40.

  Century Bancshares Shareholders will be diluted by the merger.


   The merger will dilute the ownership position of the present shareholders of Century Bancshares. Based on the number of shares of Century Bancshares common stock outstanding on the record dates of the special meeting and an average trading price of $61.11 per share of Marshall & Ilsley common stock on January 18, 2002, Marshall & Ilsley will issue to Century Bancshares shareholders approximately 961,986 shares of Marshall & Ilsley common stock in the merger (assuming no cash elections are made). As a result, Century Bancshares shareholders will hold approximately 1.0 percent of the Marshall & Ilsley common stock outstanding immediately after the completion of the merger based on the number of shares of Marshall & Ilsley common stock outstanding as of September 30, 2001.

  Omitted Industry Financial Information

   Century Bancshares has excluded certain financial disclosures required of bank holding companies under rules promulgated by the Securities and Exchange Commission from the Management's Discussion and Analysis of Financial Condition and Results of Operations of Century Bancshares attached to this Proxy Statement/Prospectus as Appendix D. The omitted industry financial information relates to, among other things, certain disclosures as to Century Bancshares investments and deposits. Marshall & Ilsley and Century Bancshares have determined since Century Bancshares has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense, effort and delay. Marshall & Ilsley and Century Bancshares have determined the omission of certain bank holding company financial disclosures is not material to the shareholders of Century Bancshares.

Post Merger Risks

  Share Price Fluctuation

   The share price of Marshall & Ilsley common stock on the New York Stock Exchange is by its nature subject to the general price fluctuations in the market for publicly traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Marshall & Ilsley.

  Marshall & Ilsley's future acquisitions will dilute your ownership of Marshall & Ilsley and may cause Marshall & Ilsley to become more susceptible to adverse economic events.

   Marshall & Ilsley has acquired other businesses with its common stock in the past and intends to acquire or make investments in complementary businesses with its common stock in the future. Future business acquisitions could be material to Marshall & Ilsley. Marshall & Ilsley may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Marshall & Ilsley. Acquisitions also could require Marshall & Ilsley to use substantial cash or other liquid assets or to incur debt. In those events, Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

  If Marshall & Ilsley does not adjust to rapid changes in the financial services industry, then its financial performance may suffer.

   Marshall & Ilsley's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Marshall & Ilsley's ability to expand its scope of available financial services as required to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Marshall & Ilsley's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies that seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

  Difficulties in combining the operations of acquired entities, including Century Bancshares, with Marshall & Ilsley's own operations may prevent Marshall & Ilsley from achieving the expected benefits from its acquisitions.

   Marshall & Ilsley may not be able to achieve fully the strategic objectives and operating efficiencies in its various acquisitions, including Century Bancshares. Inherent uncertainties exist in integrating the operations of an acquired company into Marshall & Ilsley. In addition, the markets and industries in which Marshall & Ilsley operates are highly competitive. Marshall & Ilsley also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Marshall & Ilsley not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

  Changes in interest rates could reduce Marshall & Ilsley's income and cash flows.

   Marshall & Ilsley's income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Marshall & Ilsley's control, including general economic conditions and the policies of various governmental and regulatory agencies, including, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Marshall & Ilsley.

  Future governmental regulation and legislation could limit Marshall & Ilsley's future growth.

   Marshall & Ilsley and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Marshall & Ilsley and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Marshall & Ilsley's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Marshall & Ilsley, these changes could be materially adverse to Marshall & Ilsley's shareholders.

  The long-term economic effects of recent terrorist attacks on the United States and an economic slowdown could negatively affect Marshall & Ilsley's financial condition.

   On September 11, 2001, New York City and Washington, D.C. suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined, and the ultimate cost associated with these attacks and related incidents may place significant burdens on the United States economy as a whole. In addition, an overall economic slowdown could negatively impact the purchasing and decision making activities of the financial institution customers of Marshall & Ilsley's data processing subsidiary, Metavante Corporation. If these acts or additional terrorist attacks or other factors cause an overall economic decline, the financial condition and operating results of Marshall & Ilsley could be materially adversely affected.

                          FORWARD-LOOKING STATEMENTS

   This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley and Century Bancshares which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley and Century Bancshares, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See "Where You Can Find More Information" on page 52.

              SPECIAL MEETING OF CENTURY BANCSHARES SHAREHOLDERS


   This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Century
Bancshares of proxies to be used at the Century Bancshares special meeting of shareholders to be held at 10:00 a.m., Minneapolis time, on Tuesday, February 26, 2002, at 11455 Viking Drive, Eden Prairie, Minnesota, 55344, and at any adjournments thereof. This document, the notice of Century Bancshares's special meeting and proxy card are first being sent to you on or about January 25, 2002.


Purpose of the Meeting

   The meeting is being held so that Century Bancshares shareholders may consider and vote upon a proposal to approve the agreement and plan of merger with Marshall & Ilsley, including the form of plan of merger constituting a part thereof, and the merger of Century Bancshares with and into Marshall & Ilsley contemplated by that agreement, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the agreement and plan of merger, the plan of merger and the transactions contemplated by that agreement and plan, including the merger. A copy of the merger agreement and plan of merger is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger and the form of plan of merger.

Record Date


   Only holders of record on Century Bancshares shares at the close of business on January 14, 2002, are entitled to receive notice of and to vote at the Century Bancshares special meeting or any adjournments or postponements of the meeting. At the close of business on January 14, 2002, there were 2,499,709 Series A and 5,450,590 Series B, or, in aggregate, 7,950,299 shares of Century Bancshares common stock outstanding, held by approximately 85 record holders.


Required Vote

   The affirmative vote of the holders of a majority of the Series A and Series B shares of Century Bancshares common stock entitled to vote at the Century Bancshares special meeting, voting together as a single class, is required to approve the merger agreement and the merger. For each Series A or Series B Century Bancshares share you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the merger and the merger agreement.

   Century Bancshares's board of directors believes that the merger is fair to and in the best interests of Century Bancshares and its shareholders and has unanimously approved the merger and the merger agreement. Century Bancshares's board unanimously recommends that the Century Bancshares shareholders vote "FOR" approval of the merger and the merger agreement.

Proxies

   The persons named on the enclosed proxy card will vote all Century Bancshares shares represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares "FOR" approval of the merger and the merger agreement. The affirmative vote of a majority of the shares entitled to vote is required to approve the merger and the merger agreement. Proxies which are marked "ABSTAIN" will have the effect of a vote "AGAINST" approval of the merger and the merger agreement.

   If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

   Because approval of the merger and the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger and the merger agreement.

   Century Bancshares does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

   A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Century Bancshares or by signing and filing with an officer of Century Bancshares a later dated proxy. Neither attendance at the meeting or attempting to vote the shares in person at the meeting will revoke a proxy.

   Do NOT send in your Century Bancshares stock certificates with your proxy card. As soon as practicable after the completion of the merger, the exchange agent will mail to you transmittal forms with instructions for exchanging your Century Bancshares stock certificates for the merger consideration.

Solicitation of Proxies

   Century Bancshares will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this document. Century Bancshares will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Century Bancshares common stock. In addition to solicitations by mail, directors, officers and employees of Century Bancshares may solicit proxies personally or by telephone without additional compensation.

                                  THE MERGER

   The following description summarizes the material terms of the merger agreement. We urge you to read the agreement and plan of merger, a copy of which is attached as Appendix A to this document and is incorporated by reference into this document, and the form of plan of merger, a copy of which is attached as Appendix B to this document and is incorporated by reference into this document.

Structure of the Merger

   Pursuant to the terms of the merger agreement, Century Bancshares will merge with and into Marshall & Ilsley. The separate legal existence of Century Bancshares will cease. Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange shares of its common stock and up to approximately $22.82 million in cash for shares of Century Bancshares common stock. Century Bancshares shareholders who do not perfect their dissenters' rights under Minnesota law and who do not receive cash for all of their shares will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley's restated articles of incorporation and bylaws.

Background of the Merger

   In early 2001, the Board of Directors of Century Bancshares resolved to seek out potential buyers and merger partners. Sheldon Wert, Chairman of the Board, was authorized and directed to contact RBC Capital Markets concerning the prospects for a merger or sale transaction involving Century Bancshares, Inc.

   In July of 2001, the dialogue between representatives of Century Bancshares and RBC Capital Markets resulted in Century Bancshares engaging RBC Capital Markets to develop an information package and presentation materials for use in eliciting prospective potential buyers and merger partners for Century Bancshares. While the information package was being prepared, Mark Furlong, Chief Financial Officer of Marshall & Ilsley, solicited a meeting with Mr. Wert to discuss a potential business combination.

   At the parties' meeting in August 2001, Mr. Wert advised Mr. Furlong that Century Bancshares was soliciting indications of interest from several potential suitors. Mr. Wert agreed to provide M&I with the information package under development by Century Bancshares and RBC Capital Markets upon its completion.

   Indications of interest were received from several parties, including M&I, at the end of October 2001. Senior representatives of M&I and Century Bancshares met in November 2001 to discuss terms of a potential merger transaction. As a result of that meeting, the parties and M&I accepted the responsibility for preparing a draft of a merger agreement. During the remainder of November 2001, the parties and their legal counsel negotiated the various provisions of the merger agreement.

   On December 3, 2001, the Board of Directors of Century Bancshares met with representatives of RBC Capital Markets to review a presentation concerning the fairness of the proposed merger transaction, from a financial point of view, to the shareholders of Century Bancshares. Following the RBC Capital Markets presentation, the Board of Directors unanimously approved the final draft of the merger agreement and directed Mr. Wert to execute the merger agreement on behalf of Century Bancshares. Mr. Wigdale executed the merger agreement on behalf of M&I on the same day.

Management and Operations after the Merger

   After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley's restated articles of incorporation and bylaws and in accordance with applicable law.

Merger Consideration


   The total consideration for the merger will be $58,819,946. An additional $7,180,054 is expected to be paid to holders of options to acquire Century Bancshares common stock. Unless you elect to receive cash for your shares of Century Bancshares common stock as described below, at the effective time of the merger, each share of issued and outstanding Century Bancshares common stock will be converted to a fraction of a share of Marshall & Ilsley common stock with a value of approximately $7.40. The number of Marshall & Ilsley shares you receive will be equal to (i) approximately $7.40, divided by (ii) the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the 10 trading days ending on and including the second trading day preceding the effective time of the merger, rounded to the nearest one-thousandth of a share.


   For example, if you do not elect to receive cash in exchange for your shares of Century Bancshares common stock, and if you hold 100 shares of Century Bancshares common stock, then assuming the average trading price of Marshall & Ilsley common stock is $60.00 per share, you will receive approximately 12 shares of Marshall & Ilsley common stock and $20.00 in cash in lieu of a fractional share of Marshall & Ilsley common stock.

   The average trading price used to calculate the exchange ratio is likely to be different from the closing price per share of Marshall & Ilsley common stock at the time of merger. As a result, the value of the Marshall & Ilsley common stock that you are entitled to receive may be different from $7.40.

   You may also elect to receive cash in exchange for your shares of Century Bancshares common stock. If you make such an election then the cash amount you will receive for each share of your Century Bancshares common stock will be an amount equal to approximately $7.40. If you make such an election and if the amount of cash that holders of shares of Century Bancshares common stock elect to receive in exchange for their shares exceeds a total of approximately $22.82 million, the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.


   A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for your shares of Century Bancshares common stock by completing and signing the enclosed form of election and submitting it as instructed in the form of election by the election deadline, which is 5:00 p.m., Minneapolis time, on Monday, February 25, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares shall be converted into the right to receive Marshall & Ilsley common stock at the effective time.


No Fractional Shares

   Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Century Bancshares common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price of a share of Marshall & Ilsley common stock for the 10 trading days ending on and including the second trading day preceding the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights with respect to any fractional share.

Effective Time of the Merger

   Unless Century Bancshares and Marshall & Ilsley agree otherwise, the effective time of the merger will be as soon as practicable after all conditions contained in the merger agreement have been met or waived, including the expiration of all applicable waiting periods. Century Bancshares and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before June 30, 2002, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

   As of the effective time of the merger, Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with the exchange agent, Continental Stock Transfer & Trust Company, certificates representing the shares of Marshall & Ilsley common stock and cash to be issued pursuant to the merger in exchange for outstanding shares of Century Bancshares common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Century Bancshares common stock.

   After the effective time of the merger, you will cease to have any rights as a holder of Century Bancshares common stock, and your sole right will be your right to receive the merger consideration, including cash in lieu of fractional shares, if any, into which your shares of Century Bancshares common stock will have been converted by virtue of the merger, or to perfect your dissenter's rights if you have validly exercised and not withdrawn or lost such rights.

   As soon as practicable after the effective time of the merger, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Century Bancshares common stock to be exchanged for certificates representing shares of Marshall & Ilsley common stock and, to the extent applicable, cash which you elected to receive for your shares of Century Bancshares common stock and cash in lieu of fractional shares of Marshall & Ilsley common stock, that you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Century Bancshares common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Century Bancshares common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following as applicable:

 . certificates representing your shares of Marshall & Ilsley common stock;

 . cash, if any, which you elected to receive in exchange for your shares of Century Bancshares common stock;

 . dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

 . the cash value of any fractional shares, without interest.

   Please DO NOT return your Century Bancshares stock certificates with the enclosed proxy card. You should not submit your Century Bancshares stock certificates until you have received written instructions from the exchange agent to do so.

   At the effective time of the merger, the stock transfer books of Century Bancshares will be closed and no transfer of Century Bancshares common stock will thereafter be made on Century Bancshares's stock transfer books. If a certificate formerly representing Century Bancshares common stock is presented to Century Bancshares or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the merger consideration.

Interests of Certain Persons

   In addition to being shareholders of Century Bancshares, certain members of the management of Century Bancshares have interests in the proposed merger transaction.

   In connection with the proposed merger transaction, each of the executive officers and directors identified below entered into agreements with Century Bancshares, pursuant to which all non-qualified stock options held by such persons were cancelled in exchange for cash payments equal to $7.398 less the applicable exercise price for each share covered under the cancelled option agreements. The number of shares covered under cancelled option agreements and the resulting gain realized by each of these persons is as follows:

                                      Number of   Gain on
                                       Option   Cancellation
                    Name               Shares    of Options
                    ----              --------- ------------
                    Sheldon Wert.....  844,700   $5,234,913
                    Jerome Simon.....   23,000      106,754
                    Harold Roitenberg   23,000      106,754
                    Kim Culp.........  152,500      731,518
                    Gary Holmes......   23,000      106,754
                    William Naegele..   23,000      106,754
                    Stephen Lieberman   23,000      106,754
                    Kenneth Brooks...   92,375      368,400
                    Don McGuire......   16,000       69,028
                    Gerald Wright....   24,000      103,542
                    Leif Syverson....   44,225       93,879
                    Michele Boeder...   11,000       27,588
                    Daniel Roberts...    6,000        9,888
                    Gregg Stellick...    5,000        8,240

   In December 2001, Century Bank entered into a Consulting and Noncompetition Agreement (the "Consulting Agreement") with Sheldon Wert, Chairman of the Board of Directors of Century Bancshares. The Consulting Agreement, which has a term of three years commencing upon date of the Merger, provides Mr. Wert with various benefits, including medical and dental insurance, office and secretarial assistance, reimbursement of country club dues, use of an automobile and the right to purchase certain assets (including office furniture, an automobile and a life insurance policy) at their book value as set forth on the books and records of Century Bank. In exchange for such compensation, Mr. Wert has agreed to provide Century Bank with consulting services as required throughout the term of the Consulting Agreement, to refrain from competing with Century Bank and from soliciting its customers and employees, and not to disclose to third parties any confidential information possessed by Mr. Wert with respect to Century Bank or Century Bancshares.

   In October 2001, Century Bank entered into executive retention agreements with each of Kim Culp, Kenneth Brooks and Leif Syverson. Each agreement provides the executive with financial incentives to remain in the employ of Century Bank at the time of, and following the Merger, as follows:

 . $50,000 payment to the executive on the date of the closing of the merger;

 . $100,000 payment to the executive on the six-month anniversary of the closing of the merger; and

 . $100,000 payment to the executive on the one-year anniversary of the closing of the merger;

   Assuming the executive is employed by Century Bank on the date of the merger, the agreements obligate Century Bank to continue the executive's employment for a two-year period thereafter. However, the executive's employment may be terminated for "just cause" (as defined), in which event the executive would not be entitled to receive any further incentive payments or other employment compensation for the remainder of the two-year period.

Recommendation of the Century Bancshares Board of Directors and Reasons for the Merger

   On December 3, 2001, the Century Bancshares board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Century Bancshares and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Century Bancshares board consulted with its financial advisor, RBC National Markets, and its legal counsel, Maslon Edelman Borman & Brand, LLP, and with senior management of Century Bank. The Century Bancshares board concluded that the price per share being paid for the common stock of Century Bancshares and other terms and conditions of the proposed merger transaction are favorable to the shareholders of Century Bancshares and comparable to transactions similar in size and nature that have recently occurred in Century Bancshares market.

Marshall & Ilsley's Reasons for the Merger

   In reaching its decision to approve the merger agreement, Marshall & Ilsley considered a variety of factors, including the following:

 . Marshall & Ilsley's familiarity with and review of Century Bancshares's business, operations, management, markets, competitors, financial condition, earnings and prospects;
 . Century Bancshares's financial strength, stable credit quality and concentration in an attractive Midwestern metropolitan area;

 . The business, operations, financial condition, earnings and prospects of each of Marshall & Ilsley and Century Bancshares;

 . Century Bancshares's compatible risk philosophy, credit culture, shareholder focus and operating philosophy;

 . Marshall & Ilsley's belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

 . The merger will allow Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area;

 . Century Bancshares's market is contiguous and similar to Marshall & Ilsley's
          Midwest markets;

 . The merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes; and

 . The merger is expected to qualify as a purchase for accounting purposes.

   The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive but is believed to include all material factors considered by Marshall & Ilsley. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Material Federal Income Tax Consequences

   As a condition to the consummation of the merger, Century Bancshares will receive from Maslon Edelman Borman & Brand, LLP, and Marshall & Ilsley will receive from Godfrey & Kahn, S.C., an opinion that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

   The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in certificates of officers of Century Bancshares and Marshall & Ilsley. An opinion of counsel represents only counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Century Bancshares nor Marshall & Ilsley has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

   As discussed below, the federal income tax consequences of the merger to a Century Bancshares shareholder will depend on whether the shareholder exchanges the Century Bancshares common stock for Marshall & Ilsley common stock, cash or a combination thereof.

   Exchange Solely for Marshall & Ilsley Common Stock. If, pursuant to the merger, a shareholder exchanges all of the shares of Century Bancshares common stock actually owned by such shareholder solely for shares of Marshall & Ilsley common stock, such shareholder will not recognize any gain or loss except cash received in lieu of a fractional share of Marshall & Ilsley common stock (as discussed below). The aggregate adjusted tax basis of the shares of Marshall & Ilsley common stock received in the exchange will be equal to the aggregate adjusted tax basis of the shares of Century Bancshares common stock surrendered therefore (adjusted for fractional shares), and the holding period of such Marshall & Ilsley common stock will include the period during which such shares of Century Bancshares common stock were held.

   Cash Received in Lieu of a Fractional Share. Cash received by a Century Bancshares common stockholder in lieu of a fractional share of Marshall & Ilsley common stock will be treated as received in exchange for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Century Bancshares common stock allocable to such fractional interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Century Bancshares common stock was more than one year.

   Exchange Solely for Cash. In general, if, pursuant to the merger, a shareholder exchanges all of the shares of Century Bancshares common stock actually owned by such shareholder solely for cash, such shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Century Bancshares common stock surrendered. The gain or loss will be long-term capital gain or loss if the shareholder's holding period with respect to the shares of Century Bancshares common stock surrendered is more than one year. If, however, any such shareholder constructively owns shares of Century Bancshares common stock that are exchanged for shares of Marshall & Ilsley common stock in the merger or owns shares of Marshall & Ilsley common stock actually or constructively after the merger, the consequences to such shareholder may be similar to the consequences described below. In addition, the amount of consideration, if any, treated as a dividend may not be limited to the amount of such shareholder's gain.

   Exchange for Marshall & Ilsley Common Stock and Cash. If, pursuant to the merger, a shareholder exchanges all of the shares of Century Bancshares common stock actually owned by it for a combination of Marshall & Ilsley common stock and cash, the shareholder will generally recognize gain, but not loss, with respect to Century Bancshares common stock surrendered in an amount equal to the lesser of (i) the amount of gain realized ( i.e., the excess of the sum of the amount of cash and the fair market value of Marshall & Ilsley common stock received over the adjusted tax basis of Century Bancshares Common Stock) and
(ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-tem capital gain if the shareholder's holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder's ratable share of Century Bancshares's accumulated earnings and profits.

   The aggregate tax basis of Marshall & Ilsley common stock received by a shareholder that exchanges its shares of Century Bancshares common stock for a combination of Marshall & Ilsley common stock and cash pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Century Bancshares common stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Marshall & Ilsley common stock will include the holding period of the shares of Century Bancshares common stock surrendered therefor.

   Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of Marshall & Ilsley. For purposes of this determination, the shareholder is treated as if such shareholder first exchanged all of such shareholder's shares of Century Bancshares common stock solely for Marshall & Ilsley common stock and then Marshall & Ilsley immediately redeemed a portion of such Marshall & Ilsley common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the shareholder, or (ii) not essentially equivalent to a dividend.

   The deemed redemption, generally, will be "substantially disproportionate" with respect to a shareholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's actual and constructive percentage stock ownership of Marshall & Ilsley. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Marshall & Ilsley the shareholder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Marshall & Ilsley the shareholder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each shareholder that may be subject to these rules should consult such shareholder's tax advisor. The Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

   The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code.

   No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot assure you that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth in this document. Any such change could apply retroactively and could affect the accuracy of such discussion.

You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

   The merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, or BHCA. The BHCA requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by the institution.

   The BHCA also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Pursuant to the BHCA, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Century Bancshares believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Century Bancshares.

   Other Requisite Approvals and Consents. Approvals or notices are also required from or to the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

   Status of Regulatory Approvals. Marshall & Ilsley filed an application with the Federal Reserve Board for approval of the merger on December 31, 2001.

   The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

   Marshall & Ilsley expects to account for the merger for accounting and financial reporting purposes as a "purchase," as that term is used under accounting principles generally accepted in the United States. Under purchase accounting, the assets and liabilities of Century Bancshares as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued for Century Bancshares common stock over the fair value of Century Bancshares's identifiable net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Century Bancshares.

   The Financial Accounting Standards Board has issued several statements of Financial Accounting Standards that eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These statements are effective for Marshall & Ilsley for business combinations completed after July 1, 2001 and will be effective for existing goodwill and intangible assets on December 31, 2001.

Resales of Marshall & Ilsley Common Stock

   The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of Century Bancshares for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10 percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or other applicable securities law exemptions from the registration requirements of the securities laws.

   This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Century Bancshares. Century Bancshares has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Century Bancshares to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Century Bancshares's affiliates agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Century Bancshares under Rule 145.

Dissenters' Rights

   Shareholders of Century Bancshares are entitled to dissenters' rights in connection with the merger. The procedures for preserving and exercising dissenters' rights are set forth in the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The following is a description of those provisions. It is not complete and is qualified by reference to the actual provisions, copies of which are included in Appendix C to this document. Appendix C is incorporated by reference into this document.

   Notice of Dissenters' Rights. Century Bancshares is required to notify its shareholders of their dissenters' rights and to provide them with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. This document, including the notice of special meeting of Century Bancshares shareholders, constitutes the required notice to shareholders of Century Bancshares. A copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is included in Appendix C to this document.

   Preserving Dissenters' Rights. To preserve your dissenters' rights, you must do each of the following:

 . deliver to Century Bancshares, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand the fair value of your shares if the merger is completed; and

 . not vote your shares of Century Bancshares common stock in favor of the merger agreement and the merger.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, the proxy will be voted for the merger and merger agreement and you will have waived your dissenters' rights.

   Beneficial Owners. Beneficial owners of shares who desire to exercise statutory dissenters' rights must obtain and submit to Century Bancshares the registered shareholder's written consent at or before the time the notice of intent to demand fair value is due. A shareholder may not assert dissenters' rights with respect to less than all of the shares registered in the shareholder's name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

   Notice of Merger Approval. If the merger and merger agreement are approved by Century Bancshares's shareholders, Century Bancshares must deliver a written dissenters' notice to all shareholders who preserved their dissenters' rights. The notice must do all of the following:

 . state where and by what date the payment demand must be sent and where and by what date certificates for certificated shares must be deposited;

 . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

 . supply a form for demanding payment and for certifying the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in the shares; and

 . be accompanied by a copy of Sections 302A.471 and 302A.473 of the Minnesota
     Business Corporation Act and a brief description of the procedures to be followed under those Sections.

   Duty to Demand Payment. A shareholder who is sent a dissenters' notice must demand payment and deposit the shareholder's certificates or comply with any restrictions on transfer of uncertificated shares within 30 days after the dissenter's notice is given. Under Minnesota law, notice by mail is given when deposited in the mail. A shareholder who so demands payment and so deposits the shareholder's certificates or so complies with any restrictions on transfer of uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who does not so demand payment or who does not so deposit the shareholder's certificate or so comply with any restrictions on transfer of uncertificated shares is only entitled to receive the merger consideration for the shareholder's shares.

   Share Restrictions. Century Bancshares may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the merger is completed or until the restrictions are released because the merger is not completed.

   Payment. Except as to after-acquired shares as discussed below, at the time the merger is completed, or upon receipt of a payment demand, whichever occurs later, Century Bancshares must pay to each dissenter who demanded payment in the manner required the amount Century Bancshares estimates to be the fair value of the dissenter's shares immediately before the effective time of the merger plus interest accrued from fifth day after the date of the merger. The payment must be accompanied by all of the following:

 . Century Bancshares's balance sheet and income statement as of and for a fiscal year ended not more than 16 months before the effective time of the merger, and the latest available interim financial statements, if any;

 . a statement of Century Bancshares's estimate of the fair value of the shares and a brief description of the method used to reach the estimate;

 . a description of the procedure the dissenter must follow to demand supplemental payment if the dissenter is dissatisfied with Century Bancshares's payment offer; and

 . a copy of Sections 302A.471 and 302A.473 of the Minnesota Business
     Corporation Act and a brief description of the procedure to be followed in demanding supplemental payment.

   Failure of Century Bancshares to Remit Payment. If Century Bancshares does not remit payment within 60 days after the deposit of share certificates or the imposition of transfer restrictions on uncertificated shares, Century Bancshares must return the deposited certificates and release the transfer restrictions on uncertificated shares. Century Bancshares may again give notice under the statute and require deposit or restrict transfer at a later time.

   After Acquired Shares. Century Bancshares may elect to withhold payment to a dissenting shareholder if the dissenter, or person on whose behalf such dissenter acts, was not the beneficial owner of the shares on the date of the first announcement to the public of the terms of the merger. The terms of the merger were first announced to the public on December 4, 2001. If Century Bancshares elects to withhold payment and the dissenter has complied with the terms of the statute, it must forward the materials described above to the dissenter along with a statement of the reason for withholding the payment and an offer to pay the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

   Procedure if Dissatisfied with Payment or Offer. A dissenter may notify Century Bancshares in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, and demand payment of the dissenter's estimate, less any payment made by Century Bancshares.

   A dissenter waives the dissenter's rights to demand payment, and is entitled only to the amount remitted or offered, unless the dissenter notifies Century Bancshares of the dissenter's estimate and demand in writing within 30 days after Century Bancshares mailed payment, or in the case of after-acquired shares offered payment, for the dissenter's shares.

   Court Action. Within 60 days after receiving the payment demand, Century Bancshares will either petition the court to determine the fair value of the shares and accrued interest or pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation. Century Bancshares must make all dissenters, whether or not residents of Minnesota, whose demands remain unsettled, parties to the proceeding and must serve them all with a copy of the petition. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Century Bancshares. However, a dissenter is not liable to Century Bancshares for the amount, if any, by which the payments remitted by Century Bancshares exceed the fair value of the dissenter's shares determined by the court, plus interest.

   Court Costs and Counsel Fees. The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Century Bancshares, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. Also, the court may assess the fees and expenses of counsel and experts for the respective parties as follows:

 . against Century Bancshares and in favor of any or all dissenters if the court finds Century Bancshares did not substantially comply with the requirements of Section 302A.473 of the Minnesota Business
          Corporation Act; or

 . against either Century Bancshares or a dissenter, in favor of the other party, if the court finds that the
     party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding.

   The court has the discretion to award fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

   No Other Rights. A shareholder of Century Bancshares has no right at law or equity to set aside the approval of the merger agreement or the consummation of the merger, except if such approval or consummation is fraudulent with respect to the shareholder or to Century Bancshares.

   The merger and the merger agreement will be approved if the holders of a majority of the shares of Century Bancshares common stock outstanding on the record date vote in favor of the merger and merger agreement. The holders of, in aggregate, 4,296,000 shares of Century Bancshares common stock, representing approximately 54 The court has the discretion to award fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

   No Other Rights. A shareholder of Century Bancshares has no right at law or equity to set aside the approval of the merger agreement or the consummation of the merger, except if such approval or consummation is fraudulent with respect to the shareholder or to Century Bancshares.

   The merger and the merger agreement will be approved if the holders of a majority of the shares of Century Bancshares common stock outstanding on the record date vote in favor of the merger and merger agreement. The holders of, in aggregate, 4,296,000 shares of Century Bancshares common stock, representing approximately 54 holders of, in aggregate, 4,296,000 shares of Century Bancshares common stock, representing approximately 54 percent of the outstanding Series A and Series B shares of Century Bancshares common stock on the record date, have agreed to vote their shares in favor of the merger and merger agreement and plan of merger. See "Terms of the Merger Agreement--Shareholder Voting Agreement."

                         TERMS OF THE MERGER AGREEMENT

   The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring collectively to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the form of plan of merger, a copy of which is included in this document as Appendix B. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

Representations and Warranties

   The merger agreement contains representations and warranties of Century Bancshares and Marshall & Ilsley, to each other, as to, among other things:

   . the corporate organization and existence of each party and its subsidiaries;

   . the capitalization of each party;

   . the ability of each party to enter into the merger agreement and make it valid and binding;

   . no conflict between the merger agreement and:

     . the articles of incorporation and bylaws of each party,

     . applicable law, or

     . other agreements, instruments and obligations;

   . required governmental approvals;

   . the completeness and accuracy of each party's financial statements and filings with the SEC and bank regulatory agencies;

   . the absence of changes in each party's business since December, 2000 which would have a material adverse effect on the party making the representation; and

   . the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part.

   The merger agreement contains additional representations and warranties of Century Bancshares to Marshall & Ilsley as to, among other things:

   . the absence of undisclosed legal proceedings and injunctions which would have a material adverse effect on Century Bancshares;

   . the filing and accuracy of Century Bancshares's tax return;

   . Century Bancshares's employee benefit plans and related matters;

   . Century Bancshares's compliance with applicable law;

   . Century Bancshares's title to its property;

   . the absence of environmental liabilities which would have a material adverse effect on Century Bancshares;

   . the absence of material restrictions on Century Bancshares's business;

   . the validity of, and the absence of material defaults under, material contracts;

   . Century Bancshares's broker's fees;

   . the tax treatment of the merger; and

   . the shareholder vote required to approve the merger.

Conduct of Business Pending the Merger

   Century Bancshares has agreed, unless Marshall & Ilsley's prior consent is obtained or except as expressly contemplated by the merger agreement, that it will, and it will cause each of its subsidiaries to:

   . operate its business in the usual, regular and ordinary course consistent with past practices;

   . use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

   . use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

   . use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

   . use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

   . use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

   . use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Century Bancshares has further agreed that, without the prior written consent of Marshall & Ilsley, it and its subsidiaries will not, among other things:

   . except as required by applicable law or to maintain qualification under the Internal Revenue Code, adopt, amend, renew or terminate any employee benefit plan or any agreement with any of its or its subsidiaries' current or former directors, officers or employees;

   . except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement in effect as of the date of the merger agreement;

   . declare or pay any dividends or make any distributions in any amount on Century Bancshares common stock, except for dividends by a subsidiary of Century Bancshares solely to Century Bancshares; provided, however, that Century Bancshares may declare and pay a cash dividend not to exceed $300,000 in aggregate if the merger has not become effective on or prior to April 19, 2002;

   . redeem or repurchase shares of its capital stock or limited liability company interests or any securities convertible into its capital stock or limited liability company interests;

   . merge with or into any other corporation or bank, or effect any reorganization or recapitalization or statutory share exchange;

   . acquire or dispose of assets, other than in the ordinary course of business consistent with past practice;

   . issue any shares of its capital stock or any rights, warrants or options to acquire shares of its capital stock;

   . amend its articles of incorporation, bylaws, articles of organization or operating agreement in a manner adverse to Marshall & Ilsley;

   . change any of its methods of accounting or reporting of income and deductions, except as required by law or accounting principles generally accepted in the United States; or

   . change in any material manner any lending, investment, liability management or other material policies concerning its business or operations.

   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of Century Bancshares, it and its subsidiaries will not, among other things:

   . amend its articles of incorporation or bylaws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger;

   . take any action that would adversely affect or delay its ability to obtain necessary regulatory approvals;

   . take any action that would adversely affect or delay its ability to perform its covenants under the merger agreement;

   . take any action that would adversely affect or delay its ability to consummate the merger; or

   . take any action in violation of Regulation M under the Securities Exchange
     Act of 1934.

No Solicitation of Transactions

   Century Bancshares agreed to immediately cease any existing discussions or negotiations relating to a competing proposal, not to solicit any competing proposals and to promptly inform Marshall & Ilsley if any competing proposal is made.

   For purposes of the merger agreement, we agreed that the term "competing proposal" would mean, with respect to Century Bancshares, any inquiry, proposal or offer from any person relating to:

   . any direct or indirect acquisition or purchase of a business that constitutes 15 percent or more of the net revenues, net income or the assets of Century Bancshares and its subsidiaries taken as a whole;

   . any direct or indirect acquisition or purchase of 15 percent or more of any class of equity securities of Century Bancshares or any of its subsidiaries;

   . any tender offer or exchange offer that if consummated would result in any person beneficially owning 15 percent or more of any class of equity securities of Century Bancshares or any of its subsidiaries; or

   . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Century Bancshares or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

   For purposes of the merger agreement, we agreed that the term "superior competing transaction" would mean any proposal made by a third party to acquire, directly or indirectly, more than 50 percent of the combined voting power of the shares of Century Bancshares common stock then outstanding or all or substantially all of the assets of Century Bancshares and its subsidiaries, taken as a whole, on terms which the board of directors of Century Bancshares determines in its good faith judgment, taking into consideration the opinion of a financial advisor of nationally recognized reputation, to be more favorable to its shareholders than the merger and for which financing, to the extent required, is then committed or, in the good faith and judgment of the board of directors of Century Bancshares, is reasonably capable of being obtained by such third party.

   Marshall & Ilsley and Century Bancshares have also agreed that the limitations discussed above would not prohibit Century Bancshares's board of directors, prior to approval of this merger and the merger agreement by the shareholders of Century Bancshares, from entering into discussions or negotiations relating to an unsolicited superior competing transaction. Prior to entering into such discussions or negotiations, however, Century Bancshares's board of directors must have determined in good faith and after consultation with and taking into consideration the advice of counsel that such action is required to fulfill its fiduciary duties to Century Bancshares's shareholders. In addition, Century Bancshares must provide prior written notice to Marshall & Ilsley that it is entering into such discussions or negotiations and receive a confidentiality agreement from the person proposing the superior competing transaction. Century Bancshares has also agreed to keep Marshall & Ilsley informed of the status and details of such discussions or negotiations.

Employee Benefit Matters

   Marshall & Ilsley has agreed that it will give employees of Century Bancshares who become employees of Marshall & Ilsley, whom we refer to as transferred employees, full credit for their prior service with Century Bancshares for purposes of eligibility and vesting under retirement plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, "cafeteria" plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

   Marshall & Ilsley has also agreed to waive all preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the transferred employees prior to the effective time of the merger.

   Transferred employees will be integrated into Marshall & Ilsley's welfare benefit plans at a time determined on a plan-by-plan basis by Marshall & Ilsley, but no later than January 1, 2003. Century Bancshares's respective plans will remain in effect until each integration date. Century Bancshares's 401(k) plan will be frozen as of the effective time of the merger and all accounts in the plan will be fully vested at that time. Transferred employees who are eligible to participate in Marshall & Ilsley's qualified retirement program (taking into account prior service credit) will participate with respect to compensation paid after the effective time of the merger.

   Century Bancshares employees terminated at or after the effective time of the merger will be eligible to receive severance benefits under Marshall & Ilsley severance plan, except for employees who have rights under key executive retention or consulting or certain other agreements with Century Bancshares that they have not been waived.

Conditions to Completion of the Merger

   Marshall & Ilsley's and Century Bancshares's obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

   . the merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of Century Bancshares;

   . the approval of the Federal Reserve Board must have been obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approvals must have been satisfied and any statutory waiting periods required by law must have expired;

   . the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

   . the representations and warranties of each party contained in the merger agreement must be true and correct in all respects;

   . each party must have performed or complied with in all material respects all of its agreements and covenants in the merger agreement;

   . all required consents, approvals and authorizations must be obtained by the parties;

   . no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Century Bancshares shall be pending;

   . Century Bancshares must have delivered to Marshall & Ilsley evidence that the total out-of-pocket expenses incurred by or on behalf of Century Bancshares in connection with the merger agreement do not exceed $750,000;

   . all holders of Century Bancshares options must have entered into amendment agreements that are satisfactory to Marshall & Ilsley, and Marshall & Ilsley must have received a certificate of the Secretary of Century Bancshares setting forth the aggregate number of shares of Century Bancshares subject to options immediately prior to the effective time of the merger and the aggregate exercise price for those options;


   . Century Bancshares must have obtained the consent of landlords under the leases for certain branches of Century Bank, National Association with respect to the transactions contemplated in the merger agreement;


   . Century Bancshares must have obtained the approval of its shareholders of each of the Key Executive Retention Agreements to which its subsidiary is a party in accordance with applicable Treasury Regulations, and Marshall & Ilsley must have obtained a certificate of the Secretary of Century Bancshares to that effect;

   . the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws and no gain or loss will be recognized by Century Bancshares shareholders who receive only Marshall & Ilsley shares in exchange for their Century Bancshares shares, except with respect to cash received in lieu of fractional shares; and

   . since the date of the merger agreement, there shall not have been any change in the financial condition, results of operations or businesses of either party that would have a material adverse effect on such party and its subsidiaries, taken as a whole.

   We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 30, 2002, either Marshall & Ilsley or Century Bancshares may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time whether before or after approval of the merger agreement by the Century Bancshares shareholders:

   . by mutual consent of the parties by a vote of a majority of each party's board of directors;

   . by either party if there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement, except that the breaching party may not terminate the merger agreement for this reason;

   . by either party if a final and non-appealable permanent injunction has been issued preventing the merger;

   . by either party if the merger has not been consummated by June 30, 2002 for a reason other than the failure of the party seeking termination to comply with its obligations under the merger agreement;

   . by either party if the Federal Reserve Board has denied approval of the merger;

   . by either party if Century Bancshares's shareholders do not approve the merger and the merger agreement;

   . by Marshall & Ilsley if there is a proposal for a superior competing transaction and the board of directors of Century Bancshares withdraws or modifies in a manner adverse to Marshall & Ilsley its approval or recommendation of the merger or approves or recommends the superior competing transaction; or

   . by Marshall & Ilsley if record or beneficial holders of more than five percent of Century Bancshares's common stock in the aggregate exercise dissenters' rights.

Waiver and Amendment of the Merger Agreement

   At any time before completion of the merger, either Marshall & Ilsley or Century Bancshares may waive compliance by the other party with any provision contained in the merger agreement. We may also amend the merger agreement by a written agreement at any time before or after Century Bancshares shareholders approve the merger agreement, except that after the Century Bancshares shareholders have given their approval, we may not amend the merger agreement in any manner that would reduce the amount or change the type of consideration into which each share of Century Bancshares common stock will be converted in the merger or which by law would require the further approval of the shareholders of Century Bancshares, in each case without further approval of those shareholders.

Shareholder Voting Agreement

   In order to induce Marshall & Ilsley to enter into the merger agreement, shareholders who own, in aggregate, approximately 54 percent of the outstanding Century Bancshares common stock have each agreed that at any meeting of the shareholders of Century Bancshares or in connection with any written consent of the shareholders of Century Bancshares, such shareholder will vote all shares of Century Bancshares common stock held of record or beneficially owned by such shareholder:

   . in favor of the merger and the merger agreement; and

   . against any proposal relating to a competing proposal and against any action or agreement that would impede or frustrate the shareholder voting agreement or result in a breach in any respect of any obligation or agreement of Century Bancshares under the merger agreement or which would result in any of the conditions to the parties' obligations to effect the merger described in the merger agreement not being fulfilled.

   Each shareholder has agreed that, except as provided by the merger agreement and the shareholder voting agreement, such shareholder will not:

   . offer to transfer, transfer or consent to transfer any or all shares of Century Bancshares common stock held of record or beneficially owned by such shareholder;

   . enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Century Bancshares common stock held of record or beneficially owned by such shareholder;

   . grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Century Bancshares common stock held of record or beneficially owned by such shareholder; or

   . deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Century Bancshares common stock held of record or beneficially owned by such shareholder.

   Each shareholder has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information or otherwise take any action to assist or facilitate, any person concerning any competing proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any competing proposal.

   Each shareholder has waived any rights of appraisal or rights to dissent from the merger.

   The shareholder voting agreement with respect to each shareholder shall terminate upon the earliest of:

   . the effective time of the merger; or

   . the termination of the merger agreement.

                         MARSHALL & ILSLEY CORPORATION

Description of Business

   Marshall & Ilsley, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956. As of September 30, 2001, Marshall & Ilsley had consolidated total assets of approximately $27.3 billion and consolidated total deposits of approximately $16.7 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries, which include Metavante Corporation, three commercial banks, one federal savings bank and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

   Marshall & Ilsley's bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Las Vegas, Nevada, Naples, Florida and the Minneapolis, Minnesota, metropolitan area. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of 215 banking offices in Wisconsin, 25 offices in Arizona, one office in Florida, one office in Nevada and two offices in Minnesota. The Marshall & Ilsley bank and saving association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley's largest bank subsidiary, with consolidated assets as of September 30, 2001 of approximately $18.0 billion.


   Metavante is a major supplier of financial and data processing services and software to banking, financial and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante's integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2001, Metavante had over 3,500 clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers. In 2001, Metavante's products and services were used to originate and/or process nearly 7.8 billion transactions for consumer and business customer bank accounts.


   Marshall & Ilsley's other nonbank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley's trust company subsidiaries, the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley's trust company subsidiaries provide trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Florida, Nevada, North Carolina and Illinois. M&I First National Leasing Corp. leases a variety of equipment and machinery to large and small businesses. M&I Dealer Finance, Inc. provides retail vehicle lease financing. M&I Mortgage Corp. originates, purchases, sells and services residential mortgages. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the Marshall & Ilsley system. The Richter-Schroeder Company originates and services long-term commercial real estate loans for institutional investors. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Brokerage Services, Inc., a broker-dealer registered with the National Association of Securities Dealers and the Securities and Exchange Commission, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Support Services Corp. operates an extensive multi-media customer service center that provides banking customers with 24-hour phone access to personal bankers and other customer services.

   As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

Recent Developments


   On November 19, 2001, Marshall & Ilsley announced that it had signed an agreement to acquire privately-held Richfield State Agency, Inc. of Minneapolis, Minnesota for $157 million payable in a combination of Marshall & Ilsley stock and cash. Richfield State Agency, Inc. is the privately held holding company for Richfield Bank & Trust Co. Richfield Bank & Trust Co. has approximately $695 million in assets and has seven branches in the Minneapolis, Minnesota area. The transaction, which is expected to close in the first or second quarter of 2002, is subject to regulatory approval and other customary conditions.


Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, as amended. Marshall & Ilsley's Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Century Bancshares shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under "Where You Can Find More Information" on page 52.

                           CENTURY BANCSHARES, INC.

Description of Business

   Century Bancshares was incorporated in 1989 under the laws of the State of Minnesota. Century Bancshares is a bank holding company under the Bank Holding Company Act of 1956. Century Bancshares owns 100 percent of the capital stock of Century Bank, National Association, a commercial bank. It owns no other subsidiaries.

   Century Bank has its main office in Eden Prairie, MN and also serves customers from two branch facilities. These facilities are full service branch locations in St. Louis Park, Minnesota and Coon Rapids, Minnesota, both suburbs of Minneapolis, Minnesota. Century Bank provides customary banking services including, among others: business, personal and real estate loans, a full range of deposit services, and safe deposit facilities.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

   The rights of Century Bancshares shareholders are currently governed by the Minnesota Business Corporation Act, or the MBCA, Century Bancshares's articles of incorporation and Century Bancshares's bylaws. At the time of the merger, some or all of the Century Bancshares common shareholders will become Marshall & Ilsley common shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley's restated articles of incorporation and Marshall & Ilsley's bylaws. The following is a summary of the material differences between the rights of Century Bancshares common shareholders and the rights of Marshall & Ilsley common shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Century Bancshares common shareholders and those of Marshall & Ilsley common shareholders. The summary is qualified in its entirety by reference to the MBCA, the WBCL, Century Bancshares's articles of incorporation and (up arrow)restated(up arrow) bylaws, and Marshall & Ilsley's restated articles of incorporation and bylaws.

                           Authorized Capital Stock

              Century Bancshares                                Marshall & Ilsley

Authorized:                                     Authorized:
  5,000,000 shares of Series A common stock and   320,000,000 shares of common stock.
  15,000,000 shares of Series B common stock.     5,000,000 shares of preferred stock, of which
                                                  2,000,000 shares are designated as Series A
                                                  Convertible Preferred Stock.

Outstanding as of September 30, 2001:           Outstanding as of September 30, 2001:
  2,499,709 shares of Series A common stock.      106,506,115 shares of common stock.
  5,450,590 shares of Series B common stock.      336,370 shares of Series A Convertible Preferred
                                                  Stock.


                          Size of Board of Directors

                   Century Bancshares                                            Marshall & Ilsley

   Century Bancshares's bylaws state that the                   Marshall & Ilsley's articles of incorporation
number of directors shall not be less than seven or          provide that the number of directors constituting the
more than 10, except that where all shares of Century        board of directors shall be fixed by a majority vote of
Bancshares are owned beneficially and of record by           the board of directors, but shall not be less than three.
fewer than seven persons, the number of directors may        By resolution of Marshall & Ilsley's board of
be less than seven but not less than the number of           directors, there are currently 21 members on Marshall
shareholders, nor more than 10 persons. The MBCA             & Ilsley's board.
provides that the board shall consist of one or more
directors and that the number of directors shall be fixed
by or in the manner provided by the articles or bylaws.
The current number of directors of Century Bancshares
is fixed at 7.

                               Cumulative Voting

   Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

                   Century Bancshares                                          Marshall & Ilsley

   Under the MBCA, each shareholder entitled to                Under the WBCL, shareholders do not have the
vote for directors has the right to cumulate those votes    right to cumulate their votes for directors, unless the
unless the articles provide that there shall be no          articles of incorporation provide for cumulative
cumulative voting. The articles of incorporation of         voting. Marshall & Ilsley's articles of incorporation
Century Bancshares state that shareholders shall not        do not provide for cumulative voting.
have cumulative voting rights for directors.

                              Class of Directors

                  Century Bancshares                                        Marshall & Ilsley

   The MBCA provides that directors of a Minnesota           The WBCL provides that directors of a
corporation may be divided into classes as provided in    Wisconsin corporation may be divided into two or
the articles or bylaws. Neither the articles nor the      three classes if provided by the articles of
bylaws of Century Bancshares divide its board into        incorporation. Marshall & Ilsley's board of directors
classes.                                                  is divided into three classes and each director serves
                                                          for a three-year term or until his or her successor is
                                                          elected and qualified.

                          Qualifications of Directors

                  Century Bancshares                                           Marshall & Ilsley

   The MBCA provides that directors must be                   Under the WBCL, a director is not required to be
natural persons, but the method of election and any        a resident of the state of Wisconsin or a shareholder
additional qualifications for directors may be imposed     of the corporation. Marshall & Ilsley's bylaws
by or in the manner provided in the articles or bylaws.    provide that Marshall & Ilsley directors do not need
Century Bancshares's bylaws provide that Century           to be residents of Wisconsin or Marshall & Ilsley
Bancshares directors do not need to be Century             shareholders, but that no person is eligible for election
Bancshares shareholders.                                   to the board after the age of 72, unless this limitation
                                                           is waived by the board.

                        Filling Vacancies on the Board

                   Century Bancshares                                           Marshall & Ilsley

   The MBCA provides that, unless different rules               The WBCL provides that unless the articles of
for filling vacancies are provided for in the articles or    incorporation provide otherwise, if a vacancy occurs
bylaws, (i) vacancies on the board resulting from            on the board of directors it may filled by any of the
death, resignation, removal, or disqualification of a        following, (i) the shareholders; (ii) the board of
director may be filled by the affirmative vote of the        directors; or (iii) if the directors remaining in office
majority of the remaining directors, even though less        constitute fewer than a quorum of the board, the
than a quorum; and (ii) vacancies on the board               directors, by an affirmative vote of the majority of all
resulting from newly created directorships may be            directors remaining in office. If the vacant office was
filled by the affirmative vote of a majority of the          held by a director elected by a voting group of
directors serving at the time of the increase. Directors     shareholders, only the holders of shares of that voting
elected under this provision of the MBCA hold office         group are entitled to vote to fill the vacancy if it is
until a qualified successor is elected by the                filled by shareholders. A vacancy that will occur at a
shareholders at the next regular or special meeting of       specific later date may be filled before the vacancy
the shareholders. Century Bancshares's bylaws provide        occurs, but the new director will not take office until
that the vacancy created by the resignation or removal       that vacancy occurs.
of a director shall be filled by a director selected by a
majority of the remaining directors.

                             Removal of Directors

                   Century Bancshares                                          Marshall & Ilsley

   The MBCA provides that, unless otherwise                    Under Wisconsin corporate law, shareholders of
provided in the articles, the bylaws or in a shareholder    a corporation may remove a director with or without
control agreement, a director may be removed at any         cause, unless the corporation's articles of
time, with or without cause, if, (i) the director was       incorporation or bylaws provide that a director may
named by the board to fill a vacancy; (ii) the              only be removed for cause. Marshall & Ilsley's
shareholders have not elected directors in the interval     articles of incorporation provide that a director may
between the time of the appointment to fill a vacancy       only be removed for cause and by an affirmative vote
and the time of the removal; and (iii) a majority of the    of two-thirds of the outstanding shares entitled to vote
remaining directors present affirmatively vote to           at a meeting of shareholders called for such purpose.
remove the director. Any one or all of the directors        "Cause" means solely malfeasance arising from the
may be removed at any time by the affirmative vote of       performance of a director's duties which has a
the holders of a majority of the voting power of all        material adverse effect on Marshall & Ilsley's
shares entitled to vote at an election of directors.        business. Directors, if any, elected by the holders of
However, if cumulative voting is authorized, which is       Marshall & Ilsley preferred stock may only be
not the case with Century Bancshares, unless the entire     removed in accordance with the terms of the preferred
board is removed simultaneously, a director may not be      stock.
removed if the number of votes sufficient to elect that
director under cumulative voting is voted against the
director's removal. Century Bancshares's articles of
incorporation and bylaws do not contain provisions
relating to the removal of directors.

                     Nomination of Directors for Election

                   Century Bancshares                                        Marshall & Ilsley

   No procedure is set forth under Century                     Marshall & Ilsley's bylaws provide that if a
Bancshares's articles of incorporation or bylaws for the    shareholder wishes to nominate a person for election
nomination of directors for election.                       as a director, then the shareholder must give timely
                                                            notice of the nomination to Marshall & Ilsley. In
                                                            order to be timely, a notice must be received by
                                                            Marshall & Ilsley not less than 90 days before the
                                                            anniversary date of the annual meeting of
                                                            shareholders in the immediately preceding year.

                                                               Notices given by shareholders must be in writing
                                                            and contain information regarding the nominee to the
                                                            board of directors, the shareholder bringing the
                                                            nomination and other information specified in
                                                            Marshall & Ilsley's bylaws.

                           Anti-Takeover Provisions

                   Century Bancshares                                          Marshall & Ilsley

   The MBCA protects certain corporations                      Wisconsin corporate law protects domestic
incorporated in Minnesota from hostile takeovers and        corporations from hostile takeovers and abusive
abusive takeover tactics by preventing a person from        takeover tactics by preventing a person from engaging
engaging in specific transactions with the corporation      in specified transactions with the corporation or from
or taking certain actions after that person has acquired    taking specific actions after that person has acquired a
a significant portion of the corporation's shares. These    significant portion of the corporation's shares. These
protections fall into three categories:                     protections fall into three categories:


 . the business combination statute, which regulates          . the business combination statute, which regulates
  specific types of transactions between issuing public        specified types of transactions with interested
  corporations and interested shareholders;                    stockholders;

 . the fair price statute, which regulates the price at       . the fair price statute, which regulates the price at
  which large shareholders may acquire additional              which large shareholders may acquire the
  shares of a publicly held corporation; and                   remaining shares of the corporation; and

 . the control share statute, which regulates the voting      . the control share statute, which regulates the voting
  power of shares held by specified large shareholders         power of shares held by specified large
  of an issuing public corporation.                            shareholders.

   Century Bancshares is not a "publicly held                   The following section summarizes each of these
corporation" because its shares are not registered           statutes.
pursuant to or subject to the Securities Exchange Act
of 1934, and does not qualify as an "issuing public             Business combination statute. Wisconsin
corporation" under the MBCA because it is not a              corporate law prohibits business combinations
"publicly held corporation," it has fewer than 100           between some Wisconsin corporations, including
shareholders and it has not elected to be an "issuing        Marshall & Ilsley, and a person who is an interested
public corporation" by express amendment contained           stockholder. This prohibition lasts for three years
in its articles or bylaws. The protections afforded by       after the date on which that person became an
the MBCA's anti-takeover provisions are therefore not        interested stockholder. Business combinations include
applicable to Century Bancshares for purposes of this        mergers, share exchanges, sales of assets,
transaction.                                                 liquidations, dissolutions, and specified types of stock
                                                             transactions and stock issuances. An interested
                                                             stockholder is a person who owns at least 10 percent
                                                             of a corporation's outstanding shares or who is an
                                                             affiliate or associate of the corporation and owned at
                                                             least 10 percent of the corporation's outstanding
                                                             shares at any time within the prior three-year period.
                                                             The prohibition on business combinations does not
                                                             apply if the corporation's board of directors approves
                                                             either the business combination or the share
                                                             acquisition that caused the person to be designated as
                                                             an interested stockholder. The board of directors
                                                             approval must be given before the date on which a
                                                             person becomes an interested stockholder. The
                                                             prohibition on business combinations continues after
                                                             the initial three-year period unless:

                                                             . the corporation's board of directors approved the
                                                               share acquisition that caused the interested
                                                               stockholder to be designated as an interested
                                                               stockholder;

                                                             . a majority of the corporation's shareholders,
                                                               excluding the interested stockholder, approve the
                                                               business combination;

                                                             . the interested stockholder pays a fair price, as
                                                               defined in the statute, for the shares it acquires in
                                                               the business combination; or

                                                             . the business combination is specifically excluded

            from the prohibition on business combinations.

               The business combination statutes do not apply
            to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statutes.

               Fair price statute.  Wisconsin corporate law
            requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation's shareholders and two-thirds of all of the corporation's shareholders other than the significant shareholder. This requirement does not apply if the corporation's shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns 10 percent or more of the corporation's outstanding shares or who is an affiliate of the corporation and owned at least 10 percent of the corporation's outstanding shares at any time within the prior two-year period.

               The fair price statutes do not apply to the
            merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statutes.

               Control share statute.  Under Wisconsin
            corporate law, if a person holds more than 20 percent of the outstanding shares of some Wisconsin corporations, including Marshall & Ilsley, then the voting power of the shares held by that person in excess of 20 percent of the corporation's outstanding shares is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation's shares. The person seeking restoration of full voting power may vote on this resolution.

               In addition to any other approvals required by
            law and by the articles of incorporation and bylaws, Marshall & Ilsley's articles of incorporation require that business combinations between Marshall & Ilsley and an interested stockholder be approved by:

            . the holders of 80 percent of Marshall & Ilsley's
              shares; or

            . the holders of two-thirds of Marshall & Ilsley's
              shares, other than the interested stockholder.

              This requirement does not apply if business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

              Business combinations under Marshall &
           Ilsley's articles of incorporation generally include mergers, consolidations, sales of $25,000,000 or more in assets, the issuance or transfer of $25,000,000 or more in securities, liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley's shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley's shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.


                            Shareholder Rights Plan

               Century Bancshares                                            Marshall & Ilsley

   Century Bancshares does not have a shareholder             Marshall & Ilsley does not have a shareholder
rights plan.                                               rights plan.

                             Shareholders' Meeting

                  Century Bancshares                                         Marshall & Ilsley

   Annual and Special Meetings.  Under the                    Annual and Special Meetings.  Under
MBCA, regular meetings of shareholders may be held         Wisconsin corporate law, a corporation must hold an
on an annual or other less frequent periodic basis, but    annual meeting at a time specified in its bylaws and
need not be held unless required by the articles of        may hold special meetings. Marshall & Ilsley's
incorporation or bylaws. If a regular meeting of           bylaws provide for an annual meeting to be held on
shareholders is not held during a 15-month period, a       the fourth Tuesday of April of each year, or on a
shareholder or shareholders holding 3% or more of the      different date determined by the board of directors.
voting power of all shares entitled to vote may demand
a regular meeting of shareholders by written notice.          Place of Meeting   Marshall & Ilsley's bylaws
Century Bancshares's bylaws provide for an annual          provide that the annual meeting of shareholders shall
meeting to be held on a date in April of each year, as     be held either at Marshall & Ilsley's principal office
specified by the chief executive officer, chairman of      in Milwaukee, Wisconsin, or at another place
the board or board of directors.                           selected by Marshall & Ilsley's board of directors.


   Place of Meeting.  Century Bancshares's                  Attendance and Voting.  Shareholders entitled
bylaws provide that the annual meeting of                to vote at a meeting may attend and vote at the
shareholders shall be held at the place fixed by the     meeting in person or by proxy. A shareholder may
chief executive officer, chairman of the board or        appoint a proxy in writing or by transmitting or
board of directors.                                      authorizing the transmission of an electronic
                                                         transmission of the appointment including over the
   Attendance and Voting.  Shareholders entitled         internet or by
to vote at a meeting may attend and vote at the
meeting in person or by proxy. Each holder of shares         Quorum.  Under Marshall & Ilsley's bylaws,
of Century Bancshares common stock shall have one        the presence in person or by proxy of the holders of
vote for each share held.                                record of a majority of the shares entitled to be cast
                                                         on a matter by a voting group constitutes a quorum of
   Quorum.  Under Century Bancshares's bylaws,           that voting group for action on that matter.
the holders of a majority of the outstanding stock
entitled to vote at the meeting, present in person or
represented by proxy, constitute a quorum.

                     Shareholder Action Without a Meeting

               Century Bancshares                                       Marshall & Ilsley

   In accordance with Section 302A.441 of the           Under Wisconsin corporate law, shareholders
MBCA, Century Bancshares's bylaws provide that       may take action required or permitted to be taken at a
any action required or permitted to be taken at a    meeting without a meeting if a written consent is
shareholders' meeting may be taken without a         signed by all of the corporation's shareholders
meeting by written action signed by all of the       entitled to vote on the action, unless the corporation's
shareholders entitled to vote on that action.        articles of incorporation provide otherwise. Marshall
                                                     & Ilsley's articles of incorporation do not provide
                                                     otherwise.

                   Calling Special Meetings of Shareholders

                  Century Bancshares                                         Marshall & Ilsley

   Under the MBCA, special meetings of the                    Under Wisconsin corporate law, a special
shareholders may be called for any purpose at any          meeting of shareholders may be called by the board
time by (i) the chief executive officer; (ii) the chief    of directors, by any person authorized by the articles
financial officer; (iii) two or more directors; (iv) a     of incorporation or bylaws to call a special meeting
person authorized in the articles or bylaws to do so;      or upon the written demand of the holders of 10
or (v) holders of 10% or more of the voting power of       percent of the votes entitled to be cast on any issue
all shares entitled to vote. However, a special            proposed to be considered at the special meeting.
meeting for the purpose of considering any action to       Marshall & Ilsley's bylaws provide that a special
effect a business combination must be called by 25%        meeting of the shareholders may be called only by
or more of the voting power of all shares entitled to      the chief executive officer or the president pursuant
vote. The bylaws of Century Bancshares provide that        to a resolution approved by at least three-quarters of
a special meeting may be called in accordance with         the board, except as otherwise provided by the
the provisions of the MBCA as described above.             WBCL.

                      Submission of Shareholder Proposals

                Century Bancshares                                        Marshall & Ilsley

   The Century Bancshares bylaws do not set forth         Marshall & Ilsley's bylaws provide that if a
a procedure to be followed by a shareholder who        shareholder wishes to bring business before a
wishes to bring business before the annual meeting.    meeting, then the shareholder must give timely notice
                                                       of the business to Marshall & Ilsley. In order to be
                                                       timely, a notice must:

                                                       . be received by Marshall & Ilsley not less than 90
                                                         days before the anniversary date of the annual
                                                         meeting of shareholders in the immediately
                                                         preceding year; and

                                                       . contain specified information, including a
                                                         description of the business to be brought before the
                                                         meeting and information about the shareholder
                                                         making the proposal.

                                                          Notices given by shareholders must be in
                                                       writing.

                        Notice of Shareholder Meetings

                  Century Bancshares                                         Marshall & Ilsley

   The MBCA generally provides that notice of the             Under Wisconsin corporate law, a Wisconsin
date, time, and place of all meetings of shareholders      corporation must notify its shareholders of an annual
must be given to every holder of shares entitled to        or special meeting not less than 10 nor more than 60
vote at least 10 days before the date of the meeting,      days before the meeting, unless the corporation's
or a shorter time provided in the articles or bylaws,      articles of incorporation or bylaws provide otherwise.
and not more than 60 days before the date of the           Marshall & Ilsley's bylaws provide that notice of an
meeting. If shareholders are entitled to vote on a plan    annual meeting or a special meeting must be
of merger or exchange notice must be given at least        delivered not less than 10 nor more than 60 days
14 days before the date of the meeting. Century            before the date of the meeting. Marshall & Ilsley's
Bancshares's bylaws provide for written notice to be       bylaws require that notice of a meeting must state the
given to every holder of voting shares at least 14, but    place, date and time of the meeting and that notice of
not more than 60, days before the date of all meeting      a special meeting must also state the purpose or
of shareholders, except that written notice of a           purposes for which the meeting is called. Notice may
meeting at which an agreement of merger is to be           be communicated in person, by telephone, telegraph,
considered must be given to all shareholders, no           teletype, facsimile or other forms of wire or wireless
matter whether entitled to vote, at least 14 days prior    communication, by mail or private carrier, or by
to the meeting.                                            electronic transmission.

                     Shareholder Vote Required for Mergers

                  Century Bancshares                                         Marshall & Ilsley

   Under the MBCA, the board of directors of the             The WBCL provides that a merger to which a
corporation must approve a plan of merger and the         Wisconsin corporation is a party must be approved by
shareholders entitled to vote must approve the plan of    the affirmative vote of the holders of a majority of the
merger by the affirmative vote of the holders of a        shares entitled to vote on the merger and the
majority of the shares entitled to vote on the merger.    affirmative vote of the holders of a majority of the
Approval of this merger will, therefore, require an       shares of each class or series entitled to vote
affirmative vote by the holders, in aggregate, of at      separately on the merger, if any.

least 3,975,150 shares of Century Bancshares                   Approval of a plan of merger by the shareholders
common stock. A class or series of shares is                of the surviving corporation is not required if:
generally entitled to vote as a class or series if any
provision of the plan, if contained in a proposed           . the articles of incorporation of the surviving
amendment to the articles, would entitle the class or         corporation will not differ, except for limited
series to vote as a class or series. However, a class or      changes;
series of shares is not entitled to vote as a class or
series solely because the plan effects a cancellation or    . the number of shares and the rights and preferences
exchange of the shares of that class or series if all         of the shares held by the surviving corporation's
outstanding shares of the corporation of all classes or       shareholders prior to the merger will not change
series are cancelled or exchanged and the holders of          immediately after the merger; and
that class or series are entitled to dissenters' rights, as
is the case with the merger. Under Century                  . the number of shares of stock of the surviving
Bancshares's bylaws, the holders of Series A and              corporation outstanding immediately after the
Series B shares of Century Bancshares common                  merger plus the number of shares issuable as a
stock shall vote together, without regard to Series, in       result of the merger will not be greater than 20
all matters, other than election of directors, to which       percent of the total number of shares of stock of the
shareholders are entitled to vote or give consent.            surviving corporation outstanding immediately
                                                              before the merger.

                                                            Because each of the requirements above is met, the
                                                            approval of the merger by the shareholders of
                                                            Marshall & Ilsley is not required.

                                   Dividends

                  Century Bancshares                                          Marshall & Ilsley

   A Minnesota corporation may not make a                     Under the WBCL, distributions are paid at the
distribution if either: (i) the corporation will not be    discretion of the board of directors of a Wisconsin
able to pay its debts in the ordinary course of            corporation. The board may authorize, and the
business after making the distribution; (ii) all           corporation may make distributions to its
amounts payable to preferential shareholders are not       shareholders, including in connection with the
paid; or (iii) the distribution would reduce the           repurchase of the corporation's shares, in amounts
remaining net assets of the corporation below the          determined by the board, unless:
amount payable to preferential shareholders in the
event of liquidation.Century Bancshares's articles of      . after the distribution the corporation would not be
incorporation do not authorize the issuance of a class       able to pay its debts as they become due in the
of stock with preferential dividend rights. The              usual course of business; or
corporation may therefore make a distribution if the
distribution will not render Century Bancshares            . the. corporation's total assets after the distribution
unable to pay its debts in the ordinary course of            would be less than the sum of its total liabilities,
business.                                                    plus, unless the articles of incorporation provide
                                                             otherwise, the amount that would be needed to
                                                             satisfy the preferential rights upon dissolution of
                                                             shareholders whose preferential rights are superior
                                                             to those receiving the distribution, if the
                                                             corporation were to be dissolved at the time of
                                                             distribution.

                                                              Holders of Marshall & Ilsley Series A
                                                           Convertible Preferred Stock are entitled to receive,
                                                           when, as and if declared by the board of directors
                                                           dividends at an annual rate fixed by the board of
                                                           directors. Such dividends must be paid or declared

       and set apart for payment for each dividend period before any dividend for the same period shall be paid or set apart for payment on the common stock.

                              Dissenters' Rights

                   Century Bancshares                                            Marshall & Ilsley

   The MBCA provides that shareholders of a                     Under Wisconsin corporate law, a shareholder
corporation are generally entitled to dissent from, and      may dissent from, and obtain payment of the fair
obtain payment of the fair value of their shares in the      value of his or her shares in the event of specified
event of, any of the following corporate actions:            mergers, share exchanges and transactions involving
Neither the articles of incorporation nor the bylaws of      the sale of all or substantially all of the corporation's
Century Bancshares provide for any other actions             property other than in the usual and regular course of
which would entitle shareholders to additional               business. However, dissenters' rights generally are
dissenters' rights.                                          not available to holders of shares, such as Marshall &
                                                             Ilsley shares, that are registered on a national
 . an amendment of the articles that materially and           securities exchange or quoted on the National
  adversely affects the dissenting shareholders'             Association of Securities Dealers, Inc. Automated
  preferential rights, right to redemption of the            Quotations System, unless the transaction is a
  shares, preemptive right to acquire shares or other        business combination involving a significant
  securities, or right to vote on a matter or to             shareholder or the corporation's articles of
  cumulate votes;                                            incorporation provide otherwise.

 . a sale, lease, transfer or other disposition of all or        Because Marshall & Ilsley shareholders do not
  substantially all of the property and assets of the        have the right to vote on the merger, its shareholders
  corporation if the shareholder is entitled to vote on      do not have dissenters' rights with respect to the
  the disposition, except in the case of a dissolution,      merger under Wisconsin corporate law. Marshall &
  a disposition pursuant to a court order, or a              Ilsley's articles of incorporation do not otherwise
  disposition for cash the net proceeds of which will        provide for dissenters' rights with respect to the
  be distributed to the shareholders within one year;        merger.

 . a merger, except that a shareholder of the surviving corporation has dissenter's rights only with respect to shares entitled to vote on the merger;

 . a plan of exchange, except that shareholders of the acquiring corporation do not have dissenter's rights; and

 . any other corporate action taken pursuant to shareholder vote with respect to which the articles, by laws or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Neither the articles of incorporation nor the bylaws of Century Bancshares provide for any other actions which would entitle shareholders to additional dissenters' rights.

   Because Century Bancshares is not the surviving corporation in the merger, dissenters' rights are available. See "The Merger-Dissenters' Rights."

                         Shareholder Preemptive Rights

                   Century Bancshares                                          Marshall & Ilsley

   Under the MBCA, unless denied or limited inthe              Under Wisconsin corporate law, subject to
articles of incorporation, a shareholder has a              specified limitations, holders of shares of a class
preemptive right whenever the corporation proposes          authorized before 1991 have preemptive rights to
to issue new or additional shares or rights to purchase     acquire a corporation's unissued shares or other
shares of the same series or class held by the              securities convertible into unissued shares, unless the
shareholder, with, unless otherwise provided in the         articles of incorporation provide otherwise. Marshall
articles, the following exceptions:                         & Ilsley's articles of incorporation provide that no
                                                            holder of its capital stock has or will have any
 . shares or rights to purchase shares issued for a          preemptive rights.
  consideration other than money;

 . shares or rights to purchase shares issued pursuant to a plan of merger or exchange;

 . shares or rights to purchase shares issued pursuant to an employee or incentive benefit plan approved by the shareholders;

 . shares or rights to purchase shares issued upon exercise of previously issued rights to purchase securities of the corporation;

 . shares or rights to purchase shares issued pursuant to a public offering of the corporation's securities or rights to purchase securities; or

 . shares or rights to purchase shares issued pursuant to a court approved plan of reorganization.

   The articles of incorporation of Century
Bancshares do not deny, limit, or otherwise provide for preemptive rights. Thus, according to the MBCA as described above, Century Bancshares's shareholders have preemptive right.

                        Shareholder Class Voting Rights

                   Century Bancshares                                            Marshall & Ilsley

   Under the MBCA, holders of a particular class                Under Sections 180.1004 and 180.1103 of the
or series of shares are entitled to vote as a separate       WBCL, holders of a particular class of shares are
class or series on certain amendments to the articles        entitled to vote as a separate class if the rights of that
of incorporation that uniquely affect the rights of the      class are affected in various respects by mergers,
holders of that class or series or the attributes of that    consolidations or amendments to the articles of
class or series, and, as described above, on certain         incorporation. Under Section 180.1003 of the WBCL,
plans of merger. The MBCA provides that in any               the presence or absence of dissenters' rights for a
case where a class or series of shares is entitled by        voting group affects the right of that group to vote on
the MBCA, the articles of incorporation or the terms         amendments to a corporation's articles of
of the shares to vote as a class or series, the matter       incorporation. If a voting group would have
being voted upon must also receive the affirmative           dissenters' rights as a result of the amendment, then a
vote of the holders of the same proportion of the            majority of the votes entitled to be cast by that voting
shares represented of that class or series, or the total     group is required for adoption of the amendment.
outstanding shares of that class or series, as required
for approval by all of the voting shareholders of the
corporation.

   The outstanding Series A and Series B shares of
Century Bancshares common stock will vote on the merger as a single series. No shares of Century
Bancshares capital stock have the right to vote on the merger as a separate class or series.

                                Indemnification

                  Century Bancshares                                           Marshall & Ilsley

   Unless limited by the articles of incorporation or         Wisconsin corporate law requires a corporation
bylaws, the MBCA provides for mandatory                    to indemnify a director or officer to the extent that he
indemnification of a director, officer, committee          or she has been successful on the merits or otherwise
member or employee made or threatened to be made           in the defense of a proceeding for all reasonable
a party to a proceeding by reason of that person's         expenses that he or she incurred in the proceeding if
former or present official capacity in the corporation     the director or officer was a party because he or she
against certain liabilities and expenses if all of the     is or was a director or officer of the corporation.
following apply:                                           Indemnification is also required in other instances,
                                                           unless the director or officer is personally liable
 . the individual has not otherwise been indemnified        because the director or officer breached or failed to
  against the same liabilities or expenses;                perform a duty that he or she owes to the corporation,
                                                           and the breach or failure to perform constitutes any
 . the individual acted in good faith;                      of the following:

 . the individual received no improper personal             . a willful failure to deal fairly with the corporation
  benefit and, if applicable, the MBCA's                     or its shareholders in connection with a matter in
  requirements with respect to conflicts of interest         which the director or officer has a material conflict
  were satisfied;                                            of interest;

 . in the case of a criminal proceeding, the individual     . a violation of criminal law, unless the director or
  had no reasonable cause to believe that the conduct        officer had reasonable cause to believe that his or
  was unlawful; and depending on the capacity in             her conduct was lawful or no reasonable cause to
  which the individual is serving, the individual            believe that his or her conduct was unlawful;

                                                           . a transaction from which the director or officer
                                                             derived an improper personal benefit; or

                                                           . willful misconduct.

 . depending on the capacity in which the individual           Wisconsin corporate law allows a corporation to
  is serving, the individual either reasonably             limit its obligation to indemnify directors and
  believed the conduct was in the best interests of        officers, but Marshall & Ilsley's articles of
  the corporation or reasonably believed that the          incorporation do not limit Marshall & Ilsley's
  conduct was not opposed to the best of interests of      obligation to indemnify its directors and officers.
  the corporation.
                                                              Wisconsin corporate law also permits a
   A person requesting indemnification is entitled         corporation to provide directors and officers
to the payment or reimbursement by the corporation         additional rights of indemnification, except for
for reasonable expenses in advance of the final            conduct described above, in the articles of
disposition of the proceeding if (i) he or she provides    incorporation or bylaws, by a resolution adopted by
to the corporation a written affirmation of his or her     the board of directors or a majority vote of the
good faith belief that the criteria for indemnification    shareholders or by written agreement. Marshall &
have been satisfied and a written undertaking to           Ilsley's bylaws provide for indemnification of its
repay all amounts so advanced if it is ultimately          directors and officers to the fullest extent permitted
determined that the criteria for indemnification have      by law and set forth procedural requirements for
not been satisfied; (ii) a determination is made that      requesting indemnification. If a director or officer
indemnification is not precluded based on the facts        provides Marshall & Ilsley with a written affirmation
then known; and (iii) such advances are not                of his or her good faith belief that he or she has not
prohibited by article or bylaw provisions equally          breached or failed to perform his or her duties in a
applicable to all members of such person's class.          manner listed above and a written undertaking to
                                                           repay Marshall & Ilsley if he or she is not entitled to
   Century Bancshares's bylaws provide that the            indemnification, then Marshall & Ilsley is required to
company will indemnify its directors, officers and         pay or reimburse the director or officer for all
employees for expenses and liabilities to the extent       reasonable expenses as incurred.
provided in the MBCA, as described above.

                      Limitations on Directors' Liability

                 Century Bancshares                                        Marshall & Ilsley

   The MBCA provides that the articles of                  Under Wisconsin corporate law, a director is not
incorporation may contain a provision eliminating or    liable to the corporation, its shareholders or any
limiting the personal liability of a director to the    person asserting rights on behalf of the corporation or
corporation or its shareholders for monetary damages    its shareholders for monetary damages or other
for breach of fiduciary duty as a director, provided    monetary liabilities arising from a breach of or
that the provision does not eliminate or limit the      failure to perform any duty resulting solely from his
liability of a director for:                            or her status as a director, unless the breach
                                                        constitutes:
 . a breach of the director's duty of loyalty to the
  corporation or its shareholders;                      . a willful failure to deal fairly with the corporation
                                                          or its shareholders in connection with a matter in
 . acts or omissions not in good faith or which            which the director has a material conflict of
  involved intentional misconduct or a knowing            interest;
  violation of law;
                                                        .  a violation of criminal law, unless the director had
                                                          reasonable cause to believe that his or her conduct
                                                          was lawful or no reasonable cause to believe that
                                                          his or her conduct was unlawful;

 .  a transaction from which the director derived an           .  a transaction from which the director derived an
  improper personal benefit;                                    improper personal profit; or

 . an unlawful sale of a security or an unlawful               . willful misconduct.
  distribution to shareholders; or
                                                                 Under Wisconsin corporate law, a director or
 . an act or omission occurring prior to the date when         officer, in discharging his or her duties to the
  the provision in the articles of incorporation became       corporation and determining what he or she believes
  effective.                                                  is in the best interests of the corporation, may, in
                                                              addition to considering the effects of any action on
   Century Bancshares articles of incorporation limit         shareholders, consider:
the liability of directors for breach of fiduciary duty as
a director to the full extent allowed under the MBCA,         . the effects of the action on employees, suppliers
as described above.                                             and customers of the corporation;

   Under the MBCA, a director, in determining what            . the effects of the action on the communities in
is in the best interests of the corporation, may consider       which the corporation operates; and
the following interests:
                                                              . any other factors that the director or officer
 . the corporation's employees, suppliers, creditors and         considers pertinent.
  customers;

 . the economy of the state and nation;

 . community and societal considerations; and

 . the long-term, as well as short-term, interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

                    Amendment of Articles of Incorporation

                   Century Bancshares                                           Marshall & Ilsley

   Under the MBCA, an amendment of the articles                 Under Wisconsin corporate law, the board of
of incorporation must be approved by the affirmative         directors of a corporation may propose amendments
vote of the majority of the directors present at a duly      to a corporation's articles of incorporation and may
held board meeting or proposed by a shareholder              establish conditions for the submission of the
holding 3% or more of the voting power of the shares         amendment to the shareholders. Under most
entitled to vote. The proposed or approved resolution        circumstances, Wisconsin corporate law provides that
must then be submitted to a shareholder vote at the          amendments to a corporation's articles of
next regular meeting or special meeting of the               incorporation must be approved by both the board of
shareholders, except that certain amendments effected        directors of the corporation and its shareholders.
in connection with stock dividends, stock splits and         However, any amendment to the articles of
reverse stock splits require only board approval.            incorporation of a corporation organized before
Generally, a proposed amendment to the articles              January 1, 1973 which did not expressly elect before
requiring shareholder approval is adopted if approved        January 1, 1991 to be governed by a majority or
by the affirmative vote of a majority of the voting          greater voting requirement must be approved by the
power of the shares present and entitled to vote, or by a    affirmative vote of two-thirds of the shares entitled to
larger percentage if required by the articles. For a         vote at a meeting called for that purpose. Marshall &
corporation having more than 35 shareholders, if the         Ilsley's articles of incorporation were not amended
articles provide for a larger percentage to transact a       prior to January 1, 1991 to reduce the vote required
specified type of business, the vote of that larger          to amend its articles of incorporation.
percentage is required to amend the articles to
decreasepercentage is required to amend the articles to
decrease the percentage necessary to transact that
business. The articles of incorporation of Century
Bancshares contain no provision with regard to
amendment of the corporation's articles of
incorporation or requiring a supermajority vote to
transact any specified type of business.

                              Amendment of Bylaws

                   Century Bancshares                                          Marshall & Ilsley

   Under the MBCA, the power to adopt, amend or                Under Wisconsin corporate law, the board of
repeal the bylaws is vested in the board unless             directors or the shareholders of a corporation may
reserved by the articles of incorporation to the            adopt, amend or repeal the bylaws, except to the
shareholders. The power of the board is subject to the      extent that the articles of incorporation reserve that
power of a shareholder or shareholders holding 3% or        power to the shareholders or the shareholders provide
more of the voting power of the shares entitled to          in adopting, amending or repealing a particular
vote to propose a resolution for action by the              bylaw, that the board of directors may not amend,
shareholders to adopt, amend or repeal bylaws               repeal or readopt that bylaw or the shareholders set
adopted, amended or repealed by the board. The              specific voting requirements for the board of
board may not adopt, amend or repeal a bylaw fixing         directors to amend, repeal or readopt that bylaw.
a quorum for meetings of shareholders, prescribing          Marshall & Ilsley's articles of incorporation and
procedures for removing directors or filling vacancies      bylaws provide that the bylaws may be amended,
in the board, or fixing the number of directors or their    altered or repealed, and new bylaws may be enacted,
classifications, qualifications or terms of office, but     only by the affirmative vote of not less than two-
may adopt or amend a bylaw to increase the number           thirds of the shares entitled to vote, or by a vote of
of directors. The articles of incorporation of Century      not less than three-quarters of the board of directors.
Bancshares provide that the board of directors has the      Marshall & Ilsley's bylaws further provide that no
authority to make or alter the bylaws of the                bylaw adopted, amended or repealed by the
corporation, except to the extent otherwise limited by      shareholders shall thereafter be enacted, amended or
the MBCA.                                                   repealed by the directors unless such action by the
                                                            shareholders shall expressly confer upon the directors
                                                            authority to thereafter enact, amend or repeal such
                                                            bylaw as so amended. Marshall & Ilsley's bylaws
                                                            also provide that any bylaw adopted, repealed, or
                                                            amended by the board of directors shall be subject to
                                                            reenactment, repeal or amendment by the
                                                            shareholders acting at any meeting of the
                                                            shareholders in accordance with the bylaws.

                        Shareholder's Inspection Rights

                  Century Bancshares                                         Marshall & Ilsley

   Under the MBCA, a shareholder or beneficial                Under Wisconsin corporate law, each
owner of a corporation that is not a publicly held         shareholder of record and his or her agent or attorney
corporation has a right to demand, examine and copy        has the right to inspect and copy for a proper purpose
the corporation's share register containing the names      the list of shareholders prepared for a meeting. The
and addresses of the shareholders and the number and       list must be arranged by class or series of shares and
classes of shares held by each shareholder, as well as     must show the address of, and the number of shares
certain corporate organizational and financial             owned by, each shareholder of record. Inspections
documents and reports, shareholder control and voting      must be conducted during regular business hours at
trust agreements, and records of corporate proceedings.    the shareholder's expense. This right of
                                                           inspectionbegins two business days after notice of the
                                                           shareholders' meeting is given and continues through
                                                           the meeting. This right of inspection may be
                                                           exercised upon written demand.

Other corporate records, including the record dates of         Both shareholders of record and beneficial
issuance of shares, are accessible only upon showing a      shareholders of Wisconsin corporation who satisfy
proper purpose. A proper purpose is a purpose               specified requirements, and their attorneys and
reasonably related to the person's interest as a            agents, have the right to inspect and copy the
shareholder or beneficial owner of the corporation.         corporation's bylaws and, subject to the requirements
Inspection rights take effect only upon a demonstration     discussed below, minutes of meetings and consent
that the stated purpose for the inspection is a proper      actions of the board of directors and shareholders,
purpose and that the corporate records sought to be         records of actions taken by a committee of the board
inspected are reasonably related to that stated purpose.    of directors on behalf of the corporation, accounting
A corporation need not permit inspection if it can          records and the record of shareholders. Inspections
establish that the plaintiff's actual propose for the       must be conducted during regular business hours and
inspection is improper, regardless of the stated            are conducted at the shareholder's expense. Notice of
purpose.                                                    a demand must be given five business days before the
                                                            date on which the shareholder wants to inspect and
   A Minnesota corporation is also required to              copy the records. For records other than the bylaws,
furnish to a shareholder, within 10 business days after     the demand must be made in good faith and for
receipt of the shareholder's written request, the           proper purpose, and the person must have been a
corporation's most recently prepared annual financial       shareholder for at least six months or hold at least
statements, including, at minimum, a balance sheet and      five percent of the outstanding shares of the
statement of income as of the end of and for the fiscal     outstanding shares of the corporation.
year.
                                                               A Wisconsin corporation is also required to mail
                                                            a copy of its latest financial statements to any
                                                            shareholder who requests a copy in writing.


                            Issuance of New Shares

                    Century Bancshares                                            Marshall & Ilsley
   Under Minnesota corporate law, a corporation                   Under Wisconsin corporate law, a corporation
may, by action of its board of directors, issue up to the      may, by action of its board of directors, issue up to
number of shares of a class or series authorized in the        the number of shares of a class or series authorized in
corporation's articles of incorporation. If a corporation      the corporation's articles of incorporation. If a
wishes to increase the number of shares of a class or          corporation wishes to increase the number of shares
series authorized in its articles of incorporation, then it    of a class or series authorized in its articles of
must amend its articles of incorporation in the manner         incorporation, then it must amend its articles of
described above. Except in conjunction with certain            incorporation in the manner described above.
stock dividends, stock splits and reverse stock splits, an
amendment to the articles of incorporation to change              The listing requirements of the NYSE applicable
the aggregate number of authorized shares requires a           to Marshall & Ilsley require prior shareholder
vote of shareholders.                                          approval of specified issuances of shares, including
                                                               issuances of shares bearing voting power equal to or
                                                               exceeding 20 percent of the pre-issuance outstanding
                                                               voting power or pre-issuance outstanding number of
                                                               shares. These requirements do not apply to the
                                                               issuance of Marshall & Ilsley common stock
                                                               pursuant to the terms of the merger agreement
                                                               because the shares to be issued do not exceed 20
                                                               percent of Marshall & Ilsley's outstanding shares of
                                                               common stock.

                                                                  In general, shareholders of a Wisconsin
                                                               corporation are not personally liable for the acts or
                                                               debts of the corporation. Shareholders of a Wisconsin
                                                               corporation may be directly liable up to the aggregate
                                                               par value of the shares owned by them for debts of
                                                               the corporation owed to the corporation's employees
                                                               for services performed for the corporation, but not
                                                               exceeding six months' service in any one case. Some
                                                               Wisconsin courts have interpreted par value to mean
                                                               the amount paid by the shareholder for their shares.

                             SHAREHOLDER PROPOSALS

   The 2002 annual meeting of Marshall & Ilsley shareholders is scheduled for April 23, 2002. In accordance with Marshall & Ilsley's bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2002 annual meeting and any other shareholder proposed business to be brought before the 2002 annual meeting must be submitted to Marshall & Ilsley no later than January 24, 2002. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley's bylaws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2002 annual meeting must have been received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, on or before November 9, 2001. Proposals should be directed to Mr. M.F. Furlong, Executive Vice President. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 LEGAL MATTERS


   The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Maslon Edelman Borman & Brand, LLP will render an opinion to Century Bancshares regarding the material U.S. federal income tax consequences of the merger. Messrs. Jerome Simon, Barry Gersick and Charles Bans are partners in Maslon Edelman Borman & Brand, LLP and shareholders of Century Bancshares. As of January 14, 2002, Mr. Simon held 186,000 shares of Century Bancshares Series A common stock and options to purchase 23,000 shares of Century Bancshares common stock, Mr. Gersick held 8,000 shares of Century Bancshares Series A common stock and 72,000 shares of Century Bancshares Series B common stock, and Mr. Bans held 2,500 shares of Century Bancshares Series A common stock and 22,500 shares of Century Bancshares Series B common stock.


                                    EXPERTS

   Arthur Andersen LLP, independent auditors, have audited Marshall & Ilsley's consolidated financial statements included in Marshall & Ilsley's Annual Report on Form 10-K, as amended, as of December 31, 2000 and December 31, 1999, and for the three years ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Marshall & Ilsley's financial statements are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

   McGladrey & Pullen, LLP, independent auditors, have audited Century Bancshares's consolidated financial statements as of December 31, 2000 and December 31, 1999, and for the three years ended December 31, 2000, as set forth in their report, which is attached hereto as Appendix D, incorporated by reference in this prospectus and elsewhere in this registration statement. Century Bancshares's financial statements are incorporated by reference in reliance on McGladrey & Pullen., LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act of 1933 that registers the distribution to shareholders of Century Bancshares the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley's common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

   In addition, Marshall & Ilsley (File No. 1-15403) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room    Northeast Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.         223 Broadway              Citicorp Center
      Room 1024            New York, New York 10279    500 West Madison Street
  Washington, D.C. 20549                                      Suite 1400
                                                     Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley, that file information electronically with the SEC. The address of that site is http:www.sec.gov.

   You can also request copies of this information from Marshall & Ilsley by making a request to:

                        Shareholder/Investor Relations
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202

                       (414) 765-7817 or (414) 765-7806


   Marshall & Ilsley's address on the world wide web is http://www.micorp.com, and Century Bancshares's address is http://www.bankatcentury.com. The information on our web sites is not a part of this document.

   You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   This document incorporates by reference the documents listed below that Marshall & Ilsley has previously filed with the SEC. They contain important information about our companies and their financial condition.

              Marshall & Ilsley Filings                                Period or Date Filed
              -------------------------                                --------------------
Annual Report on Form 10-K                               Year ended December 31, 2000 (as amended by a
                                                         Form 10-K/A filed on April 17, 2001)

Quarterly Reports on Form 10-Q                           Quarters ended March 31, 2001,
                                                         June 30, 2001 and September 30, 2001

  The description of Marshall & Ilsley common stock      October 18, 1999
set forth in the registration statement on Form
8-A filed pursuant to Section 12 of the Securities and
Exchange Act, including any amendment or report
filed with the SEC for the purpose of updating this
description

Current Reports on Form 8-K                              June 22, 2001, July 12, 2001 and August 24, 2001

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Additional documents that Marshall & Ilsley may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of Century Bancshares's shareholders or any adjournments or postponements of the special meeting are also incorporated by reference. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


   In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Century Bancshares has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated January 23, 2002. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

                                                                     APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           CENTURY BANCSHARES, INC.

                                      AND

                         MARSHALL & ILSLEY CORPORATION


                         Dated as of December 3, 2001

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----

ARTICLE I--THE MERGER
SECTION 1.1  The Merger..........................................   1
SECTION 1.2  Effective Time......................................   1
SECTION 1.3  Effect of the Merger................................   1
SECTION 1.4  Articles of Incorporation; By-Laws..................   2
SECTION 1.5  Directors and Officers..............................   2
SECTION 1.6  Merger Consideration................................   2
SECTION 1.7  Conversion of Securities; Dissenting Shares.........   2
SECTION 1.8  Exchange of Certificates............................   4
SECTION 1.9  Stock Transfer Books................................   6
SECTION 1.10 Adjustments for Dilution and Other Matters..........   6
SECTION 1.11 Company Common Stock................................   6

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER
SECTION 2.1  Organization and Qualification; Subsidiaries........   6
SECTION 2.2  Articles of Incorporation and By-Laws...............   7
SECTION 2.3  Capitalization......................................   7
SECTION 2.4  Authority...........................................   8
SECTION 2.5  No Conflict; Required Filings and Consents..........   8
SECTION 2.6  Compliance; Permits.................................   9
SECTION 2.7  Securities and Banking Reports; Financial Statements   9
SECTION 2.8  Absence of Certain Changes or Events................  10
SECTION 2.9  Absence of Litigation...............................  10
SECTION 2.10 Employee Benefit Plans..............................  10
SECTION 2.11 Registration Statement; Proxy Statement/Prospectus..  12
SECTION 2.12 Title to Property...................................  12
SECTION 2.13 Environmental Matters...............................  12
SECTION 2.14 Absence of Agreements...............................  13
SECTION 2.15 Taxes...............................................  14
SECTION 2.16 Insurance...........................................  14
SECTION 2.17 Brokers.............................................  14
SECTION 2.18 Tax Matters.........................................  14
SECTION 2.19 Material Adverse Effect.............................  15
SECTION 2.20 Material Contracts..................................  15
SECTION 2.21 Vote Required.......................................  15

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1  Organization and Qualification; Subsidiaries........  15
SECTION 3.2  Articles of Incorporation and By-Laws...............  16
SECTION 3.3  Capitalization......................................  16
SECTION 3.4  Authority...........................................  16
SECTION 3.5  No Conflict; Required Filings and Consents..........  16
SECTION 3.6  Securities and Banking Reports; Financial Statements  17
SECTION 3.7  Absence of Certain Changes or Events................  18
SECTION 3.8  Registration Statement; Proxy Statement/Prospectus..  18

ARTICLE IV--COVENANTS OF SELLER
SECTION 4.1  Affirmative Covenants...............................  18
SECTION 4.2  Negative Covenants..................................  19
SECTION 4.3  Letter of Seller's Accountants......................  20
SECTION 4.4  No Solicitation of Transactions.....................  20

                                                                          Page
                                                                          ----
 SECTION 4.5  Update Disclosure; Breaches................................  21
 SECTION 4.6  Affiliates; Tax Treatment..................................  21
 SECTION 4.7  Delivery of Shareholder List...............................  22
 SECTION 4.8  Loan and Investment Policies...............................  22
 SECTION 4.9  Access and Information.....................................  22
 SECTION 4.10 Confidentiality Letter.....................................  22

 ARTICLE V--COVENANTS OF THE COMPANY
 SECTION 5.1  Affirmative Covenants......................................  23
 SECTION 5.2  Negative Covenants.........................................  23
 SECTION 5.3  Breaches...................................................  23
 SECTION 5.4  Stock Exchange Listing.....................................  23
 SECTION 5.5  Tax Treatment..............................................  23
 SECTION 5.6  Confidentiality Letter.....................................  23

 ARTICLE VI--ADDITIONAL AGREEMENTS
 SECTION 6.1  Proxy Statement/Prospectus; Registration Statement.........  23
 SECTION 6.2  Meeting of Seller's Shareholders...........................  24
 SECTION 6.3  Appropriate Action; Consents; Filings......................  24
 SECTION 6.4  Employee Benefit Matters...................................  24
 SECTION 6.5  Directors' and Officers' Indemnification and Insurance.....  24
 SECTION 6.6  Notification of Certain Matters............................  25
 SECTION 6.7  Public Announcements.......................................  25
 SECTION 6.8  Customer Retention.........................................  25
 SECTION 6.9  Expenses...................................................  25

 ARTICLE VII--CONDITIONS OF MERGER
 SECTION 7.1  Conditions to Obligation of Each Party to Effect the Merger  26
 SECTION 7.2  Additional Conditions to Obligations of the Company........  26
 SECTION 7.3  Additional Conditions to Obligations of Seller.............  28

 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER
 SECTION 8.1  Termination................................................  29
 SECTION 8.2  Effect of Termination......................................  30
 SECTION 8.3  Amendment..................................................  30
 SECTION 8.4  Waiver.....................................................  30

 ARTICLE IX--GENERAL PROVISIONS
 SECTION 9.1  Non-Survival of Representations, Warranties and Agreements.  30
 SECTION 9.2  Notices....................................................  31
 SECTION 9.3  Certain Definitions........................................  31
 SECTION 9.4  Headings...................................................  32
 SECTION 9.5  Severability...............................................  32
 SECTION 9.6  Entire Agreement...........................................  32
 SECTION 9.7  Assignment.................................................  32
 SECTION 9.8  Parties in Interest........................................  32
 SECTION 9.9  Governing Law..............................................  32
 SECTION 9.10 Counterparts...............................................  32
 SECTION 9.11 Time is of the Essence.....................................  32
 SECTION 9.12 Specific Performance.......................................  32

 ANNEX A      SUBSIDIARIES OF SELLER

 EXHIBIT 1.1  PLAN OF MERGER
 EXHIBIT 4.6  AFFILIATE LETTER

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2001 (the "Agreement"), between Century Bancshares, Inc., a Minnesota corporation (the "Seller") and Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company").

   WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Minnesota Business Corporation Act (the "MBCA") and the Wisconsin Business Corporation Law (the "WBCL");

   WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted and approved this Agreement and the Plan of Merger (as hereafter defined);

   WHEREAS, subsequent to the approval of this Agreement and the Plan of Merger by Seller's Board of Directors and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company and certain shareholders of the Seller have entered into an agreement pursuant to which each such shareholder has agreed to vote his or her shares of Seller Common Stock in favor of the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute the plan of reorganization;

   WHEREAS, for financial accounting purposes it is intended that the Merger shall be accounted for as a purchase.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

   SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1 (the "Plan of Merger"), at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the date and time of the later of such filing with the Minnesota Secretary of State or the DFI is referred to herein as the "Effective Time").

   SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, immunities, powers and franchises of the Company and the Seller shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   SECTION 1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   SECTION 1.6  Merger Consideration

   (a) The aggregate dollar value of the merger consideration shall be $66,000,000 minus the Option Payment Amount as defined in (c) below (the "Merger Consideration"). The Merger Consideration shall consist of shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"); provided, however, that up to $30,000,000 minus the Option Payment Amount (the "Cash Amount") of the Merger Consideration may be payable in cash at the election of holders of the Seller Common Stock (as hereinafter defined). For purposes of valuing the Company Common Stock as part of the Merger Consideration, one share of Company Common Stock will be deemed to have a value equal to the average of the average high and low sale price per share of Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the ten (10) consecutive trading days ending on and including the second trading day preceding the Effective Time (the "Average Trading Price"). The Company agrees that all of the Company's purchases of Company Common Stock shall be in accordance with Regulation M of the Exchange Act.

   (b) The "Per Share Merger Consideration" shall be an amount equal to the aggregate value of the Merger Consideration divided by the total number of shares of Series A common stock, $.01 par value, and Series B common stock, $.01 par value, of the Seller (collectively, the "Seller Common Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Seller Common Stock").

   (c) The "Option Payment Amount" shall be an amount equal to (A) the number of shares of Seller Common Stock subject to options immediately prior to the Effective Time (such options are referred to collectively as the "Outstanding Options") multiplied by $7.398 (such product to be rounded to the nearest whole cent), minus (B) the aggregate exercise price of all Outstanding Options.

   SECTION 1.7  Conversion of Securities; Dissenting Shares.  Subject to
Section 1.7(h) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holders of the Seller's securities:

   (a) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Shares owned by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares") and other than Dissenting Shares (as defined in Section 1.7(j)), shall be converted into the right to receive a number of shares of Company Common Stock, determined by dividing the Per Share Merger Consideration by the Average Trading Price and rounding the result to the nearest one thousandth of a share (the "Stock Consideration"); provided, however, that, subject to the election and allocation procedures set forth in this Section 1.7, each holder of such Shares will be entitled, with respect to the Merger Consideration to be received for each such Share held by the holder, to elect to receive cash from the Company, without interest (a "Cash Election"), in an amount equal to the Per Share Merger Consideration (the "Cash Consideration").

   (b) The number of Shares which may be converted into the right to receive the Cash Consideration in the Merger shall be no more than (i) the Cash Amount divided by the Per Share Merger Consideration (rounded down to the nearest whole number) minus (ii) the total number of Dissenting Shares, if any (the "Cash Election Number").

   (c) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted, at the Effective Time, into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Merger Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Company Common Stock equal to the product of (x) the Stock Consideration and
(y) a fraction equal to one minus the Cash Fraction.

   (d) In the event that Section 1.7(c) above is inapplicable, all Cash Election Shares shall be converted, at the Effective Time, into the right to receive the Cash Consideration and all other Shares, other than Dissenting Shares, shall be converted, at the Effective Time, into the right to receive the Stock Consideration.

   (e) All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Seller (a "Form of Election") and mailed to holders of record of Shares as of the record date for the Seller Shareholders' Meeting (as defined below) or such other date as the Company and the Seller shall mutually agree (the "Election Form Record Date"). The Company and the Seller shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of record of Shares between the Election Form Record Date and the Election Deadline (as defined below). Elections shall be made by submitting to the Exchange Agent (as defined below) a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with Section 1.7(f). The Company will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Company (or the Exchange Agent) shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section
1.7 and all computations shall be conclusive and binding on the holders of Shares.

   (f) A Form of Election must be received by the Exchange Agent by the close of business of the last business day prior to the date of the Seller Shareholders' Meeting in order to be effective. Such time on such date shall hereinafter be referred to as the "Election Deadline." Any holder of Shares who has made an election may at any time prior to the Election Deadline change or withdraw its election by written notice to the Exchange Agent prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Company of its determination.

   (g) The Shares of a holder who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (other than Dissenting Shares) shall be converted into the right to receive the Stock Consideration at the Effective Time. If the Company or the Exchange Agent shall determine that any purported Cash Election was not properly made, the purported Cash Election shall be deemed to be of no force and effect and the Shares of the holder making such purported Cash Election shall be converted into the right to receive the Stock Consideration at the Effective Time.

   (h) No fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock that a holder of any Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Company Common Stock results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.7.

   (i) Each share of Seller Common Stock held by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account shall be canceled and extinguished at the Effective Time without conversion thereof into the Merger Consideration or payment therefor.

   (j) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders or beneficial owners who have validly exercised and perfected dissenter's rights with respect to those Shares under Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration in accordance with this Section 1.7, unless and until such holders or beneficial owners shall have failed to perfect or shall have effectively withdrawn or lost their dissenter's rights with respect to such Dissenting Shares under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If, after the Effective Time, any such holder or beneficial owner shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable only for the right to receive, as of the Effective Time, the Stock Consideration in accordance with this
Section 1.7, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's or beneficial owner's intent to demand payment of the "fair value" of the shareholder's or beneficial owner's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the "fair value" of Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for "fair value." Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any such demands for "fair value."

   (k) Each option to purchase shares of Seller Common Stock (each, a "Seller Option") outstanding under any stock option plan immediately prior to the Effective Time, whether or not vested or exercisable, shall be converted into the right to receive cash from the Company in an amount equal to (A) the number of shares of Seller Common Stock subject to such Seller Option multiplied by
(B) $7.398 (the product of (A) and (B) shall be rounded to the nearest whole cent), minus (C) the aggregate exercise price for such Seller Option. After the Effective Time, each Seller Option shall represent only the right to receive the cash amount described above and shall not represent a right to receive any securities of the Company.

   SECTION 1.8  Exchange of Certificates.

   (a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with a bank or trust company designated by the Company and which may be an affiliate of the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this
Article I, through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Shares pursuant to this Article I (the "Exchange Fund"). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Merger Consideration.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing Shares which were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (each, a "Certificate" and collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable in exchange for the Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(h), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

   (d) No Further Rights in the Shares. All Merger Consideration issued or paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(h)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this
Article I shall thereafter look only to the Company to claim the Merger Consideration to which they are entitled, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to
Section 1.8(f).

   (f) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

   (g) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares or any holder of Seller Options such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares or the former holder of Seller Options, as the case may be, in respect of which such deduction and withholding was made by the Company.

   SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Merger Consideration in accordance with this Article I.

   SECTION 1.10 Adjustments for Dilution and Other Matters. If, after the date of this Agreement and during the period in which the Average Trading Price is determined, the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments, if any, will be made to the Merger Consideration and the Stock Consideration determined pursuant to Sections 1.6(a) and 1.7(a).

   SECTION 1.11 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and, at the Effective Time, such shares shall remain issued and outstanding.

             ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER

   Except as set forth in the Disclosure Schedule delivered by Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which shall identify exceptions by specific Section references, Seller hereby represents and warrants to the Company that:

   SECTION 2.1  Organization and Qualification; Subsidiaries.

   (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Each subsidiary of Seller ("Seller Subsidiary," or collectively the "Seller Subsidiaries") is a federally chartered national bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. Each of Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), the Minnesota Secretary of State and the Minnesota Department of Commerce, and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller

Approvals, except in each case where the revocations or modifications, or the failure to have such power, authority and Seller Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 2.1(d)) on Seller and Seller Subsidiaries, taken as a whole.

   (b) Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation or foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated or organized is set forth on Annex A. Except as set forth on Annex A, Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or limited liability company interests of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Annex A, Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

   (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as defined in Section 3.1(a)) taken as a whole or the Seller and Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Seller, respectively, to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) compliance with the terms of, or the taking of actions contemplated by, this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (c) changes in generally accepted accounting principles that are generally applicable to the banking industry, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, including changes in the prevailing level of interest rates.

   (e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 1998, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

   SECTION 2.2 Articles of Incorporation and By-Laws. Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of Seller ("Seller Articles" and "Seller By-Laws," respectively) and the Articles of Incorporation and the By-Laws of each Seller Subsidiary (the "Subsidiary Organizational Documents"). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither Seller nor any Seller Subsidiary is in violation of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

   SECTION 2.3 Capitalization. The authorized capital stock of Seller consists of 5,000,000 shares of Series A Seller Common Stock and 15,000,000 shares of Series B Seller Common Stock. As of the date of this Agreement, (i) 2,499,709 shares of Series A Seller Common Stock and 5,450,590 shares of Series B Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller shareholder and (ii) 1,310,425 shares of Seller Common Stock are reserved for future issuance pursuant to outstanding stock options issued pursuant to Seller's stock option plans. Except as set forth in clause (ii), above, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock or limited liability company interests of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue or sell any shares of capital stock or limited liability company interests of, or other equity interests in, Seller or any Seller Subsidiary. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable. There are no obligations, contingent or otherwise, of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or limited liability company interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Except as set forth on the Seller Disclosure Schedule, each of the outstanding shares of capital stock or limited liability company interests of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares or limited liability company interests owned by Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of Seller's voting rights, charges or other encumbrances of any nature whatsoever.

   SECTION 2.4 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the MBCA and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including without limitation Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Plan of Merger by Seller's shareholders in accordance with the MBCA and the Seller Articles and Seller By-Laws). This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   SECTION 2.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Sections 302A.671, 302A.673 and 302A.675 of the MBCA are inapplicable to the Merger, this Agreement and the transactions contemplated hereby or entered into in connection herewith (including without limitation the execution of that certain Shareholder Voting Agreement dated as of the date hereof among the Company and certain shareholders of the Seller). Without limiting, the generality of the foregoing, the Seller is not an "issuing public corporation," as such term is defined in Section 302A.011 Subd. 39 of the MBCA. No other "control share acquisition," "fair price" (other than Sections 302A.471 and 302A.473 of the MBCA) or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to the Merger, this Agreement or any of the transactions contemplated hereby or entered into in connection herewith (including, without limitation, the execution of the Shareholder Voting Agreement).

   (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the BHCA, the banking laws and regulations of the United States of America (the "USBL"), and the filing and recordation of appropriate merger or other documents as required by the MBCA and the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   SECTION 2.6 Compliance; Permits. Neither Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   SECTION 2.7  Securities and Banking Reports; Financial Statements.

   (a) Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Minnesota Department of Commerce and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller Reports, including any Seller Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seller and Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller for the fiscal year ended December 31, 2000, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   SECTION 2.8  Absence of Certain Changes or Events.  Except as set forth in
Section 2.8 of the Seller Disclosure Schedule, since December 31, 2000 to the date of this Agreement, Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (i) any change in the financial condition, results of operations or business of Seller and any of the Seller Subsidiaries having a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by Seller in its accounting methods, principles or practices, (iv) any revaluation by Seller of any of its assets in any material respect, (v) except for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 2001 (which amounts have been previously disclosed to Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (vii) suffered any strike, work stoppage, slow-down or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) had any union organizing activities.

   SECTION 2.9  Absence of Litigation.

   (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   SECTION 2.10  Employee Benefit Plans.

   (a) Current Plans.  Section 2.10(a) of the Seller Disclosure Schedule lists
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

   (b) Absence of Certain Types of Plans. Except as disclosed in the Seller Disclosure Schedule, no member of Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in
Section 3(37) of ERISA. Except as disclosed in the Seller Disclosure Schedule, none of the Plans obligates Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

   (c) Compliance with Applicable Law. Except as disclosed in the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Seller Disclosure Schedule, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim. Except as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

   (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in the Seller Disclosure Schedule, Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed on the Seller Disclosure Schedule, no trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

   (e) Absence of Certain Liabilities and Events. Except for matters disclosed in the Seller Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Sections 4971 through 4980E of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such liability.

   (f) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

   (g) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of Seller or any of the Seller Subsidiaries disclosed in Section 2.10(g) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any such contracts. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

   (h) Effect of Agreement. Except as disclosed on the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

   SECTION 2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by Seller for inclusion in the Registration Statement (as defined in Section 3.8) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of Seller in connection with the meeting of Seller's shareholders to consider the approval of this Agreement, the Plan of Merger and the Merger (the "Seller Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

   SECTION 2.12 Title to Property. Except as set forth in Section 2.12 of the Seller Disclosure Schedule, Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by Seller or any Seller Subsidiary (or event which with notice or lapse of time, or both, would constitute a material default by Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of Seller's and each of the Seller Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   SECTION 2.13 Environmental Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller represents and warrants that to the best of Seller's knowledge: (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries and the Participation Facilities (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or "Hazardous Materials" which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller or Seller Subsidiaries; (ii) during and prior to the period of (a) the Seller's or any of the Seller Subsidiaries' ownership or operation of any of their respective current properties or (b) the Seller's or any of the Seller's Subsidiaries' participation in the management of any Participation Facility, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller or Seller's Subsidiaries;
(iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller's Subsidiaries or any or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility; (v) neither Seller nor Seller's Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller's Subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller's Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility or
(b) to cause any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

   The following definitions apply for purposes of this Section 2.13: (a) "Participation Facility" means any facility in which the Seller or any of the Seller's Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (b) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority; or
(iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Material Adverse Effect on Seller or Seller's Subsidiaries; and (c) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

   SECTION 2.14 Absence of Agreements. Neither Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except as disclosed in the Seller Disclosure Schedule, nor has Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by Seller in Section 2.14 of the Seller Disclosure Schedule.

   SECTION 2.15 Taxes. Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the best knowledge of the Seller, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of Seller for the periods during which any such corporations were owned, directly or indirectly, by Seller. Except as otherwise disclosed in the Seller Disclosure Schedule, to the best knowledge of the Seller, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Seller Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Seller Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among Seller and the Seller Subsidiaries and no tax indemnities given by Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include income either
(i) any amount in respect of any adjustment under Section 481 of the Code, or
(ii) any installment sale gain. Neither Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

   SECTION 2.16 Insurance. Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Seller's financial statements for the fiscal year ended December 31, 2000.

   SECTION 2.17 Brokers. No broker, finder or investment banker (other than RBC Capital Markets) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, Seller has furnished to the Company a complete and correct copy of all agreements between Seller and RBC Capital Markets pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   SECTION 2.18 Tax Matters. Neither Seller nor, to the best of Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

   SECTION 2.19 Material Adverse Effect. Since December 31, 2000, there has been no Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole.

   SECTION 2.20 Material Contracts. Except as disclosed in the Seller Disclosure Schedule (which may reference other sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000.

   SECTION 2.21 Vote Required. The affirmative vote of the holders of a majority of the then outstanding shares of Series A and Series B Seller Common Stock voting together as a single class is the only vote of the holders of any class or series of Seller capital stock necessary to approve this Agreement, the Plan of Merger and the Merger.

          ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Seller that:

   SECTION 3.1  Organization and Qualification; Subsidiaries.

   (a) The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA. Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank, a corporation, a limited liability company or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the OCC or the Office of Thrift Supervision and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, or the failure to have such power, authority or Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Company Subsidiaries as of February 28, 2001 is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, ("Exhibit 21") previously delivered to Seller. Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries which is a "significant subsidiary" under Rule 12b-2 under the Exchange Act. Except for the Company Subsidiaries set forth on said Exhibit 21, the Company did not as of February 28, 2001 directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, which would be required to be disclosed on Exhibit 21.

   SECTION 3.2 Articles of Incorporation and By-Laws. The Company has previously furnished to Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws.

   SECTION 3.3  Capitalization.

   (a) The authorized capital stock of the Company consists of (i) 320,000,000 shares of Company Common Stock of which, as of September 30, 2001, 106,506,115 shares were issued and outstanding, and 10,795,640 shares were held in treasury; (ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 336,370 of which, as of September 30, 2001 were outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to
Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). Except as set forth in clauses (i)-(ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

   (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

   SECTION 3.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including without limitation, the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   SECTION 3.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, and the filing and recordation of appropriate merger or other documents as required by Wisconsin law and Minnesota law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

   SECTION 3.6  Securities and Banking Reports; Financial Statements.

   (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2000, and as of the date of this Agreement have delivered or made available to Seller through the SEC's EDGAR system, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1998, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 1998, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1998 (collectively, the "Company SEC Reports") and (y) the OCC, the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Company included in the Company Form 10-K for the year ended December 31, 2000, as amended, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since December 31, 2000 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.8 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

                        ARTICLE IV--COVENANTS OF SELLER

   SECTION 4.1 Affirmative Covenants. Seller hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

   (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

   (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

   (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

   (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Seller shall not maintain existing insurance policies and/or purchase new insurance policies for directors' and officers' liabilities at an aggregate annual premium cost equal to or in excess of 150% of the current annual premiums paid by Seller on its existing policies;

   (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

   (f) use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

   (g) use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and Seller Subsidiaries, taken as a whole.

   SECTION 4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

   (a)(i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex B, or, except as required by applicable law, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

   (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock except for dividends by a Seller Subsidiary solely to Seller; provided, however, that Seller may declare and pay a cash dividend not to exceed $300,000 in the aggregate if the Effective Time has not occurred on or prior to 5:00 p.m., Milwaukee time, on April 19, 2002;

   (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock, limited liability company interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or limited liability company interests, or any options, warrants, conversion or other rights to acquire any shares of its capital stock, limited liability company interests or any such securities or obligations; (ii) subject to Section 4.4 hereof, merge with or into any other person, permit any other person to merge into it or consolidate with any other person, or effect any reorganization or recapitalization or statutory share exchange; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any person other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or limited liability company interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or limited liability company interests;

   (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock or limited liability company interests of Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares or limited liability company interests;

   (e) propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization, or operating agreement, as the case may be, in any way adverse to the Company;

   (f) change any of its methods of accounting in effect at December 31, 2000 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by Law or generally accepted accounting principles;

   (g) change in any material manner any lending, investment, liability management or other material policies concerning the business or operations of Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more, (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $100,000 individually; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of Seller or any of the Seller Subsidiaries; (vii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; (viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; or

   (h) agree in writing or otherwise to do any of the foregoing.

   SECTION 4.3 Letter of Seller's Accountants. If requested in writing by the Company, Seller shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of McGladrey & Pullen, LLP, Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

   SECTION 4.4  No Solicitation of Transactions.

   (a) Seller shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal (as defined below), other than with respect to the Merger, with any parties conducted heretofore. Seller will not, directly or indirectly, and will instruct its directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers, advisors and other representatives (collectively, "Representatives") not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Seller or any of the Seller Subsidiaries to take any such action, and Seller shall use its reasonable efforts to cause the Representatives of Seller and the Seller Subsidiaries not to take any such action, and Seller shall promptly notify the Company if any such inquiries or proposals are made regarding a Competing Proposal, and Seller shall keep the Company informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the shareholders of Seller shall have adopted and approved this Agreement, the Plan of Merger, and the Merger in accordance with the MBCA, nothing contained in this Section 4.4 shall prohibit the Board of Directors of Seller from (i), in connection with a Superior Competing Transaction (as defined below), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Seller, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Seller to comply with its fiduciary duties to shareholders imposed by Minnesota law,
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Seller provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, Seller receives from such person an executed confidentiality agreement, and (D) Seller keeps the Company informed, on a current basis, of the status and details of any such discussions or negotiations, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

   (b) For purposes of this Agreement, "Competing Proposal" shall mean any of the following involving Seller or any Seller Subsidiary: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Seller and the Seller Subsidiaries taken as a whole, or 15% or more of any class of equity securities of Seller or any of the Seller Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more any class of equity securities of Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

   (c) For purposes of this Agreement "Superior Competing Transaction" shall mean any of the following involving Seller or any Seller Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of the assets of Seller and the Seller Subsidiaries taken as a whole, and otherwise on terms which the Board of Directors of Seller determines in its good faith judgment (taking into consideration the opinion of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

   SECTION 4.5  Update Disclosure; Breaches.

   (a) From and after the date of this Agreement until the Effective Time, Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to Seller, Seller and the Company will use their reasonable efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

   (b) Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable efforts to prevent or promptly remedy the same.

   SECTION 4.6 Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement (a) Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of Seller, including, without limitation, all directors and executive officers of Seller, for purposes of Rule 145 promulgated under the Securities Act (each a "Seller Affiliate") and
(b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Seller shall use its reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. Seller shall use its reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status. Seller will use its reasonable efforts to cause the Merger to qualify as a reorganization under
Section 368(a)(1)(A) of the Code.

   SECTION 4.7 Delivery of Shareholder List. Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

   SECTION 4.8 Loan and Investment Policies. To the extent permitted by applicable law or regulations, the Company and Seller agree to establish, within 30 days of the date of this Agreement at Seller and any Seller Subsidiaries which make loans, loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period prior to the Effective Time. To the extent permitted by applicable law or regulations, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of an amount to be agreed upon; (ii) making, committing to make or renewing any loan to any affiliate of Seller or the Seller Subsidiaries or any family member of such affiliate or any entity in which such affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of an amount to be agreed with respect to any commercial real estate or in or with respect to any commercial real estate development project; or (iv) entering into any contract, lease, or license under which Seller or any Seller Subsidiary will be bound to pay in excess of an amount to be agreed over the life of such agreement or voluntarily committing any act or omission which constitutes a breach or default by Seller or any Seller Subsidiary under any material contract, lease or license to which Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable law or regulations, the Company shall have the right to designate at least two (2) observers to attend all meetings of Seller's (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and Seller shall ensure that such representatives receive all information given by Seller or its agents to Seller's members of said committees.

   SECTION 4.9 Access and Information. From the date hereof until the Effective Time, Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and any other information relating to Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review, (b) review the financial statements of Seller, (c) verify the accuracy of the representations and warranties of Seller contained in this Agreement, (d) confirm compliance by Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by the Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this
Section 4.9 shall not unreasonably interfere with the business and operations of Seller. The Company shall not, without the consent of Seller (which consent shall not be unreasonably withheld), contact any customers or key employees of Seller. If the Merger contemplated hereby is not consummated, the Company shall maintain in confidentiality all non-public and all proprietary information acquired by the Company from the Seller in connection with its due diligence review.

   SECTION 4.10  Confidentiality Letter.  Seller agrees that the
Confidentiality Letter entered into between the Company and the Seller dated as of October 8, 2001, shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

                      ARTICLE V--COVENANTS OF THE COMPANY

   SECTION 5.1 Affirmative Covenants. The Company hereby covenants and agrees with Seller that prior to the Effective Time, unless the prior written consent of Seller shall have been obtained and except as otherwise contemplated herein, it will:

   (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company's financial statements applied on a consistent basis; and

   (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 5.2 Negative Covenants. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of Seller, propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect.

   SECTION 5.3 Breaches. The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

   SECTION 5.4 Stock Exchange Listing. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

   SECTION 5.5 Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

   SECTION 5.6 Confidentiality Letter. The Company agrees that the Confidentiality Letter entered into between the Company and the Seller dated as of October 8, 2001, shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

                       ARTICLE VI--ADDITIONAL AGREEMENTS

   SECTION 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement, the Plan of Merger and the Merger by the shareholders of Seller and the registration with the SEC of the shares of Company Common Stock to be issued in the Merger, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Seller in favor of the Merger; provided, however, that in connection with the Seller's Board of Directors' recommendation to the Seller's shareholders in favor of a Superior Competing Transaction (as defined in Section 4.4), the Board of Directors of Seller may, at any time prior to such time as the shareholders of Seller shall have adopted and approved this Agreement, the Plan of Merger and the Merger in accordance with the MBCA, withdraw, modify or change any such recommendation to the extent the Board of Directors of Seller determines in good faith, after consultation with and taking into consideration the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Seller to breach its fiduciary duties to Seller's shareholders under applicable Law.

   SECTION 6.2 Meeting of Seller's Shareholders. Seller shall promptly after the date of this Agreement take all action necessary in accordance with the MBCA and the Seller Articles and the Seller By-Laws to convene and hold the Seller Shareholders' Meeting (regardless of whether or not the Board of Directors of Seller has withdrawn, modified or changed its recommendation in favor of the Merger). Seller shall use its reasonable efforts to solicit from shareholders of Seller proxies in favor of the Merger and approval of this Agreement and the Plan of Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the MBCA to approve the Merger and this Agreement and the Plan of Merger, unless the Board of Directors of Seller shall have determined in good faith after consultation with and taking into consideration the advice of counsel, that such actions would violate its fiduciary duty to Seller's Shareholders under applicable Law.

   SECTION 6.3 Appropriate Action; Consents; Filings. Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

   SECTION 6.4 Employee Benefit Matters. Annex B hereto sets forth certain agreements with respect to Seller's employee benefit matters.

   SECTION 6.5  Directors' and Officers' Indemnification and Insurance.

   (a) By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller's obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time.
Section 6.5 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement. Seller agrees not to amend or enter into new arrangements or agreements from and after the date hereof.

   (b) From and after the Effective Time, the Company agrees to use its reasonable efforts to maintain an insurance policy for directors' and officers' liabilities for all present and former directors and officers of Seller covered by Seller's current insurance policies on the date of this Agreement; provided, however, that the Company's obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained an insurance policy in accordance with this subsection (b) for a period of three years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding 150% of the annual premium in effect on the date of this Agreement.

   (c) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the "Indemnified Parties") and his or her heirs and representatives.

   SECTION 6.6 Notification of Certain Matters. Seller shall give prompt notice to the Company, and the Company shall give prompt notice to Seller, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.7 Public Announcements. The Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

   SECTION 6.8 Customer Retention. To the extent permitted by law or applicable regulation, Seller shall use all reasonable efforts to assist the Company in its efforts to retain Seller's customers for the Surviving Corporation. Such efforts shall include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to Seller to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

   SECTION 6.9  Expenses.

   (a) All Expenses (as defined below) incurred by the Company and Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC, NYSE and other regulatory filing fees incurred in connection herewith.

   (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

   (c) Seller hereby agrees that, if this Agreement is terminated, and at the time of such termination, there shall be a Superior Competing Transaction, Seller shall promptly (and in any event within two days after such termination) pay the Company all Expenses of the Company by same day funds pursuant to electronic funds transfer.

                      ARTICL1E VII--CONDITIONS OF MERGER

   SECTION 7.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or Seller, threatened by the SEC. The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

   (b) Shareholder Approval. This Agreement, the Plan of Merger and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Seller.

   (c) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

   (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

   (e) NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE subject to official notice of issuance.

   SECTION 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Section
4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

   (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

   (c) Consents Obtained. All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller.

   (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

   (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

   (f) Opinion of Counsel. The Company shall have received from Maslon Edelman Borman & Brand, or other independent counsel for Seller reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex C hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

   (g) Comfort Letters. If requested by the Company as provided in Section 4.3, the Company shall have received from McGladrey & Pullen, LLP, the "comfort" letters referred to in Section 4.3.

   (h) Affiliate Agreements. The Company shall have received from each person who is identified in the affiliate letter as an "affiliate" of Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

   (i) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

   (j) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

   (k) Seller Expenses. Seller shall have delivered to the Company evidence in form reasonably satisfactory to the Company that all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Seller and its affiliates) incurred by the Seller or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filings, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby are not in excess of $750,000.

   (l) Stock Options. With respect to Seller Options, (i) all holders of Seller Options shall have entered into amendment agreements in form and substance reasonably satisfactory to the Company, and (ii) the Company shall have received a certificate of the Secretary of the Seller setting forth the aggregate number of shares of

Seller Common Stock subject to Seller Options immediately prior to the Effective Time and the aggregate exercise price for such Seller Options.

   (m) Lease Consents. Seller shall have obtained the consent of the landlords under leases for the St. Louis Park Branch (one lease and the landlord is Park Place OPCO, LLC) and the Eden Prairie Branch (three leases and the landlord is Century Bank Building Limited Partnership) with respect to the transactions contemplated in this Agreement.

   (n) Retention Agreement Approval. Seller shall have obtained the approval of its shareholders of each of the Key Executive Retention Agreements to which its subsidiary is a party in accordance with the requirements of Q&A-7 of proposed Treasury Regulation Section 1.280G-1. The Company shall have received a certificate of the Secretary of the Seller to that effect.

   SECTION 7.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any notice to Seller under Section 5.3 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

   (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

   (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (d) Tax Opinion. The Seller shall have received an opinion of Maslon Edelman Borman & Brand, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

      (i) No gain or loss will be recognized by the Seller as a result of the Merger;

      (ii) No gain or loss will be recognized by the shareholders of the Seller who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

      (iii) The aggregate tax basis of the Company Common Stock received by shareholders who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

   In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

   (e) Opinion of Counsel. Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to Seller, opinions dated the Effective Time, in form and substance reasonably satisfactory to Seller, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Seller.

   (f) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

                ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.1  Termination.

   (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

      (i) by mutual consent of the Company and Seller by a vote of majority of the members of the entire Board of Directors of both the Company and Seller;

      (ii) by Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or the Seller, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or the Seller, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under
   Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of representation or warranty by the Company); provided, further, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

      (iii) by either the Company or Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

      (iv) by either the Company or Seller if the Merger shall not have been consummated by June 30, 2002, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to June 30, 2002 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this Agreement under this Section 8.1(a)(iv) shall be extended to the earlier of (A) the lapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (B) September 30, 2002;

      (v) by either the Company or Seller if the Federal Reserve Board has denied approval of the Merger, and neither the Company nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

      (vi) by either the Company or the Seller, if at the Seller Shareholders' Meeting, this Agreement, the Plan of Merger and the Merger shall fail to receive the requisite vote for approval and adoption by the Seller's Shareholders;

      (vii) by the Company, if there shall exist a proposal for a Superior Competing Transaction with respect to the Seller and the Board of Directors of the Seller has withdrawn or modified in a manner adverse to the Company its approval and recommendation of this Agreement or the Plan of Merger or its approval or recommendation of the Merger or any other transaction contemplated hereby or if the Board of Directors of the Seller shall have approved or recommended such Superior Competing Transaction; or

      (viii) by the Company if any person or persons holding of record or beneficially in the aggregate 5% or more of the outstanding shares of Seller Common Stock deliver a notice or notices of intent to demand payment in respect of such shares in accordance with Section 302A.473 of the MBCA.

   SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

   SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval this Agreement and the Merger by the shareholders of Seller, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger, or which by law would require the further approval of the shareholders of the Seller, in each case without the further approval of the shareholders of the Seller. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

                        ARTICLE IX--GENERAL PROVISIONS

   SECTION 9.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I and Sections 6.5 and 6.7 shall survive the Effective Time indefinitely and those set forth in Sections 4.10, 5.6, 6.9, 8.2 and Article IX hereof shall survive termination indefinitely.

   SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

          (a) If to the Company:

          Marshall & Ilsley Corporation
          770 North Water Street
          Milwaukee, Wisconsin 53202
          Attention: Michael A. Hatfield
          Facsimile: (414) 765-7899

          With a copy to:

          Godfrey & Kahn, S.C.
          780 North Water Street
          Milwaukee, Wisconsin 53202
          Attention: Randall J. Erickson
          Facsimile: (414) 273-5198

          (b) If to Seller:

          Century Bancshares, Inc.
          11455 Viking Drive
          Eden Prairie, Minnesota 55344
          Attention: Sheldon Z. Wert
          Facsimile: (952) 943-2020

          With a copy to:

          Maslon Edelman Borman & Brand, LLP
          3300 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402
          Attention: Jerome B. Simon
          Facsimile: (612) 672-8397

   SECTION 9.3  Certain Definitions. For purposes of this Agreement, the term:

   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

   (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

   (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

   (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d) of the Exchange Act); and

   (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   SECTION 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   SECTION 9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

   SECTION 9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   SECTION 9.8 Parties in Interest. Except as provided in Section 9.7, this Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

   SECTION 9.9 Governing Law. Except to the extent that the laws of the State of Minnesota are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

   SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 9.11 Time is of the Essence. Time is of the essence of this Agreement.

   SECTION 9.12 Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney's fees, incurred in such suit, action or other proceeding.

   IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          CENTURY BANCSHARES, INC.

                                                /S/  SHELDON Z. WERT
                                          By:_____________________
                                             Name:
                                                    Sheldon Z. Wert
                                             Title:
                                                    Chairman, President and
                                                    Chief
                                                    Executive Officer

                                          MARSHALL & ILSLEY CORPORATION

                                                /S/  D. J. KUESTER
                                          By:_____________________
                                             Name:
                                                    D. J. Kuester
                                             Title:
                                                    President

                                                                     APPENDIX B

                                PLAN OF MERGER

                                    Merging

                           CENTURY BANCSHARES, INC.
                           (a Minnesota Corporation)

                                 with and into

                         MARSHALL & ILSLEY CORPORATION
                           (a Wisconsin corporation)

                                  Background

   Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company"), and Century Bancshares, Inc., a Minnesota corporation (the "Seller"), are parties to an Agreement and Plan of Merger dated as of December 3, 2001 (the "Merger Agreement"), providing for the merger of the Seller with and into the Company (the "Merger") upon the terms and conditions set forth in this Plan of Merger and pursuant to the Minnesota Business Corporation Act (the "MBCA") and the Wisconsin Business Corporation Law (the "WBCL"). The Company and the Seller are sometimes hereinafter together referred to as the "Constituent Corporations." Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                             Terms and Conditions

   1. Merger.   The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

   1.1 The Merger.   Upon the terms and subject to the conditions set forth in
this Plan of Merger, and in accordance with the MBCA and the WBCL, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   1.2 Effective Time.   As promptly as practicable after the satisfaction or,
if permissible, waiver of the conditions set forth in Article VII of the Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the date and time of the later of such filing with the Minnesota Secretary of State or the DFI is referred to herein as the "Effective Time").

   1.3 Effect of the Merger.   At the Effective Time, the effect of the Merger
shall be as provided in the Merger Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, immunities, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation; By-Laws.   At the Effective Time, the
Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   1.5 Directors and Officers.   At the Effective Time, the directors of the
Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   1.6 Merger Consideration

      (a) The aggregate dollar value of the merger consideration shall be $66,000,000 minus the Option Payment Amount as defined in (c) below (the "Merger Consideration"). The Merger Consideration shall consist of shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"); provided, however, that up to $30,000,000 minus the Option Payment Amount (the "Cash Amount") of the Merger Consideration may be payable in cash at the election of holders of the Seller Common Stock (as hereinafter defined). For purposes of valuing the Company Common Stock as part of the Merger Consideration, one share of Company Common Stock will be deemed to have a value equal to the average of the average high and low sale price per share of Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the ten (10) consecutive trading days ending on and including the second trading day preceding the Effective Time (the "Average Trading Price"). The Company agrees that all of the Company's purchases of Company Common Stock shall be in accordance with Regulation M of the Exchange Act.

      (b) The "Per Share Merger Consideration" shall be an amount equal to the aggregate value of the Merger Consideration divided by the total number of shares of Series A common stock, $.01 par value, and Series B common stock, $.01 par value, of the Seller (collectively, the "Seller Common Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Seller Common Stock").

      (c) The "Option Payment Amount" shall be an amount equal to (A) the number of shares of Seller Common Stock subject to options immediately prior to the Effective Time (such options are referred to collectively as the "Outstanding Options") multiplied by $7.398 (such product to be rounded to the nearest whole cent), minus (B) the aggregate exercise price of all Outstanding Options.

   1.7 Conversion of Securities; Dissenting Shares.   Subject to Section 1.7(h)
regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holders of the Seller's securities:

      (a) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Shares owned by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares") and other than Dissenting Shares (as defined in Section 1.7(j)), shall be converted into the right to receive a number of shares of Company Common Stock, determined by dividing the Per Share Merger Consideration by the Average Trading Price and rounding the result to the nearest one thousandth of a share (the "Stock Consideration"); provided, however, that, subject to the election and allocation procedures set forth in this Section 1.7, each holder of such Shares will be entitled, with respect to the Merger Consideration to be received for each such Share held by the holder, to elect to receive cash from the Company, without interest (a "Cash Election"), in an amount equal to the Per Share Merger Consideration (the "Cash Consideration").

      (b) The number of Shares which may be converted into the right to receive the Cash Consideration in the Merger shall be no more than (i) the Cash Amount divided by the Per Share Merger Consideration (rounded down to the nearest whole number) minus (ii) the total number of Dissenting Shares, if any (the "Cash Election Number").

      (c) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted, at the Effective Time, into the right to receive (i) an amount in cash, without interest, equal to the product of
   (x) the Per Share Merger Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
   (ii) a number of shares of Company Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

      (d) In the event that Section 1.7(c) above is inapplicable, all Cash Election Shares shall be converted, at the Effective Time, into the right to receive the Cash Consideration and all other Shares, other than Dissenting Shares, shall be converted, at the Effective Time, into the right to receive the Stock Consideration.

      (e) All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Seller (a "Form of Election") and mailed to holders of record of Shares as of the record date for the Seller Shareholders' Meeting or such other date as the Company and the Seller shall mutually agree (the "Election Form Record Date"). The Company and the Seller shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of record of Shares between the Election Form Record Date and the Election Deadline (as defined below). Elections shall be made by submitting to the Exchange Agent (as defined below) a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with Section 1.7(f). The Company will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Company (or the Exchange Agent) shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.7 and all computations shall be conclusive and binding on the holders of Shares.

      (f) A Form of Election must be received by the Exchange Agent by the close of business of the last business day prior to the date of the Seller Shareholders' Meeting in order to be effective. Such time on such date shall hereinafter be referred to as the "Election Deadline." Any holder of Shares who has made an election may at any time prior to the Election Deadline change or withdraw its election by written notice to the Exchange Agent prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Company of its determination.

      (g) The Shares of a holder who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (other than Dissenting Shares) shall be converted into the right to receive the Stock Consideration at the Effective Time. If the Company or the Exchange Agent shall determine that any purported Cash Election was not properly made, the purported Cash Election shall be deemed to be of no force and effect and the Shares of the holder making such purported Cash Election shall be converted into the right to receive the Stock Consideration at the Effective Time.

      (h) No fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock that a holder of any Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Company Common Stock results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.7.

      (i) Each share of Seller Common Stock held by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account shall be canceled and extinguished at the Effective Time without conversion thereof into the Merger Consideration or payment therefor.

      (j) Notwithstanding anything in this Plan of Merger to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders or beneficial owners who have validly exercised and perfected dissenter's rights with respect to those Shares under Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration in accordance with this Section 1.7, unless and until such holders or beneficial owners shall have failed to perfect or shall have effectively withdrawn or lost their dissenter's rights with respect to such Dissenting Shares under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If, after the Effective Time, any such holder or beneficial owner shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable only for the right to receive, as of the Effective Time, the Stock Consideration in accordance with this
   Section 1.7, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's or beneficial owner's intent to demand payment of the "fair value" of the shareholder's or beneficial owner's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the "fair value" of Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for "fair value." Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any such demands for "fair value."

      (k) Each option to purchase shares of Seller Common Stock (each, a "Seller Option") outstanding under any stock option plan immediately prior to the Effective Time, whether or not vested or exercisable, shall be converted into the right to receive cash from the Company in an amount equal to (A) the number of shares of Seller Common Stock subject to such Seller Option multiplied by (B) $7.398 (the product of (A) and (B) shall be rounded to the nearest whole cent), minus (C) the aggregate exercise price for such Seller Option. After the Effective Time, each Seller Option shall represent only the right to receive the cash amount described above and shall not represent a right to receive any securities of the Company.

   1.8 Exchange of Certificates.

      (a) Exchange Agent.   The Company shall deposit, or shall cause to be
   deposited, from time to time, with a bank or trust company designated by the Company and which may be an affiliate of the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Section 1, through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Shares pursuant to this Section 1 (the "Exchange Fund"). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Merger Consideration.

      (b) Exchange Procedures.   As soon as reasonably practicable after the
   Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing Shares which were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (each, a "Certificate" and collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1 if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable in exchange for the Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(h), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

      (d) No Further Rights in the Shares. All Merger Consideration issued or paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(h)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Section 1 shall thereafter look only to the Company to claim the Merger Consideration to which they are entitled, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.8(f).

      (f) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

      (g) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any former holder of Shares or any holder of Seller Options such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the former holder of the Shares or the former holder of Seller Options, as the case may be, in respect of which such deduction and withholding was made by the Company.

   1.9 Stock Transfer Books.   At the Effective Time, the stock transfer books
of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Merger Consideration in accordance with this
Section 1.

   1.10 Adjustments for Dilution and Other Matters.   If, after the date of the
Merger Agreement and during the period in which the Average Trading Price is determined, the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments, if any, will be made to the Merger Consideration and the Stock Consideration determined pursuant to Sections 1.6(a) and 1.7(a).

   1.11 Company Common Stock.   The shares of Company Common Stock issued and
outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

   2. Termination.   This Plan of Merger may be terminated at any time on or
before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

                                                                     APPENDIX C

                      MINNESOTA BUSINESS CORPORATION ACT
                              DISSENTERS' RIGHTS

   302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.--Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

   (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

      (1) alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; excepts that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

   (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

   (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

   (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

   (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subdivision 2.  Beneficial owners.

   (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

   (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subdivision 3.  Rights not to apply.

   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation. (Last amended by Ch. 264, L. '00, eff. 8-1-00.)

   302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.--Subdivision 1. Definitions.

   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in Section
549.09 for interest on verdicts and judgments.

   Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of Section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under Section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subdivision 4.  Notice of procedure; deposit of shares.

   (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

      (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

      (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

      (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

      (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subdivision 5.  Payment; return of shares.

   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:


      (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

      (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

      (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subdivision 8.  Costs; fees; expenses.

   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any. (Last amended by Ch. 10, L. '97, eff. 8-1-97.)

                                                                     APPENDIX D

                   CENTURY BANCSHARES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
                            SELECTED FINANCIAL DATA

Changes in Financial Condition

   Total Century Bancshares, Inc. and subsidiaries (the Company) assets at year end 2000 were $278,050,000. During 2000, assets increased by $49,448,000 or
21.6%. The majority of this increase was in gross loans, which increased by $46,730,000 or 24.8% to $235,207,000. The loan growth experienced was primarily due to increased commercial and commercial real estate loan activity within the Minneapolis metropolitan market.

   Most of the increased loan balances were funded by an increase in total deposits. Total deposits increased from $200,318,000 at December 31, 1999 to $238,956,000 at December 31, 2000, an increase of $38,638,000, or 19.3%. The majority of the deposit growth was in additional certificates of deposits within the Company's Minneapolis metropolitan market area. There was also an increase in brokered certificates of deposit and Federal Home Loan Bank term notes. In order to meet the record loan demand, the Company needed to rely more heavily on non-core deposit funding throughout the year. These sources of funds however, remain at less than 10% of total assets. The Company refinanced its note payable and borrowed an additional $665,000 through this financing.

   Stockholders' equity increased by $3,757,000 or 19.2% in 2000. This increase resulted from Company net income of $3,970,000 and a $372,000 increase in unrealized gains on securities available-for-sale. The Company also redeemed shares of stock held by a former employee. No dividends were declared or paid.

   Total securities increased by $4,891,000 in 2000. Cash and cash equivalents combined with federal funds sold decreased by $619,000 in 2000.

   During the period from December 31, 2000 to September 30, 2001, total assets grew by $64,540,000, an increase of 23.2%; a significant portion of this increase was in the purchase of a non-bank subsidiary, Spectrum Commercial Services Company (Spectrum). Spectrum is an asset based lending company with total assets as of September 30, 2001 of $20,154,000. On October 31, 2001, the Company sold its interest in Spectrum to an investor group comprised of certain officers and directors of the Company for an amount approximating carrying value.

   In addition to the purchase of Spectrum, loan balances at the Company's subsidiary bank grew by $22,672,000 or 9.6% during the nine-month period.

   In September 2001, the Company sold its 60 percent limited partnership interest in Century Bank Building Partnership to certain officers of the Company. The sales price was based on the appraised fair value of the building less existing debt in the partnership and resulted in a gain to the Company of approximately $1,271,000, of which, approximately $338,000 was deferred. The Bank's lease with the building partnership was substantially unchanged.

   Total deposits increased by $36,223,000, or 15.2% during the period from December 31, 2000 to September 30, 2001. The Company continued its efforts to expand depository relationships with its existing customer base. In addition, several new larger account relationships were initiated within the Twin Cities market. The growth in deposit balances was balanced in mix between the following deposit accounts: demand deposits and NOW accounts grew by $11,465,000, money market savings grew by $11,823,000 and certificates of deposits grew by $12,935,000.

   Notes payable increased $27,612,000 during the nine months ended September 30, 2001. The increase is comprised of $10,000,000 in FHLB advances at the subsidiary bank, $2,000,000 to fund the purchase of Spectrum, and $15,000,000 in borrowings at Spectrum to fund its asset based lending activities.

   Stockholders' equity increased by $4,208,000 from December 31, 2000 to September 30, 2001. The increase came from $3,911,000 of net income and the remainder from the change in unrealized gains on available-for-sale securities. No dividends were declared or paid.

Results of Operations for the Nine Months Ended September 30, 2001 Compared with the Nine Months Ended September 30, 2000

   For the nine months ended September 30, 2001, the Company's net income increased by $808,000 or 26.0% over the same nine-month period in 2000. As discussed in further detail below, the increase primarily resulted from increased net interest income of $1,004,000 and a gain on sale of the limited partnership of $933,000.

   Net interest income increased by $1,004,000, or 9.7%, to $11,308,000. While the Company's net interest margin declined to 5.16% from 5.81% for the nine month period ended September 30, 2001 and 2000, respectively, the primary component of this decrease was a drop in the prime lending rate of 350 basis points, an increase in volume of earning assets more than offset this decline. Another factor contributing to the decline in net interest margin is the increase in notes payable as a percentage of interest bearing liabilities.

   The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, and composition of the loan portfolio and the potential for future loss. During the nine month period ended September 30, 2001, there were $21,700 less in net charge-offs compared with the same period in 2000. As a result of this and due to an increase in the quality of the loan portfolio, the provision for loan losses decreased by $199,000 to $360,000 for the nine month period ended September 30, 2001 compared to this same period in 2000. Management believes the reserve is adequate to absorb estimated losses in the loan portfolio. The loan loss reserve to total loans was 1.57% as of September 30, 2001.

   Other income increased by $1,999,000, or 164% for the first nine months of 2001 compared to the first nine months of 2000. The increase was primarily due to the gain on sale of the limited partnership interest of $933,000. Also, the addition of our non bank subsidiary, Spectrum contributed $776,000 in other income for the period ending September 30, 2001. There was also an increase of $200,000 in service release premiums and other fees related to Century Bank's mortgage department.

   Operating expenses increased from $5,975,000 to $7,865,000, an increase of $1,890,000, or 32% for the first nine months of 2001 compared to the same period in 2000. This increase was primarily related to the addition of Spectrum, whose total operating expenses were $1,272,000 for the first nine months of 2001, and a $469,000 increase in salaries and benefits at the subsidiary bank.

   Income tax expense increased by $503,000 in the first nine months of 2001 compared with the same period in 2000 due to an increase of approximately $1,312,000 in pre-tax income. The effective tax rate was approximately 38% during both periods.

Results of Operations for the Years Ended December 31, 2000, 1999 and 1998

   Net income in 2000 totaled $3,969,000, an increase of $745,000 or 23.1% over the $3,224,000 earned in 1999. Net income in 1999 was $762,000 or 31.0% over the 1998 level of $2,462,000. The growth in net income was due largely to the growth in assets of the Company's subsidiary bank, increased loan fees and improved operating efficiency. At December 31, 2000, 1999 and 1998, the total assets per employee were approximately $3.4 million, $3.0 million and $3.0 million, respectively.

   Net interest income increased $2,616,000, or 22.8% to $14,084,000 in 2000 compared to $11,468,000 in 1999. The 1999 total represented an increase of $1,162,000, or 11.3% compared to 1998. The net interest margin for 2000 was 5.86% compared with 6.11% in 1999 and 5.68% in 1998. The margin has been compressed during the past year as a result of increasing competitive pressures. Loan yields increased by 73 basis points from 1999 compared to 2000, however, competitive pressures caused the effective rate paid on deposits to increase 95 basis points from 4.09% in 1999 to 5.04% in 2000. From 1998 to 1999, the yield on earning assets increased by 28 basis points, from 8.77% in 1998 to 9.05% in 1999. There was also a reduction in the cost of deposits by 55 basis points. The level of year to date average earning assets increased by $4.7 million from 1998 to 1999 and by $54.7 million from 1999 to 2000.

   The provision for loan losses was $1,053,000 for 2000, representing an increase of $559,000 or 113.2% over the $494,000 of loss provision charged to operations in 1999. The 1999 provision was $159,000 or 24.4% less than the provision of $653,000 incurred in 1998. Net charge-off activity has been minimal in comparison to total outstanding loans in all of the three comparison years. The percentage of the allowances for loan losses to total gross loans outstanding decreased from 1.50% to 1.47% from 1998 to 1999. The percentage of the allowances for loan losses to total gross loans outstanding increased from 1.47% to 1.59% from 1999 to 2000 due to an increase in credit risk and provisions made to loan loss reserve totaling $1,053,000.

   Other income consists primarily of deposit account service charges, related fee income, and the equity in earnings of the limited partnership. Other income increased by $441,000 or 42.3% in 2000 compared to 1999 and by $17,000 or 1.6% in 1999 compared to 1998. Increases in deposit volume attribute to this increase in fee income.

   Other expenses increased $1,341,000 or 19.6% in 2000 compared to a $110,000 or 1.6% increase in 1999 over 1998 levels. Salary and related benefit expenses increased by $885,000 or 22.4% in 2000 due to an increase in the number of full time equivalent employees and also to an increase in base compensation and individual performance incentives. Salary and benefits decreased by $78,000 or 1.9% from 1998 to 1999. Occupancy expenses increased $153,000 in 2000 and $237,000 in 1999 primarily due to increases in office space under lease in the Eden Prairie location.

   Income tax expense increased by $412,000 or 21.0% from 1999 to 2000 while the increase from 1998 to 1999 was $466,000 or 31.1%. The effective income tax rates approximated 38% during each of these years.

Liquidity and Capital Resources

   The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must be considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment of loans. Cash and amounts due from correspondent banks, investment securities available for sale and Federal funds sold are primarily sources of asset liquidity. At December 31, 2000, these categories totaled approximately $39.0 million; these categories totaled approximately $62.6 million at September 30, 2001.

   The Company has no significant plans for major capital expenditures in 2002.

   Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

Effects of Inflation

   The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Regulatory Capital Requirements

   The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations, which require the Company to maintain certain risk based capital/asset ratios. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The Office of the Comptroller of Currency (OCC) examines and regulates the Bank. Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET
                              September 30, 2001
                                  (Unaudited)

                             ASSETS
 Cash and cash equivalents....................................... $ 25,678,825
 Interest-bearing deposits at other financial institutions.......   14,301,000
 Available-for-sale securities...................................   22,640,746
 Loans, net......................................................  273,147,474
 Premises and equipment, net.....................................    3,382,420
 Accrued interest receivable and other assets....................    3,439,104
                                                                  ------------
                                                                  $342,589,569
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities
    Deposits:
        Noninterest-bearing...................................... $ 67,276,491
        Interest-bearing.........................................  207,902,730
                                                                  ------------
           Total deposits........................................  275,179,221
                                                                  ============
    Short-term borrowings........................................      125,000
    Notes payable................................................   35,309,335
    Accrued interest payable and other liabilities...............    4,390,725
                                                                  ------------
           Total liabilities.....................................  315,004,281
                                                                  ------------
 Minority Interest in Consolidated Subsidiary....................       20,000
                                                                  ------------

 Stockholders' Equity
    Common stock, $0.01 par value; 20,000,000 shares authorized;
      7,950,299 shares issued in 2001 and 2000...................       79,503
    Additional paid-in capital...................................    8,353,139
    Retained earnings............................................   18,518,171
    Accumulated other comprehensive income.......................      614,475
                                                                  ------------
           Total stockholders' equity............................   27,565,288
                                                                  ------------
                                                                  $342,589,569
                                                                  ============

           See Notes to Condensed Consolidated Financial Statements

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEM ENTS OF INCOME
                 Nine Months Ended September 30, 2001 and 2000
                                  (Unaudited)

                                                                         2001        2000
-                                                                     ----------- -----------
Interest income:
   Loans............................................................. $16,485,371 $15,825,941
   Asset-based lending...............................................   1,258,772          --
   Securities and interest-bearing accounts..........................   1,679,827   1,432,421
   Federal funds sold................................................          --      19,437
                                                                      ----------- -----------
                                                                       19,423,970  17,277,799
                                                                      ----------- -----------
Interest expense:
   Deposits..........................................................   6,814,463   6,528,274
   Notes payable and short-term borrowings...........................   1,301,565     445,207
                                                                      ----------- -----------
                                                                        8,116,028   6,973,481
                                                                      ----------- -----------
          Net interest income........................................  11,307,942  10,304,318
Provision for loan losses............................................     360,000     559,024
                                                                      ----------- -----------
          Net interest income after provision for loan losses........  10,947,942   9,745,294
                                                                      ----------- -----------
Other income:
   Service charges and other fees....................................   2,205,752   1,127,746
   Gain on sale of limited partnership to related party..............     932,872          --
   Equity in earnings of limited partnership.........................      80,228      91,965
                                                                      ----------- -----------
                                                                        3,218,852   1,219,711
                                                                      ----------- -----------
Other expenses:
   Salaries and employee benefits....................................   4,422,318   3,581,178
   Occupancy expenses................................................   1,276,845   1,245,642
   Other expenses....................................................   2,165,424   1,147,581
                                                                      ----------- -----------
                                                                        7,864,587   5,974,401
                                                                      ----------- -----------
          Income before income taxes.................................   6,302,207   4,990,604
Provision for income taxes...........................................   2,390,810   1,887,318
                                                                      ----------- -----------
          Net income................................................. $ 3,911,397 $ 3,103,286
                                                                      =========== ===========

           See Notes to Condensed Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Nine Months Ended September 30, 2001 and 2000
                                  (Unaudited)

                                                                             2001          2000
-                                                                        ------------  ------------
Cash Flows From Operating Activities
Net income.............................................................. $  3,911,397  $  3,103,286
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Net amortization and accretion of bond premiums and discounts........      (38,477)       (2,710)
   Gain on sale of limited partnership..................................     (932,872)           --
   Provision for loan losses............................................      360,000       559,024
   Depreciation.........................................................      502,180       486,857
   Equity in earnings from limited partnership, net of distributions of
     $42,000 and $56,250, in 2001 and 2000, respectively................      (38,228)      (35,715)
   Other................................................................    1,207,831      (233,265)
                                                                         ------------  ------------
       Net cash provided by operating activities........................    4,971,831     3,877,477
                                                                         ------------  ------------
Cash Flows From Investing Activities
Purchases of available-for-sale securities..............................   (6,214,549)   (6,060,995)
Maturities of available-for-sale securities.............................   10,197,829     1,480,495
Net increase in interest-bearing accounts...............................  (14,301,000)   (5,300,000)
Net decrease in federal funds sold......................................           --     4,725,000
Net increase in loans...................................................  (26,634,604)  (39,351,866)
Purchases of premises and equipment.....................................     (477,000)     (450,561)
Proceeds from sale of limited partnership...............................    1,637,466            --
Purchase of certain assets and assumption of certain liabilities of
  Spectrum Commercial Services..........................................   (3,500,000)           --
                                                                         ------------  ------------
       Net cash used in investing activities............................  (39,291,858)  (44,957,927)
                                                                         ------------  ------------
Cash Flows From Financing Activities
Net increase in deposits................................................   36,223,487    35,681,857
Increase (decrease) in short-term borrowings............................   (5,180,677)   17,617,796
Proceeds from notes payable.............................................   20,278,358    14,665,000
Payment on notes payable................................................   (4,271,230)  (11,000,000)
Proceeds from sale of stock of subsidiary...............................       20,000            --
Proceeds from issuance of common stock..................................           --        78,118
Redemption of common stock..............................................           --      (719,751)
                                                                         ------------  ------------
       Net cash provided by financing activities........................   47,069,938    56,323,020
                                                                         ------------  ------------
       Increase in cash and cash equivalents............................   12,749,911    15,242,570
Cash and Cash Equivalents
   Beginning............................................................   12,928,914     8,822,985
                                                                         ------------  ------------
   Ending............................................................... $ 25,678,825  $ 24,065,555
                                                                         ============  ============

           See Notes to Condensed Consolidated Financial Statements.

Note 1.  Summary of Significant Accounting Policies

   Nature of business: Century Bancshares, Inc., is a bank holding company. Its wholly owned subsidiary, Century Bank, National Association (Bank), is a commercial bank with branch operations in Eden Prairie, St. Louis Park, and Coon Rapids, Minnesota. The Bank provides retail and commercial loan and deposit services principally to customers within the Minneapolis-St. Paul metropolitan area. Century Bancshares, Inc., purchased a 99 percent interest in Spectrum Commercial Services Company (Spectrum) in March 2001. Spectrum provides asset-based lending and factoring services to small to medium-sized businesses. The acquisition of Spectrum has been accounted for as a purchase, and results of operations of Spectrum since the date of acquisition have been included in the consolidated financial statements (see also Note 4).

   Basis of financial statement presentation: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying condensed consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances.

   In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentations have been included. The results of operations for the nine-month periods ended September 30, 2001 and 2000, are not necessarily indicative of the results that may be expected for the entire fiscal years or any other interim periods.

Note 2.  Comprehensive Income

Accumulated comprehensive income is composed of unrealized gains on available-for-sale securities, net of related deferred income taxes, the change in which is as follows:

                                                                                  Nine Months Ended
                                                                                    September 30
                                                                               ----------------------
                                                                                  2001        2000
                                                                               ----------- -----------
                                                                               (Unaudited) (Unaudited)
Beginning balance............................................................. $  318,427  $  (53,516)
Increase in fair value of available-for-sale securities during the period, net
  of deferred taxes...........................................................    296,048     148,527
                                                                               ----------  ----------
Ending balance................................................................ $  614,475  $   95,011
                                                                               ==========  ==========
Comprehensive income consists of the following:
   Net income................................................................. $3,911,397  $3,103,286
   Other comprehensive income.................................................    296,048     148,527
                                                                               ----------  ----------
Comprehensive income.......................................................... $4,207,445  $3,251,813
                                                                               ==========  ==========

Note 3.  Century Bank Building Partnership

   In September 2001, the Company sold its 60 percent limited partnership interest in Century Bank Building Partnership to certain officers of the Company. The sales price was based on the appraised fair value of the building less existing debt in the partnership and resulted in a gain to the Company of approximately $1,271,000, of which approximately $338,000 was deferred. The Bank's lease with the building partnership was substantially unchanged. The deferred gain is being amortized over the remaining lease term and will be immediately recognizable upon the related parties' sale of either the building or their ownership in the Company.

Note 4.  Acquisition of Spectrum Commercial Services Company

   In March 2001, the Company acquired certain assets for cash and assumption of certain liabilities of an asset-based lending and factoring business. The total acquisition cost was $15,105,000, which was comprised of assumption of liabilities totaling $11,605,000 and cash payments totaling $3,500,000.

   The acquisition has been accounted for as a purchase, and results of operations of Spectrum since the date of acquisition are included in the consolidated financial statements. A summary of the net assets acquired is as follows:

Receivables arising from asset-based lending and factored accounts, net of discount $ 14,905,000
Other assets.......................................................................      200,000
Revolving note payable.............................................................  (11,605,000)
                                                                                    ------------
Cash payments...................................................................... $  3,500,000
                                                                                    ============

Note 5.  Subsequent Events

   The Company entered into a merger agreement on December 3, 2001, which will result in the merger of the Company with and into Marshall & Ilsley Corporation and the conversion of each outstanding share of common stock of the Company into an equivalent number of shares of common stock of Marshall & Ilsley and/or a cash payment with certain limitations of $7.40, subject to certain closing conditions. The merger requires regulatory and shareholder approval and is anticipated to close in the first quarter of 2002.

   On October 31, 2001, the Company sold all of its shares of Spectrum Commercial Services Company to an investor group comprised of certain officers, directors, and stockholders of the Company. The sales price approximated the carrying value.

                           CENTURY BANCSHARES, INC.
                            SELECTED FINANCIAL DATA
              (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)

                              As of and for the nine
                                   months ended
                                  September 30,         As of and for the years ended December 31,
                              ---------------------- -------------------------------------------------
                                 2001        2000      2000      1999      1998      1997      1996
                               ---------  ---------  --------- --------- --------- --------- ---------
                                   (Unaudited)
Income statement data:
   Interest income...........  $ 19,424    $ 17,278   $ 23,772  $ 17,378  $ 16,434  $ 13,211  $ 10,166
   Interest expense..........     8,116       6,974      9,688     5,910     6,128     4,492     3,138
                               ---------  ---------  --------- --------- --------- --------- ---------
       Net interest
         income..............    11,308      10,304     14,084    11,468    10,306     8,719     7,028
   Provision for loan losses.       360         559      1,053       494       653       406       377
   Other income..............     3,219       1,220      1,485     1,044     1,027       826       687
   Other expenses............     7,865       5,975      8,171     6,830     6,719     5,673     4,785
                               ---------  ---------  --------- --------- --------- --------- ---------
       Income before
         income taxes........     6,302       4,990      6,345     5,188     3,961     3,466     2,553
   Income tax expense........     2,391       1,887      2,376     1,964     1,499     1,315       936
                               ---------  ---------  --------- --------- --------- --------- ---------
       Net income............  $  3,911    $  3,103   $  3,969  $  3,224  $  2,462  $  2,151  $  1,617
                               =========  =========  ========= ========= ========= ========= =========
Per common share data:
   Net income per share
       Basic.................     $0.49       $0.39      $0.49     $0.40     $0.30     $0.27     $0.21
       Diluted...............     $0.46       $0.36      $0.46     $0.38     $0.29     $0.26     $0.20
   Weighted average shares
     outstanding
       Basic................. 7,950,299   8,042,766  8,019,459 8,095,517 8,128,267 8,127,999 7,870,136
       Diluted............... 8,485,107   8,583,485  8,560,178 8,602,176 8,553,705 8,331,001 7,986,212
Cash dividends per share.....    $   --      $   --     $   --    $   --    $   --    $   --    $   --
Balance sheet data:
   Total assets..............  $342,590    $288,779   $278,050  $228,602  $200,274  $163,881  $131,397
   Loans, net................   271,370     226,363    231,472   185,709   153,765   128,378    97,544
   Allowances for loan
     losses..................     4,321       3,256      3,735     2,768     2,366     1,723     1,545
   Total deposits............   275,179     236,000    238,956   200,318   176,136   145,175   115,297
   Stockholders' equity......    27,565      22,268     23,358    19,601    17,191    14,655    12,362

LOAN PORTFOLIO (amounts in 000's)
All of the Company's loans are domestic.

                                                            December 31,
                               September 30, -------------------------------------------
                                   2001        2000     1999     1998     1997    1996
                               ------------- -------- -------- -------- -------- -------
Commercial Loans..............   $152,627    $126,022 $ 86,730 $ 69,426 $ 56,090 $42,226
Commercial Real Estate Loans..     78,491      69,713   72,186   60,747   47,187  32,557
Residential Real Estate Loans.     25,058      23,725   17,197   16,490   18,924  11,425
Consumer Loans................     19,515      15,747   12,364    9,468    7,900  12,881
                                 --------    -------- -------- -------- -------- -------
   Total Gross Loans..........   $275,691    $235,207 $188,477 $156,131 $130,101 $99,089
                                 --------    -------- -------- -------- -------- -------

Less Allowance for Loan Losses      4,321       3,735    2,768    2,366    1,723   1,545
                                 --------    -------- -------- -------- -------- -------
   Loans, net.................   $271,370    $231,472 $185,709 $153,765 $128,378 $97,544
                                 ========    ======== ======== ======== ======== =======
Loans held for sale...........      1,777         496    1,861    1,272      665     411
                                 --------    -------- -------- -------- -------- -------
   Total Loans, net...........   $273,147    $231,968 $187,570 $155,037 $129,043 $97,955
                                 ========    ======== ======== ======== ======== =======

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 2000 (amounts in 000's)

   The following table summarizes the first available repricing period of the loan principal balances outstanding as of December 31, 2000:

                                               Due after
                                                one year  Due after
                                      One year  through     five
                                      or less  five years   years    Total
                                      -------- ---------- --------- --------
    Fixed Rate Maturities
    Commercial Loans................. $  4,494  $12,352    $3,905   $ 20,751
    Commercial Real Estate Loans.....    5,070   15,834     3,383     24,287
    Residential Real Estate Loans....    2,137    8,456       698     11,291
    Consumer Loans...................    3,008    5,093        23      8,124
                                      --------  -------    ------   --------
       Sub-total Fixed Rate Loans.... $ 14,709  $41,735    $8,009   $ 64,453
    Variable Rate Loans
    Commercial Loans................. $105,264       --        --   $105,264
    Commercial Real Estate Loans.....   45,426       --        --     45,426
    Residential Real Estate Loans....   12,434       --        --     12,434
    Consumer Loans...................    7,587       --        --      7,587
                                      --------  -------    ------   --------
       Sub-total Variable Rate Loans. $170,711  $    --    $   --   $170,711
    Nonaccrual Loans                         8       35                   43
                                      --------  -------    ------   --------
       Total Loans................... $185,428  $41,770    $8,009   $235,207
                                      ========  =======    ======   ========

PAST DUE AND NONPERFORMING LOANS AND ASSETS (amounts in 000's)

   The following table reflects as of the period ended the aggregate amounts of loans past due and nonperforming:

                                                 September 30,       December 31,
                                                 ------------- ------------------------
                                                     2001      2000 1999 1998 1997 1996
                                                 ------------- ---- ---- ---- ---- ----
Loans, excluding restructured loans:
   Loans contractually past due over 90 days....     $--       $  1 $254 $195 $--  $18
   Nonaccrual Loans.............................       29        43  182   84   17   4
Restructured loans not in compliance with terms:
   Loans contractually past due 30-89 days......       --        --   --   --   --  --
   Loans contractually past due over 90 days....       --        --   --   --   --  --
   Nonaccrual Loans.............................       --        --   --   --   --  --
Other real estate owned.........................       --       277   --   --  972  --
                                                     ----      ---- ---- ---- ---- ---
       Total....................................     $ 29      $321 $436 $279 $989 $22
                                                     ====      ==== ==== ==== ==== ===

   Interest that would have been recorded on nonaccrual loans was immaterial during the period ending September 30, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996.

  Nonaccrual Status

   Accrual of interest on loans is ceased when principal or interest is due and has remained unpaid for 90 days or more unless the loan is fully secured by U.S. government securities,securities issued by agencies of the U.S. government, marketable securities, verified cash surrender value of life insurance, and/or assigned deposit accounts. Loans, or portions thereof which are guaranteed by a government agency are also exempt.

   Loans which are on nonaccrual status are not restored to accruing status until all delinquent principal and/or interest has been brought current.

LOAN CONCENTRATIONS (amounts in 000's)

                                              September 30, December 31,
                                                  2001          2000
                                              ------------- ------------
        Loans secured by real estate:
           Construction and land development.    $26,960      $28,646
           Investment real estate............    $50,859      $37,039

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (amounts in 000's)

                                           September 30,               December 31,
                                          --------------  --------------------------------------
                                           2001    2000    2000    1999    1998    1997    1996
                                          ------  ------  ------  ------  ------  ------  ------
Balance at beginning of period........... $3,737  $2,768  $2,768  $2,366  $1,723  $1,545  $1,197
Charge-offs:
   Commercial Loans...................... $   14  $   82  $   83  $    6  $   29  $   17  $   33
   Real Estate Loans.....................     40      --      --      --      21     157      --
   Consumer Loans........................      2       4      25      91      13      62       2
                                          ------  ------  ------  ------  ------  ------  ------
       Subtotal.......................... $   56  $   86  $  108  $   97  $   63  $  236  $   35
Recoveries:
   Commercial Loans...................... $   --  $   10  $   11  $   --  $   41  $   --  $    6
   Real Estate Loans.....................     --      --      --      --       4      --      --
   Consumer Loans........................      6       5      11       5       8       8      --
                                          ------  ------  ------  ------  ------  ------  ------
       Subtotal.......................... $    6  $   15  $   22  $    5  $   53  $    8  $    6
                                          ------  ------  ------  ------  ------  ------  ------
Net charge-offs:......................... $   50  $   71  $   86  $   92  $   10  $  228  $   29
                                          ------  ------  ------  ------  ------  ------  ------
Provisions charged to operations......... $  360  $  559  $1,053  $  494  $  653  $  406  $  377
Allowance of acquired company............ $  274  $   --  $   --  $   --  $   --  $   --  $   --
                                          ------  ------  ------  ------  ------  ------  ------
Balance at end of period................. $4,321  $3,256  $3,735  $2,768  $2,366  $1,723  $1,545
                                          ======  ======  ======  ======  ======  ======  ======
Ratio of net charge-offs during period to
  average loans outstanding during the
  period.................................   0.02%   0.03%   0.04%   0.05%   0.01%   0.17%   0.03%
                                          ======  ======  ======  ======  ======  ======  ======

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

  DISCUSSION OF RISK ELEMENTS IN THE LOAN PORTFOLIO AND FACTORS CONSIDERED IN
                   DETERMINING THE ALLOWANCE FOR LOAN LOSSES

   Bank management is responsible for recognizing, reporting, monitoring and controlling delinquencies at proper levels and for prompt, diligent follow-up of deteriorating credits. Regular procedures are established for routine follow-up of deteriorating credits and for routine follow-up and collection of delinquent loans. Immediate attention is given to personal or business loans when any difficulty becomes apparent in regard to interest payments or agreed-up principal reductions. Past dues are reviewed weekly. The status of business loans is monitored by Bank management on a continuing basis through interim financial statements, personal visits with the principals of the companies involved, and through other sources such as credit reports. As potential difficulties arise, management takes timely and appropriate action to assist the borrower in correcting these problems, if possible, and to protect the Bank from loss.

   The Board is kept apprised of the status of all problem loans on a monthly basis. Delinquency reports on problem loans and a list of loans past due over 30 days are reviewed at the regular monthly meeting.

   On a quarterly basis, bank management evaluates several external and internal factors when determining the adequacy of the Allowance for Loan Losses
(ALL). The factors considered are local and national economic trends, loan concentrations, growth in particular concentration areas, past due loans and loans subject to classification in recent regulatory agency examinations or independent audits.

   The ALL is maintained at a level adequate to provide for potential loan losses through provisions charged to operating expense. This adequacy is based upon a continuing review of loans which includes actual net loan loss experienced, identification of problem situations which may affect the borrower's ability to repay, an evaluation of current economic conditions, and changes in the size and character of the loan portfolio.

   Loan losses are recognized through charges to the ALL.

   The Bank has implemented a risk rating process and the Senior Lender is responsible for the overall accuracy of the risk ratings assigned to loans in the portfolio.

   During the credit analysis process, the Bank will assign a risk rating based upon eight risk rating classifications. When in doubt as to which rating to assign, lenders are encouraged to use the lower risk rating. All risk ratings are reviewed by the internal loan committee when the credit is presented for approval and at the time of all subsequent reviews.

   Each month, an ALL adequacy analysis is completed and reviewed by senior management and the Board of Directors. This report calculates a projected loan loss allowance based on a factor assigned to each risk rated loan category, standby letters of credit and undisbursed lines of credit. The risk rating categories assigned to loans and the related loss factors are as follows:

               Risk Rating Category                  Loss Factor
               --------------------                  -----------
               Standby Letters Of Credit............     0.05%
               Undisbursed Lines Of Credit..........     0.25%
               Risk Rating Class 1..................     0.10%
               Risk Rating Class 2..................     0.50%
               Risk Rating Class 3..................     0.75%
               Risk Rating Class 4..................     1.00%
               Risk Rating Class 5 (Special Mention)     2.50%
               Risk Rating Class 6 (Substandard)....    15.00%
               Risk Rating Class 7 (Doubtful).......    50.00%
               Risk Rating Class 8 (Loss)...........   100.00%

   The Company's internal risk ratings of 6, 7 and 8 correspond with regulatory definitions of substandard, doubtful and loss. The ALL is maintained at a level that is greater than or equal to the adequacy calculation.

   CHARGE-OFFS ANTICIPATED IN 2002

   The management of Century Bank anticipates that loan charge-offs will be in line with historical numbers of approximately .10% of total loans. For 2002 budget purposes, net charge-offs of $383,000 were planned. Bank management does not foresee that the changing economic conditions will impact the original budget.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                         Consolidated Financial Report

                               December 31, 2000

                                   CONTENTS

          FINANCIAL STATEMENTS

             Independent auditor's report....................    D-15

             Consolidated balance sheets.....................    D-16

             Consolidated statements of income...............    D-17

             Consolidated statements of stockholders' equity.    D-18

             Consolidated statements of cash flows...........    D-19

             Notes to consolidated financial statements...... D-20-37

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Century Bancshares, Inc.
  and Subsidiary
Eden Prairie, Minnesota

   We have audited the accompanying consolidated balance sheets of Century Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota
February 23, 2001, except for Note 18,
  which is as of December 27, 2001

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2000 and 1999

                                                                               2000         1999
                                                                           ------------ ------------
                                 ASSETS
Cash and cash equivalents (Note 2)........................................ $ 12,928,914 $  8,822,985
Federal funds sold........................................................           --    4,725,000
Available-for-sale securities (Note 3)....................................   26,087,687   21,196,656
Loans held for sale (Note 4)..............................................      495,720    1,860,900
Loans, net of allowance for loan losses of $3,735,546 and $2,768,205, respectively (Notes 5, 12, and 14)......................................  231,471,776  185,709,339
Premises and equipment, net (Note 6)......................................    3,432,600    3,433,951
Investment in limited partnership (Note 18)...............................      328,475      300,512
Accrued interest receivable and other assets (Note 11)....................    3,304,955    2,552,477
                                                                           ------------ ------------
                                                                           $278,050,127 $228,601,820
                                                                           ============ ============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits (Notes 3 and 7):
       Noninterest-bearing................................................ $ 58,140,029 $ 51,704,945
       Interest-bearing...................................................  180,815,705  148,612,915
                                                                           ------------ ------------
          Total deposits..................................................  238,955,734  200,317,860
   Short-term borrowings (Note 8).........................................    5,305,677    1,001,651
   Notes payable (Note 9).................................................    7,696,833    6,031,833
   Accrued interest payable and other liabilities.........................    2,734,220    1,649,893
                                                                           ------------ ------------
          Total liabilities...............................................  254,692,464  209,001,237
                                                                           ------------ ------------
Commitments, Contingencies, and Credit Risk (Notes 12 and 18)
Stockholders' Equity (Notes 10 and 15)
   Common stock, $0.01 par value; 20,000,000 shares authorized; 7,950,299
     and 8,050,299 shares issued in 2000 and 1999, respectively...........       79,503       80,503
   Additional paid-in capital.............................................    8,353,139    8,218,100
   Retained earnings......................................................   14,606,774   11,355,596
   Accumulated other comprehensive income (loss) (Note 3).................      318,247      (53,616)
                                                                           ------------ ------------
          Total stockholders' equity......................................   23,357,663   19,600,583
                                                                           ------------ ------------
                                                                           $278,050,127 $228,601,820
                                                                           ============ ============


                See Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 2000, 1999, and 1998

                                                                   2000        1999        1998
-                                                               ----------- ----------- -----------
Interest income:
   Loans....................................................... $21,889,962 $16,008,119 $14,807,046
   Securities..................................................   1,859,761   1,285,928   1,424,174
   Federal funds sold..........................................      22,145      83,987     202,730
                                                                ----------- ----------- -----------
                                                                 23,771,868  17,378,034  16,433,950
                                                                ----------- ----------- -----------
Interest expense:
   Deposits....................................................   8,904,610   5,420,511   5,848,443
   Notes payable and short-term borrowings.....................     783,353     489,425     279,272
                                                                ----------- ----------- -----------
                                                                  9,687,963   5,909,936   6,127,715
                                                                ----------- ----------- -----------
       Net interest income.....................................  14,083,905  11,468,098  10,306,235
Provision for loan losses (Note 5).............................   1,052,719     493,518     652,787
                                                                ----------- ----------- -----------
       Net interest income after provision for loan losses.....  13,031,186  10,974,580   9,653,448
                                                                ----------- ----------- -----------
Other income:
   Service charges and fees on deposit accounts................     910,826     666,715     598,548
   Equity in earnings of limited partnership...................     114,213      84,116     141,209
   Other fees..................................................     460,005     293,136     287,313
                                                                ----------- ----------- -----------
                                                                  1,485,044   1,043,967   1,027,070
                                                                ----------- ----------- -----------
Other expenses:
   Salaries and employee benefits (Note 13)....................   4,827,014   3,942,378   4,020,718
   Rentals to related party (Note 14)..........................     607,000     563,000     496,000
   Other occupancy expenses....................................   1,047,305     938,775     768,698
   Other expenses..............................................   1,689,204   1,385,743   1,434,096
                                                                ----------- ----------- -----------
                                                                  8,170,523   6,829,896   6,719,512
                                                                ----------- ----------- -----------
       Income before income taxes..............................   6,345,707   5,188,651   3,961,006
Provision for income taxes (Note 11)...........................   2,376,218   1,964,203   1,498,699
                                                                ----------- ----------- -----------
       Net income.............................................. $ 3,969,489 $ 3,224,448 $ 2,462,307
                                                                =========== =========== ===========

                See Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2000, 1999, and 1998




                                                                                            Common Stock
                                                                                         ------------------  Additional
                                                                           Comprehensive              Par     Paid-In
                                                                              Income      Shares     Value    Capital
                                                                           ------------- ---------  -------  ----------
Balance, December 31, 1997................................................               8,127,999  $81,280  $8,140,092
  Comprehensive income:
   Net income.............................................................  $2,462,307          --       --          --
   Unrealized gain on securities (Note 3).................................      72,261          --       --          --
                                                                            ----------
                                                                            $2,534,568
                                                                            ==========
  Issuance of common stock (Note 10)......................................                     400        4         656
                                                                                         ---------  -------  ----------
Balance, December 31, 1998................................................               8,128,399   81,284   8,140,748
  Comprehensive income:
   Net income.............................................................  $3,224,448          --       --          --
   Unrealized loss on securities (Note 3).................................    (449,414)         --       --          --
                                                                            ----------
                                                                            $2,775,034
                                                                            ==========
  Issuance of common stock (Note 10)......................................                  32,600      326      44,872
  Redemption of common stock..............................................                (110,700)  (1,107)         --
  Tax benefit recognized from exercise of certain stock options (Note 10).                      --       --      32,480
                                                                                         ---------  -------  ----------
Balance, December 31, 1999................................................               8,050,299   80,503   8,218,100
  Comprehensive income:
   Net income.............................................................  $3,969,489          --       --          --
   Unrealized gain on securities (Note 3).................................     371,863          --       --          --
                                                                            ----------
                                                                            $4,341,352
                                                                            ==========
  Issuance of common stock (Note 10)......................................                  43,950      440      77,678
  Redemption of common stock..............................................                (143,950)  (1,440)         --
  Tax benefit recognized from exercise of certain stock options (Note 10).                      --       --      57,361
                                                                                         ---------  -------  ----------
Balance, December 31, 2000................................................               7,950,299  $79,503  $8,353,139
                                                                                         =========  =======  ==========



                                                                                         Accumulated
                                                                                            Other
                                                                            Retained    Comprehensive
                                                                            Earnings    Income (Loss)    Total
                                                                           -----------  ------------- -----------
Balance, December 31, 1997................................................ $ 6,110,534    $ 323,537   $14,655,443
  Comprehensive income:
   Net income.............................................................   2,462,307           --     2,462,307
   Unrealized gain on securities (Note 3).................................          --       72,261        72,261



  Issuance of common stock (Note 10)......................................          --           --           660
                                                                           -----------    ---------   -----------
Balance, December 31, 1998................................................   8,572,841      395,798    17,190,671
  Comprehensive income:
   Net income.............................................................   3,224,448           --     3,224,448
   Unrealized loss on securities (Note 3).................................          --     (449,414)     (449,414)



  Issuance of common stock (Note 10)......................................          --           --        45,198
  Redemption of common stock..............................................    (441,693)          --      (442,800)
  Tax benefit recognized from exercise of certain stock options (Note 10).          --           --        32,480
                                                                           -----------    ---------   -----------
Balance, December 31, 1999................................................  11,355,596      (53,616)   19,600,583
  Comprehensive income:
   Net income.............................................................   3,969,489           --     3,969,489
   Unrealized gain on securities (Note 3).................................          --      371,863       371,863



  Issuance of common stock (Note 10)......................................          --           --        78,118
  Redemption of common stock..............................................    (718,311)          --      (719,751)
  Tax benefit recognized from exercise of certain stock options (Note 10).          --           --        57,361
                                                                           -----------    ---------   -----------
Balance, December 31, 2000................................................ $14,606,774    $ 318,247   $23,357,663
                                                                           ===========    =========   ===========

                See Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 2000, 1999, and 1998

                                                                   2000          1999          1998
                                                               ------------  ------------  ------------
Cash Flows From Operating Activities
Net income.................................................... $  3,969,489  $  3,224,448  $  2,462,307
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Net amortization and accretion of bond premiums and
     discounts................................................       (4,243)       52,409          (717)
   Net (increase) decrease in loans held for sale.............    1,365,180      (588,700)     (607,200)
   Provision for loan losses..................................    1,052,719       493,518       652,787
   Depreciation...............................................      634,493       555,420       411,487
   Equity in earnings from limited partnership, net of
     distributions of $86,250, $64,200, and $120,000 in 2000,
     1999, and 1998, respectively.............................      (27,963)      (19,916)      (21,209)
   Other......................................................      136,094      (641,265)      683,116
                                                               ------------  ------------  ------------
       Net cash provided by operating activities..............    7,125,769     3,075,914     3,580,571
                                                               ------------  ------------  ------------
Cash Flows From Investing Activities
Cash flows from securities (Note 16)..........................   (4,261,809)    1,850,433    (3,454,368)
Net decrease in federal funds sold............................    4,725,000     1,425,000    (6,150,000)
Net increase in loans.........................................  (46,815,156)  (32,437,398)  (26,040,529)
Purchases of premises and equipment...........................     (633,142)   (1,074,822)     (956,764)
Proceeds from sale of premises and equipment..................           --        47,188            --
Contribution to limited partnership...........................           --       (86,892)           --
                                                               ------------  ------------  ------------
       Net cash used in investing activities..................  (46,985,107)  (30,276,491)  (36,601,661)
                                                               ------------  ------------  ------------
Cash Flows From Financing Activities
Net increase in deposits......................................   38,637,874    24,181,365    30,961,222
Increase (decrease) in short-term borrowings..................    4,304,026        (6,669)   (1,041,284)
Proceeds from notes payable...................................    3,498,333     2,323,500     3,875,000
Payment on notes payable......................................   (1,833,333)     (166,667)           --
Proceeds from issuance of common stock........................       78,118        45,198           660
Redemption of common stock....................................     (719,751)     (442,800)           --
                                                               ------------  ------------  ------------
       Net cash provided by financing activities..............   43,965,267    25,933,927    33,795,598
                                                               ------------  ------------  ------------
       Increase (decrease) in cash and cash equivalents.......    4,105,929    (1,266,650)      774,508
Cash and Cash Equivalents
   Beginning..................................................    8,822,985    10,089,635     9,315,127
                                                               ------------  ------------  ------------
   Ending..................................................... $ 12,928,914  $  8,822,985  $ 10,089,635
                                                               ============  ============  ============

                See Notes to Consolidated Financial Statements.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Nature of business: Century Bancshares, Inc., is a one-bank holding company operating a single business segment. Its wholly owned subsidiary, Century Bank, National Association (Bank), is a commercial bank with branch operations in Eden Prairie, St. Louis Park, and Coon Rapids, Minnesota. The Bank provides retail and commercial loan and deposit services principally to customers within the Minneapolis-St. Paul metropolitan area.

   Basis of financial statement presentation and accounting estimates: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of Century Bancshares, Inc., and its wholly owned subsidiary, Century Bank, National Association. These entities are collectively referred to herein as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

   Cash, cash equivalents, and cash flows: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks. Cash flows from loans, federal funds sold, deposits, and short-term borrowings are reported net.

   Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in accumulated other comprehensive income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   Loans held for sale: Loans that the Company has the intent to sell in the foreseeable future are carried at the lower of aggregate cost or market value. The market value calculation includes consideration of all open positions. Gains and losses on sales of loans are recognized at trade dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse.

   Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies (Continued)

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

   A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows or, alternatively, the observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

   Interest on loans is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur.

   Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets.

   Investment in limited partnership: The Company accounts for its investment in a limited partnership using the equity method of accounting, under which the Company's equity in the net income of the limited partnership is recognized as other income in the Company's consolidated statement of income and added to the investment account, and distributions received from the limited partnership are treated as a reduction of the investment account (see also Note 18).

   Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies (Continued)

Employee benefit plan:

   Salary reduction-401(k) plan: The Company provides a 401(k) plan which covers substantially all of the Company's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. The Company makes contributions at the discretion of the Board of Directors and complies with the requirements of the plan agreement.

   Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, federal funds sold, available-for-sale securities, demand deposits, NOW and money market deposits, savings deposits, short-term borrowings, accrued interest receivable, and accrued interest payable approximate their fair values.

   Fair values of variable-rate loans that reprice frequently and that have experienced no significant change in credit risk are based on carrying values. Fair values of all other loans are estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

   Fair values of loans held for sale are based on quoted market prices of similar loans sold on the secondary market.

   Fair values of fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregate expected monthly maturities.

   Fair values of fixed-rate notes payable are estimated using a discounted cash flow calculation that applies an interest rate for similar debt offerings to the expected maturity of the notes payable.

Note 2.  Restrictions on Cash and Cash Equivalents

   The Bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balances as of December 31, 2000 and 1999, were approximately $3,185,000 and $1,712,000, respectively.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Available-for-Sale Securities

Summary of securities:

                                                               December 31, 2000
                                                 ---------------------------------------------
                                                               Gross      Gross
                                                  Amortized  Unrealized Unrealized    Fair
                                                    Cost       Gains      Losses     Value
-                                                ----------- ---------- ---------- -----------
U.S. government corporations and agencies....... $10,917,137  $ 77,080  $ (26,363) $10,967,854
Obligations of states and political subdivisions  13,133,949   521,702    (33,352)  13,622,299
Mortgage-backed securities......................     215,333        --     (3,004)     212,329
Equity and other securities.....................   1,286,400       595     (1,790)   1,285,205
                                                 -----------  --------  ---------  -----------
                                                 $25,552,819  $599,377  $ (64,509) $26,087,687
                                                 ===========  ========  =========  ===========

                                                               December 31, 1999
                                                 ---------------------------------------------
                                                               Gross      Gross
                                                  Amortized  Unrealized Unrealized
                                                    Cost       Gains      Losses   Fair Value
                                                 ----------- ---------- ---------- -----------
U.S. Treasury securities........................ $   999,773  $  1,792  $      --  $ 1,001,565
U.S. government corporations and agencies.......   8,997,231        --   (227,931)   8,769,300
Obligations of states and political subdivisions   9,736,963   266,976   (115,434)   9,888,505
Mortgage-backed securities......................     352,950        --    (13,018)     339,932
Equity and other securities.....................   1,199,850       369     (2,865)   1,197,354
                                                 -----------  --------  ---------  -----------
                                                 $21,286,767  $269,137  $(359,248) $21,196,656
                                                 ===========  ========  =========  ===========

Contractual maturities:

                                                  December 31, 1999
                                               -----------------------
                                                Amortized     Fair
                                                  Cost        Value
                                               ----------- -----------
         Due in one year or less.............. $ 2,950,795 $ 2,942,528
         Due after one year through five years  10,161,590  10,305,585
         Due after five years through 10 years   5,715,461   5,953,131
         Due after 10 years...................   5,523,239   5,687,714
                                               ----------- -----------
                                                24,351,085  24,888,958
         Mortgage-backed securities...........     215,333     212,329
         Other equity securities..............     986,400     986,400
                                               ----------- -----------
                                               $25,552,818 $26,087,687
                                               =========== ===========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Available-for-Sale Securities (Continued)

   Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty, and equity securities (Federal Home Loan Bank and Federal Reserve Bank stock) do not have stated maturity dates.

   Realized gains and losses:   There were no realized gains or losses for the
years ended December 31, 2000, 1999, and 1998.

   Pledged securities:   Available-for-sale securities with an approximate
carrying value of $11,005,000 and $14,499,000 at December 31, 2000 and 1999,
respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Changes in the unrealized gain (loss) on available-for-sale securities:

                                                              Years Ended December 31
                                                          -------------------------------
                                                            2000       1999       1998
                                                          ---------  ---------  ---------
Balance, beginning....................................... $ (53,616) $ 395,798  $ 323,537
   Unrealized gain (loss) during the year................   624,979   (755,319)   121,448
   Deferred tax effect related to unrealized loss (gain).  (253,116)   305,905    (49,187)
                                                          ---------  ---------  ---------
Balance, ending.......................................... $ 318,247  $ (53,616) $ 395,798
                                                          =========  =========  =========

Note 4.   Loans Held for Sale

                                       Years Ended December 31
                              ----------------------------------------
                                  2000          1999          1998
                              ------------  ------------  ------------
         Balance, beginning.. $  1,860,900  $  1,272,000  $    664,800
            Loans originated.   20,134,820    12,243,900    21,552,500
            Loans sold.......  (21,500,000)  (11,655,000)  (20,945,300)
                              ------------  ------------  ------------
         Balance, ending..... $    495,720  $  1,860,900  $  1,272,000
                              ============  ============  ============

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5.  Loans

   Composition of loans:

                                                  December 31
                                           -------------------------
                                               2000         1999
                                           ------------ ------------
            Commercial.................... $126,022,038 $ 86,729,855
            Commercial real estate........   69,713,517   72,185,735
            Residential real estate.......   23,725,001   17,197,012
            Consumer......................   15,746,766   12,364,942
                                           ------------ ------------
                                            235,207,322  188,477,544
            Less allowance for loan losses    3,735,546    2,768,205
                                           ------------ ------------
            Loans, net.................... $231,471,776 $185,709,339
                                           ============ ============

   Allowance for loan losses:

                                              Years Ended December 31
                                        ----------------------------------
                                           2000        1999        1998
                                        ----------  ----------  ----------
    Balance, beginning................. $2,768,205  $2,366,269  $1,722,589
       Provision charged to operations.  1,052,719     493,518     652,787
       Loans charged off...............   (107,919)    (97,106)    (62,027)
       Recoveries......................     22,541       5,524      52,920
                                        ----------  ----------  ----------
    Balance, ending.................... $3,735,546  $2,768,205  $2,366,269
                                        ==========  ==========  ==========

   Impaired loans:  Impaired loans during 2000 and 1999 were insignificant.

Note 6.  Premises and Equipment

                                                 December 31
                                            ---------------------
                                               2000       1999
                                            ---------- ----------
              Land......................... $  469,856 $  469,889
              Buildings and improvements...  1,823,573  1,669,781
              Furniture and equipment......  4,327,595  3,830,936
                                            ---------- ----------
                                             6,621,024  5,970,606
              Less accumulated depreciation  3,188,424  2,536,655
                                            ---------- ----------
                                            $3,432,600 $3,433,951
                                            ========== ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7.  Deposits

                                                    December 31
                                             -------------------------
                                                 2000         1999
                                             ------------ ------------
         Demand deposits.................... $ 58,140,029 $ 51,704,945
         NOW accounts.......................   18,200,609   15,832,663
         Savings deposits...................   81,749,782   80,349,544
         Time certificates, $100,000 or more   20,240,252    9,189,573
         Other time deposits................   45,046,062   39,944,135
         Brokered time deposits.............   15,579,000    3,297,000
                                             ------------ ------------
                                             $238,955,734 $200,317,860
                                             ============ ============

   The scheduled maturities of time deposits are as follows:

                     Years ending December 31:
                     2001..................... $64,017,560
                     2002.....................  11,779,213
                     2003.....................   5,015,641
                     2004.....................      13,588
                     2005.....................      39,312
                                               -----------
                                               $80,865,314
                                               ===========

Note 8.  Short-Term Borrowings

                                                   December 31
                                              ---------------------
                                                 2000       1999
                                              ---------- ----------
            Federal funds purchased.......... $4,050,000 $       --
            Borrowings from the U.S. Treasury  1,255,677  1,001,651
                                              ---------- ----------
                                              $5,305,677 $1,001,651
                                              ========== ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9.  Notes Payable

                                                                               December 31
                                                                          ---------------------
                                                                             2000       1999
                                                                          ---------- ----------
Fixed-rate advances from the Federal Home Loan Bank of Des Moines, interest at 5.16% to 6.48% payable monthly, $3,000,000 due January
  18, 2001, and $1,875,000 due November 19, 2003, secured by securities and residential real estate loans with a value of $5,595,000 $4,875,000 $3,875,000
Note payable to a bank, interest at 7.46% payable quarterly, secured by common stock of Century Bank, National Association, matures
  February 1, 2000.......................................................         --  1,833,333
Revolving note payable to a bank, variable interest (8.57% at
  December 31, 2000) payable quarterly, secured by common stock of
  Century Bank, National Association, matures August 1, 2001.............  2,821,833    323,500
                                                                          ---------- ----------
                                                                          $7,696,833 $6,031,833
                                                                          ========== ==========

   In connection with the notes payable to bank, the Company has agreed, among other things, to maintain certain financial ratios. The agreement also has restrictions on the payment of dividends and limits future borrowing by the Company.

Note 10.  Stock Options

   The Company has granted nonqualified stock options to Board members and certain employees of the Bank. These options allow for the purchase of common stock at the exercise price set forth in the stock option agreement. The options were accounted for under the provisions of APB Opinion No. 25 and related interpretations. Options granted in 2000, 1999, and 1998 had an exercise price approximating fair value at the date of grant; therefore, no compensation cost has been recognized for these grants. Compensation cost based on the grant date fair value of awards (the method described in FASB Statement No. 123) was not material in 2000, 1999, and 1998.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.  Stock Options (Continued)

   A summary of the stock option activity is as follows:

                                                      Exercise
                                                        Price
                                           Options    Per Share
                                          ---------  ------------
               Balance, December 31, 1997 1,115,200  $1.00 - 1.65
                  Granted................    79,000          3.12
                  Exercised..............      (400)         1.65
                  Expired................    (3,600)  1.65 - 3.12
                                          ---------  ------------
               Balance, December 31, 1998 1,190,200   1.00 - 3.12
                  Granted................    86,600          4.35
                  Exercised..............   (32,600)  1.35 - 3.12
                  Expired................   (15,400)  1.35 - 3.12
                                          ---------  ------------
               Balance, December 31, 1999 1,228,800   1.00 - 4.35
                  Granted................    76,000          5.50
                  Exercised..............   (43,950)  1.35 - 4.35
                  Expired................   (25,925)  1.35 - 4.35
                                          ---------  ------------
               Balance, December 31, 2000 1,234,925  $1.00 - 5.50
                                          =========  ============

   The outstanding options have a weighted-average exercise price of $1.67 and a weighted-average contractual remaining life of 8.5 years. At December 31, 2000, 1,017,850 options with a weighted-average exercise price of $1.19 were exercisable.

   The Company was able to recognize tax benefits in 2000 and 1999 as a result of the exercise of stock options by the option holders. The benefit is equal to the effective tax rate applied to the difference between the fair value of the common stock issued and the exercise price.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11.  Income Taxes

   The cumulative tax effects of the primary temporary differences are shown in the following table:

                                                             December 31
                                                       ----------------------
                                                          2000        1999
                                                       ----------  ----------
  Deferred tax assets:
     Loan loss allowances............................. $1,329,000  $1,012,000
     Unrealized loss on available-for-sale securities.         --      37,000
     Other............................................     50,000      77,000
                                                       ----------  ----------
  Total deferred tax assets...........................  1,379,000   1,126,000
                                                       ----------  ----------
  Deferred tax liabilities:
     Property and equipment...........................    (92,000)    (85,000)
     Unrealized gain on available-for-sale securities.   (217,000)         --
     Deferred loan fees...............................   (235,000)   (103,000)
     Other............................................    (10,000)     (4,000)
                                                       ----------  ----------
  Total deferred tax liabilities......................   (554,000)   (192,000)
                                                       ----------  ----------
  Net deferred tax asset.............................. $  825,000  $  934,000
                                                       ==========  ==========

   The provision for income taxes charged to operations consists of the following:

                                        Years Ended December 31
                                  ----------------------------------
                                     2000        1999        1998
                                  ----------  ----------  ----------
           Current tax expense... $2,521,218  $2,299,203  $1,690,699
           Deferred tax (benefit)   (145,000)   (335,000)   (192,000)
                                  ----------  ----------  ----------
                                  $2,376,218  $1,964,203  $1,498,699
                                  ==========  ==========  ==========

   The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35 percent to pretax income as follows:

                                                          Years Ended December 31
                                                    ----------------------------------
                                                       2000        1999        1998
                                                    ----------  ----------  ----------
Computed "expected" tax expense.................... $2,222,000  $1,816,000  $1,386,000
Increase (decrease) in income taxes resulting from:
   State income taxes, net of federal tax benefit..    407,000     333,000     256,000
Tax-exempt interest income (net of expenses).......   (214,000)   (167,000)   (148,000)
   Benefit of income taxed at lower rates..........    (52,000)    (42,000)    (32,000)
   Other...........................................     13,218      24,203      36,699
                                                    ----------  ----------  ----------
                                                    $2,376,218  $1,964,203  $1,498,699
                                                    ==========  ==========  ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.   Commitments, Contingencies, and Credit Risk

   Contingencies:   In the normal course of business, the Company is involved
in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

   Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

   The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. These commitments were as follows:

                                                December 31
                                          -----------------------
                                             2000        1999
                                          ----------- -----------
              Undisbursed lines of credit $73,485,000 $74,091,000
              Standby letters of credit..   9,486,000   7,429,000
                                          ----------- -----------
                                          $82,971,000 $81,520,000
                                          =========== ===========

   Undisbursed lines of credit:   Lines of credit are agreements to lend to a
customer as long as there is no violation of any condition established in the contract. Since many of the lines of credit will not be fully drawn upon and some may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Standby letters of credit:   Standby letters of credit are conditional
commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.   Commitments, Contingencies, and Credit Risk (Continued)

   Lease commitments:   The following is a schedule of approximate future
minimum base rental payments under all operating leases:

                      Years ending December 31:
                         2001.................. $  495,000
                         2002..................    499,000
                         2003..................    503,000
                         2004..................    506,000
                         2005..................    510,000
                         Thereafter............    835,000
                                                ----------
                                                $3,348,000
                                                ==========

   Total rent expense under these leases for the years ended December 31, 2000, 1999, and 1998, was approximately $710,000, $663,000, and $567,000, respectively.

Financial instruments with concentrations of credit risk:

   Concentration over insured limits:   The nature of the Bank's business
requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

   Concentration by geographic location:   The Bank makes commercial,
residential, and consumer loans to its customers primarily in the Bank's primary trade areas of Eden Prairie, St. Louis Park, and Coon Rapids and also in the Bank's secondary trade area, which encompasses the entire Minneapolis-St. Paul metropolitan area. Although the Bank's loan portfolio is diversified, a substantial portion of the Bank's customers' ability to honor their contracts is dependent upon the local business economy, which is taken into consideration by management in determining the allowance for loan losses.

   Concentration by industry:   Included in the Company's loan portfolio are
concentrations of loans secured by loans related to real estate. A summary of those concentrations at December 31, 2000, is as follows:

               Loans secured by real estate:
                  Construction and land development. $28,646,000
                  Investment real estate............  37,039,000

Note 13.   Benefit Plan

   Salary reduction--401(k) plan:   Company contributions to the plan were
$148,000, $55,000, and $50,000 in 2000, 1999, and 1998, respectively.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14.  Loans and Other Transactions With Related Parties

   Shareholders of the Company, executive officers, and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of and had other transactions with the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

   Loans:   Total loans to related parties were approximately $10,022,000 and
$5,841,000 at December 31, 2000 and 1999, respectively.

   Leases:   The Company leases its main office from a limited partnership in which the Company, as a limited partner, has a 60 percent ownership interest. The limited partnership and the Company share common ownership. The Company has a first-floor lease and a second-floor lease. Both leases have 11-year terms expiring in April 2011. In addition to the base rents, the Company pays operating costs (taxes, insurance, maintenance, and repairs). The monthly amounts for operating costs are adjusted annually based on the actual operating costs incurred. These leases are accounted for as operating leases (see also
Note 18).

Note 15.  Regulatory Capital Requirements

   The Bank is subject to various regulatory capital requirements administered by the Bank's primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15.   Regulatory Capital Requirements (Continued)

   As of December 31, 2000, the most recent notification from the Bank's primary regulator (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                               To Be Well Capitalized
                                                                 For Capital Adequacy          Under Prompt Corrective
                                               Actual                  Purposes                   Action Provisions
                                          ----------------  -----------------------------  ------------------------------
                                            Amount    Ratio   Amount          Ratio          Amount          Ratio
                                          ----------- ----- ----------- -----------------  ----------- ------------------
As of December 31, 2000:
Total capital (to risk-weighted assets):
   Consolidated.......................... $26,313,000 10.1% $20,842,000 (greater or =)8.0% $       N/A                N/A
   Century Bank,N.A......................  29,142,000 10.4%  22,417,000 (greater or =)8.0%  28,021,000 (greater or =)10.0%
Tier I capital (to risk-weighted assets):
   Consolidated..........................  23,040,000  8.8%  10,473,000 (greater or =)4.0%         N/A                N/A
   Century Bank,N.A......................  25,535,000  9.7%  10,530,000 (greater or =)4.0%  15,759,000  (greater or =)6.0%
Tier I capital (to average assets):
   Consolidated..........................  23,040,000  8.1%   8,533,000 (greater or =)3.0%         N/A                N/A
   Century Bank,N.A......................  25,535,000  8.0%  11,224,000 (greater or =)4.0%  14,030,000  (greater or =)5.0%

   Banking regulations restrict the amount of dividends that may be paid by the Bank without prior approval of bank supervisory authorities.

Note 16.   Additional Cash Flow Information

Cash flows from securities:

                                            Years Ended December 31
                                   ----------------------------------------
                                       2000         1999          1998
                                   ------------  -----------  -------------
    Available-for-sale securities:
       Maturities.................  $ 4,514,090  $ 8,432,048   $ 36,424,335
       Purchases..................   (8,775,899)  (6,581,615)   (39,878,703)
                                   ------------  -----------  -------------
                                   ($ 4,261,809) $ 1,850,433  ($  3,454,368)
                                   ============  ===========  =============

Supplemental disclosures of cash flow information:

                                           Years Ended December 31
                                       --------------------------------
                                          2000       1999       1998
                                       ---------- ---------- ----------
        Cash payments for interest.... $9,007,730 $6,042,421 $6,196,717
        Cash payments for income taxes  2,641,000  2,216,000  1,735,000
                                       ========== ========== ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 17.   Fair Values of Financial Instruments and Interest Rate Risk

                                                  December 31
                              ---------------------------------------------------
                                        2000                      1999
                              ------------------------- -------------------------
                                Carrying                  Carrying
                                 Amount     Fair Value     Amount     Fair Value
                              ------------ ------------ ------------ ------------
Financial assets:
   Cash and cash equivalents. $ 12,928,914 $ 12,928,914 $  8,822,985 $  8,822,985
   Federal funds sold........           --           --    4,725,000    4,725,000
   Securities................   26,087,687   26,087,687   21,196,656   21,196,656
   Loans held for sale.......      495,720      495,720    1,860,900    1,860,900
   Loans.....................  231,471,776  230,470,000  185,709,339  185,286,000
   Accrued interest..........    1,770,395    1,770,395    1,308,186    1,308,186
Financial liabilities:
   Deposits..................  238,955,734  239,435,000  200,317,860  200,363,000
   Short-term borrowings.....    5,305,677    5,305,677    1,001,651    1,001,651
   Notes payable.............    7,696,833    7,657,000    6,031,833    5,902,000
   Accrued interest..........    1,595,171    1,595,171      914,938      914,938

   Fair value of commitments:   The estimated fair value of fee income on
letters of credit at December 31, 2000 and 1999, is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2000 and 1999.

   Interest rate risk:   The Bank assumes interest rate risk (the risk that
general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling-rate environment and less likely to prepay in a rising-rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising-rate environment and less likely to do so in a falling-rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

Note 18.  Subsequent Events

   Merger:   The Company entered into a merger agreement on December 3, 2001, which will result in the merger of the Company with and into Marshall & Ilsley Corporation and the conversion of each outstanding share of common stock of the Company into an equivalent number of shares of common stock of Marshall & Ilsley and/or a cash payment with certain limitations of $7.40, subject to certain closing conditions. The merger requires regulatory and shareholder approval and is anticipated to close in the first quarter of 2002.

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 18.  Subsequent Events (Continued)

   Spectrum Commercial Services Company:   In March 2001, the Company acquired
certain loans approximating $15 million of an asset-based lending and factoring company through a newly formed subsidiary, Spectrum Commercial Services Company (Spectrum). The loans were acquired by the assumption of approximately $11.5 million of debt and payment of $3.5 million of cash. Effective October 31, 2001, the Company sold all of its shares of Spectrum to an investor group comprised of certain officers, directors, and stockholders of the Company. The sales price approximated the carrying value.

   Century Bank Building Partnership:   In September 2001, the Company sold its
60 percent limited partnership interest in Century Bank Building Partnership to certain officers of the Company. The sales price was based on the appraised fair value of the building less existing debt in the partnership and resulted in a gain to the Company of approximately $1,271,000, of which approximately $338,000 was deferred. The Bank's lease with the building partnership was substantially unchanged. The deferred gain is being amortized over the remaining lease term and will be immediately recognizable upon the related parties' sale of either the building or their ownership in the Company.

Note 19.  Parent Company Financial Information

   Century Bancshares, Inc.'s (parent company only) condensed statements of financial condition as of December 31, 2000 and 1999, and the condensed statements of operations and cash flows for the years ended December 31, 2000, 1999, and 1998, are as follows:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                     December 31
                                               ------------------------
                                                  2000         1999
                                               ----------- ------------
         Assets:
            Cash.............................. $    10,724  $    56,375
            Investment in bank subsidiary.....  25,853,161   21,411,436
            Investment in limited partnership.     328,475      300,512
                                               ----------- ------------
                                               $26,192,360  $21,768,323
                                               =========== ============
         Liabilities and stockholders' equity:
            Notes payable.....................   2,821,833    2,156,833
            Other liabilities.................      12,864       10,907
                                               ----------- ------------
         Total liabilities....................   2,834,697    2,167,740
         Stockholders' equity.................  23,357,663   19,600,583
                                               ----------- ------------
                                               $26,192,360  $21,768,323
                                               =========== ============

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 19.   Parent Company Financial Information (Continued)

                      CONDENSED STATEMENTS OF OPERATIONS

                                                                        Years Ended December 31
                                                                   ---------------------------------
                                                                      2000        1999       1998
                                                                   ----------  ---------- ----------
Cash dividends received from consolidated bank subsidiary......... $       --  $  350,000 $       --
   Equity in earnings of limited partnership......................    114,213      84,116    141,209
                                                                   ----------  ---------- ----------
Total other income................................................    114,213     434,116    141,209
                                                                   ==========  ========== ==========
Expenses:
   Interest expense...............................................    185,915     173,450    137,595
   Other..........................................................      5,592       5,982      5,824
                                                                   ----------  ---------- ----------
Total expenses....................................................    191,507     179,432    143,419
                                                                   ==========  ========== ==========
   Income (loss) before income tax benefit andequity in
     undistributed earnings of subsidiary.........................    (77,294)    254,684     (2,210)
   Income tax benefit (expense)...................................     34,282      38,597       (424)
                                                                   ----------  ---------- ----------
Income (loss) before equity in undistributedearnings of subsidiary    (43,012)    293,281     (2,634)
   Equity in undistributed earnings of subsidiary.................  4,012,501   2,931,167  2,464,941
                                                                   ----------  ---------- ----------
Net income........................................................ $3,969,489  $3,224,448 $2,462,307
                                                                   ==========  ========== ==========

                    CENTURY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 19.  Parent Company Financial Information (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                       Years Ended December 31
                                                                -------------------------------------
                                                                   2000         1999         1998
                                                                -----------  -----------  -----------
Cash flows from operating activities:
   Net income.................................................. $ 3,969,489  $ 3,224,448  $ 2,462,307
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
       Equity in undistributed earnings of subsidiary..........  (4,012,501)  (2,931,167)  (2,464,941)
       Equity in earnings from limited partnership, net of
         distributions.........................................     (27,963)     (19,916)     (21,209)
       Other, net..............................................       1,957      (13,960)     (23,133)
                                                                -----------  -----------  -----------
Net cash provided by (used in) operating activities............     (69,018)     259,405      (46,976)
                                                                ===========  ===========  ===========
Cash flows from investing activities:
   Contribution to limited partnership.........................          --      (86,892)          --
   Capital contribution to bank................................          --           --   (2,000,000)
                                                                -----------  -----------  -----------
Net cash used in investing activities..........................          --      (86,892)  (2,000,000)
                                                                ===========  ===========  ===========
Cash flows from financing activities:
   Proceeds from notes payable.................................   2,498,333      323,500    2,000,000
   Payment on notes payable....................................  (1,833,333)    (166,667)          --
   Proceeds from issuance of common stock......................      78,118       45,198          660
   Redemption of common stock..................................    (719,751)    (442,800)          --
                                                                -----------  -----------  -----------
Net cash provided by (used in) financing activities............      23,367     (240,769)   2,000,660
                                                                ===========  ===========  ===========
Net decrease in cash...........................................     (45,651)     (68,256)     (46,316)
Cash at beginning of year......................................      56,375      124,631      170,947
                                                                -----------  -----------  -----------
Cash at end of year............................................ $    10,724  $    56,375  $   124,631
                                                                ===========  ===========  ===========

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law require a corporation to indemnify a director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation's obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorneys' and other expenses, except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

   Unless otherwise provided in a corporation's articles of incorporation or bylaws, or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.

   Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

   The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand an officer's or director's rights to indemnification: (i) in its articles of incorporation or bylaws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation's voting shares then issued and outstanding.

   As permitted by Section 180.0858, Marshall & Ilsley has adopted indemnification provisions in its bylaws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley's bylaws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. Marshall & Ilsley has purchased directors' and officers' liability insurance which insures Marshall & Ilsley's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.

   (a) Exhibits.  See the Exhibit Index.

   (b) Financial Statement Schedules.  Not applicable.

   (c) Report, Opinion or Appraisal.  See Exhibits 5 and 8.

Item 22.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on January 22, 2002.


                                          MARSHALL & ILSLEY CORPORATION

                                          By:           /s/  D.J. KUESTER
                                            ------------------------------------
                                                        D.J. Kuester,
                                                       President and Chief
                                                  Executive Officer
                                                       (Principal Executive
                                                       Officer)

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


      Signature                     Title                        Date
      ---------                     -----                        ----

  /S/  M.F. FURLONG   Executive Vice President and      Date: January 22, 2002
 --------------------   Chief Financial Officer
     M.F. Furlong       (Principal Financial Officer)


 /S/  P.R. JUSTILIANO Senior Vice President and         Date: January 22, 2002
 --------------------   Corporate Controller (Principal
   P.R. Justiliano      Accounting Officer)



Directors:

   Richard A. Abdoo, David L. Andreas, Oscar C. Boldt, Wendell F. Beuche, Jon
   F. Chait, Timothy E. Hoeksema, Bruce E. Jacobs, Burleigh E. Jacobs, Donald
   R. Johnson, Ted D. Kellner, James F. Kress, D.J. Kuester, Katharine C. Lyall, Edward L. Meyer, Jr., San W. Orr, Jr., Peter M. Platten, III, Robert
   A. Schaefer, John S. Shiely, James A. Urdan, George E. Wardeberg and J.B. Wigdale.



                 /s/ M.F. FURLONG          Date: January 22, 2002
              *By:___________________
                   M.F. Furlong
                 As Attorney-in-Fact*


--------

*Pursuant to authority granted by powers of attorney, copies of which have been previously filed.

                                 EXHIBIT INDEX



 (2)(a) Agreement and Plan of Merger between Century Bancshares, Inc. and Marshall & Ilsley Corporation
        dated as of December 3, 2001 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. M&I hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

    (b) Plan of Merger between Century Bancshares, Inc. and Marshall & Ilsley Corporation (included as
        Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

    (c) Shareholder Voting Agreement dated as of December 3, 2001 between Marshall & Ilsley Corporation and each of the shareholders listed on Schedule I thereto*

 (3)(a) Restated Articles of Incorporation, as amended, incorporated by reference to M&I's Quarterly Report on form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-15403

    (b) Bylaws, as amended, incorporated by reference to M&I's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-15403

    (5) Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered*

 (8)(a) Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the merger*

    (b) Opinion and consent of Maslon Edelman Borman & Brand, LLP regarding the federal income tax consequences of the merger*

(23)(a) Consent of Arthur Andersen LLP, regarding the audited financial statements of Marshall & Ilsley
        Corporation*

    (b) Consent of McGladrey & Pullen, LLP regarding the audited financial statements of Century
        Bancshares, Inc.*

    (c) Consent of Godfrey & Kahn, S.C. (included in Exhibit 5 hereto)

    (d) Consent of Godfrey & Kahn, S.C. (included in Exhibit 8(a)hereto)

    (e) Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 8(b) hereto)

   (24) Powers of Attorney*

(99)(a) Form of Proxy to be used by Century Bancshares, Inc.

(99)(b) Form of Election to be used by Century Bancshares, Inc.


   M&I will provide a copy of any instrument defining the rights of holders of long-term debt to the Commission upon request.

--------

*  Previously filed.